                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 14A
                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

  Filed by the Registrant |X|

  Filed by a Party other than the Registrant |_|

  Check the appropriate box:
  |_|   Preliminary Proxy Statement
  |_| CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
  |X|   Definitive Proxy Statement
  |_|   Definitive Additional Materials
  |_|   Soliciting Material Pursuant to ss.240.14a-12

                             DUPONT PHOTOMASKS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|_|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
             Common Stock, par value $0.01 per share, of DuPont Photomasks, Inc.
          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
             (A) 26,291,547 shares of Common Stock, which includes the anticipated issuance at or prior to the closing of (i) 4,883,762 shares of Common Stock pursuant to conversion of the company's $125,000,000 Convertible Subordinated Notes due May 2008, and (ii) 80,600 shares of Common Stock pursuant to the company's 1998 Employee Stock Purchase Plan, and (B) options to purchase 2,796,828 shares of Common Stock.
          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
             $27.00
          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of the transaction:
             $651,585,873.50 (equal to the sum of (A) 23,494,719 shares of
          Common Stock multiplied by $27.00 per share and (B) options to purchase 2,796,828 shares of Common Stock multiplied by $6.16 per share (which is the difference between $27.00 and the weighted average exercise price per share)).
          ----------------------------------------------------------------------
     (5)  Total fee paid:
             $82,555.93
          ----------------------------------------------------------------------
|X|  Fee paid previously with preliminary materials.
|_|  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

          ----------------------------------------------------------------------

                             DUPONT PHOTOMASKS, INC.
                           131 OLD SETTLERS BOULEVARD
                             ROUND ROCK, TEXAS 78664
                                 (512) 310-6500
Dear Stockholder:

        We invite you to attend a special meeting of stockholders of DuPont Photomasks, Inc., or DuPont Photomasks, to be held at Austin Marriott North, 2600 La Frontera Boulevard, Round Rock, Texas 78681 at 10:00 a.m., local time, on Monday, March 28, 2005. Holders of record of DuPont Photomasks common stock at the close of business on February 23, 2005 will be entitled to vote at the special meeting or any adjournment or postponement of that meeting.

        At the special meeting, we will ask you to adopt the merger agreement that we entered into on October 5, 2004 with Toppan Printing Co., Ltd., or Toppan, and Toppan Corporation, or Merger Sub, a wholly owned subsidiary of Toppan. As a result of the merger, DuPont Photomasks will become a wholly owned subsidiary of Toppan to be named Toppan Photomasks, Inc.

        We are also asking you to expressly grant the authority to vote your shares to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

        If the merger is completed, you will be entitled to receive $27.00 in cash, without interest, for each share of DuPont Photomasks common stock that you own and you will have no ongoing ownership interest in the continuing business of DuPont Photomasks. We cannot complete the merger unless all of the conditions to closing are satisfied, including the adoption of the merger agreement by holders of a majority of the outstanding shares of DuPont Photomasks common stock.

        Our board of directors carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, the board of directors unanimously has determined that the terms of the merger agreement and the merger are advisable and are fair to and in the best interests of DuPont Photomasks and its stockholders.

              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
                      THE ADOPTION OF THE MERGER AGREEMENT.
                             YOUR VOTE IS IMPORTANT.

        In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a proxy statement relating to the actions to be taken by our stockholders at the special meeting and a proxy card. The proxy statement includes important information about the proposed merger. We encourage you to read the entire proxy statement carefully.

        All of our stockholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, however, please complete, sign, date and return your proxy card in the enclosed envelope as instructed in these materials. It is important that your shares be represented and voted at the special meeting. If you attend the special meeting, you may vote in person as you wish, even though you have previously returned your proxy card.

        On behalf of the board of directors, I thank you for your support and urge you to vote "FOR" the adoption of the merger agreement.

                                           Sincerely,

                                           MARSHALL TURNER

                                           Chairman and Chief Executive Officer
February 28, 2005

                             DUPONT PHOTOMASKS, INC.
                           131 OLD SETTLERS BOULEVARD
                             ROUND ROCK, TEXAS 78664
                                 (512) 310-6500

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          To Be Held On March 28, 2005

Dear Stockholder:

        You are cordially invited to attend the Special Meeting of Stockholders of DuPont Photomasks, Inc., a Delaware corporation ("DuPont Photomasks"), that will be held at Austin Marriott North, 2600 La Frontera Boulevard, Round Rock, Texas 78681 at 10:00 a.m., local time, on Monday, March 28, 2005 (the "Special Meeting"), for the following purposes:

        1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 5, 2004, among Toppan Printing Co., Ltd. ("Toppan"), Toppan Corporation, a wholly owned subsidiary of Toppan ("Merger Sub") and DuPont Photomasks, as may be amended from time to time;

        2. To grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting proxies to vote in favor of adoption of the merger agreement; and

        3. To transact such other business that may properly come before the Special Meeting or any postponement or adjournment of the meeting.

        The board of directors of DuPont Photomasks unanimously has determined that the merger is advisable and in the best interests of DuPont Photomasks and its stockholders and recommends that you vote to adopt the merger agreement. This item of business to be submitted to a vote of the stockholders at the Special Meeting is more fully described in the attached proxy statement, which we urge you to read carefully. The board of directors of DuPont Photomasks also recommends that you expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement. We are not aware of any other business to come before the Special Meeting.

        Stockholders of record as of the close of business on February 23, 2005 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the Special Meeting in person. Adoption of the merger agreement will require the affirmative vote of the holders of a majority of outstanding shares of DuPont Photomasks common stock.

        DuPont Photomasks stockholders will have the right to demand appraisal of their shares of common stock and obtain payment in cash for the fair value of their shares of common stock in connection with the merger, but only if they submit a written demand for an appraisal before the vote is taken on the merger agreement, do not vote in favor of the adoption of the merger agreement, and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to appraisal rights is included as ANNEX D to the attached proxy statement and a summary of these provisions can be found under "The Merger--Appraisal Rights" in the attached proxy statement.

        You should not send any certificates representing shares of DuPont Photomasks common stock with your proxy card. Upon closing of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
                      THE ADOPTION OF THE MERGER AGREEMENT.
                             YOUR VOTE IS IMPORTANT.

        Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card to ensure that your shares will be represented at the Special Meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against adoption of the merger agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

        No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by DuPont Photomasks or any other person.

                                           By Order of the Board of Directors

                                           MARSHALL TURNER

                                           Chairman and Chief Executive Officer

Round Rock, TexasFebruary 28, 2005

The proxy statement is dated February 28, 2005, and is first being mailed to stockholders of DuPont Photomasks on or about February 28, 2005.

   NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE MERGER DESCRIBED IN THE PROXY STATEMENT OR DETERMINED IF THE PROXY STATEMENT IS ADEQUATE OR ACCURATE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                             TABLE OF CONTENTS

                                                                                                  PAGE
SUMMARY OF TERMS...............................................................................     1
       DUPONT PHOTOMASKS, INC..................................................................     1
       THE MERGER..............................................................................     1
       MERGER CONSIDERATION....................................................................     1
       TREATMENT OF STOCK OPTIONS..............................................................     1
       MARKET PRICE............................................................................     1
       REASONS FOR THE MERGER..................................................................     1
       RECOMMENDATION TO OUR STOCKHOLDERS......................................................     1
       OPINION OF OUR FINANCIAL ADVISOR........................................................     2
       INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER.........................     2
       LITIGATION RELATED TO THE MERGER........................................................     2
       APPRAISAL RIGHTS........................................................................     2
       MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES..................................     2
       REGULATORY MATTERS......................................................................     2
       THE SPECIAL MEETING OF DUPONT PHOTOMASKS STOCKHOLDERS...................................     3
       THE MERGER AGREEMENT....................................................................     4
       THE VOTING AGREEMENT....................................................................     4
QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................................     5
CAUTION REGARDING FORWARD-LOOKING STATEMENTS...................................................     7
THE COMPANIES..................................................................................     7
       DUPONT PHOTOMASKS, INC..................................................................     7
       TOPPAN PRINTING CO., LTD................................................................     8
       TOPPAN CORPORATION......................................................................     8
THE SPECIAL MEETING............................................................................     8
       DATE, TIME AND PLACE....................................................................     8
       PURPOSE OF THE SPECIAL MEETING..........................................................     8
       RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM.............................................     9
       VOTE REQUIRED...........................................................................     9
       VOTING BY E. I. DU PONT NEMOURS AND COMPANY.............................................     9
       VOTING OF PROXIES.......................................................................     9
       REVOCABILITY OF PROXIES.................................................................    10
       SOLICITATION OF PROXIES.................................................................    10
       DELIVERY OF THIS PROXY STATEMENT TO MULTIPLE STOCKHOLDERS WITH THE SAME ADDRESS.........    10
THE MERGER.....................................................................................    11
       BACKGROUND OF THE MERGER................................................................    11
       REASONS FOR THE MERGER..................................................................    14
       RECOMMENDATION OF THE BOARD OF DIRECTORS................................................    15
       OPINION OF OUR FINANCIAL ADVISOR........................................................    15
       INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER.........................    19
       LITIGATION RELATED TO THE MERGER........................................................    23
       APPRAISAL RIGHTS........................................................................    24
       DELISTING AND DEREGISTRATION OF OUR COMMON STOCK........................................    26
       MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER....................    26
       REGULATORY MATTERS......................................................................    28
       EFFECT ON DUPONT PHOTOMASKS CONVERTIBLE SUBORDINATED NOTES..............................    29
THE MERGER AGREEMENT...........................................................................    30
       MERGER CONSIDERATION....................................................................    30
       CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES...........................    30
       EFFECT ON DUPONT PHOTOMASKS STOCK OPTIONS...............................................    31
       EFFECT ON OUR STOCK OPTION PLANS........................................................    31


                                                                                                  PAGE
       EFFECT ON OUR EMPLOYEE STOCK PURCHASE PLAN..............................................    31
       EFFECTIVE TIME OF THE MERGER............................................................    31
       REPRESENTATIONS AND WARRANTIES..........................................................    32
       COVENANTS...............................................................................    33
       CONDITIONS TO THE MERGER................................................................    36
       TERMINATION OF THE MERGER AGREEMENT.....................................................    38
       FEES AND EXPENSES.......................................................................    39
VOTING AGREEMENT...............................................................................    40
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............................    40
MARKET FOR THE COMMON STOCK; DIVIDEND DATA.....................................................    43
OTHER MATTERS..................................................................................    43
       ADJOURNMENTS............................................................................    43
       WHERE YOU CAN FIND MORE INFORMATION.....................................................    44

ANNEX A   AGREEMENT AND PLAN OF MERGER DATED OCTOBER 5, 2004 BY AND AMONG TOPPAN PRINTING CO.,
          LTD., TOPPAN CORPORATION AND DUPONT PHOTOMASKS, INC.                                    A-1
ANNEX B   STOCKHOLDERS VOTING AGREEMENT DATED OCTOBER 5, 2004 BY AND AMONG TOPPAN PRINTING CO.,
          LTD., E.I. DU PONT DE NEMOURS AND COMPANY AND DUPONT CHEMICAL AND ENERGY OPERATIONS,    B-1
          INC.
ANNEX C   OPINION OF CREDIT SUISSE FIRST BOSTON LLC                                               C-1
ANNEX D   SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE                     D-1
ANNEX E   FORM OF PROXY                                                                           E-1

SUMMARY OF TERMS

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents to which we refer. See "Other Matters--Where You Can Find More Information" (page 46). We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as ANNEX A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

        DUPONT PHOTOMASKS, INC. (page 7). We are a leading global provider of microimaging solutions and, based on revenue, are one of the largest photomask manufacturers in the world. We develop and produce photomasks, a key enabling technology used in the manufacture of semiconductor and other microelectronic devices. We also develop and market electronic design automation, or EDA, software.

        THE MERGER (page 31). Under the merger agreement, a wholly owned subsidiary of Toppan will merge with and into DuPont Photomasks. After the merger, Toppan will own all of our outstanding stock, and we will be a wholly owned subsidiary of Toppan to be named Toppan Photomasks, Inc. As a result of the merger, our stockholders will be entitled to receive cash in exchange for their shares of our common stock.

        MERGER CONSIDERATION (page 32). If the merger is completed, you will be entitled to receive $27.00 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of our common stock that you own unless you seek appraisal of the fair value of your shares. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a DuPont Photomasks stockholder.

        TREATMENT OF STOCK OPTIONS (page 33). Each DuPont Photomasks stock option that is outstanding at the effective time of the merger, whether or not then vested or exercisable, will be cancelled. In consideration for such cancellation, for each of the cancelled stock options that has an exercise price less than $27.00 per share, the holder will be entitled to receive an amount in cash equal to the excess of $27.00 over the per share exercise price of such stock option multiplied by the number of shares subject to such stock option, without interest and subject to any applicable withholding taxes, whether or not then vested or exercisable. The holders of the cancelled options that have an exercise price of $27.00 or greater will not receive any amount for such cancelled options.

        MARKET PRICE (page 45). Our common stock is listed on the Nasdaq National Market under the ticker symbol "DPMI." On October 4, 2004, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $18.28 per share. On February 25, 2005, the last trading day prior to the date of this proxy statement, our common stock closed at $26.30 per share. Our stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of our stock immediately prior to the effective time of the merger.

        REASONS FOR THE MERGER (page 15). In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you adopt the merger agreement, our board of directors considered a number of factors in its deliberations. Those factors are described below in this proxy statement.

        RECOMMENDATION TO OUR STOCKHOLDERS (page 17). Our board of directors believes that the merger is advisable and in the best interests of DuPont Photomasks and our stockholders. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

        OPINION OF OUR FINANCIAL ADVISOR (page 15). In connection with the merger, Credit Suisse First Boston LLC delivered a written opinion to our board of directors as to the fairness, from a financial point of view, of the merger consideration to the holders of our common stock (other than our affiliates). The full text of Credit Suisse First Boston's written opinion is attached as ANNEX C to this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. CREDIT SUISSE FIRST BOSTON'S OPINION WAS PROVIDED TO OUR BOARD OF DIRECTORS IN CONNECTION WITH ITS EVALUATION OF THE MERGER CONSIDERATION, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE OR ACT WITH RESPECT TO ANY MATTERS RELATING TO THE MERGER.

        INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (page
19). In considering the recommendation of our board of directors to vote in favor of the merger agreement, you should be aware that there are provisions of the merger agreement and other existing agreements that will result in certain benefits to our directors and executive officers, including the accelerated vesting of stock options and the continuation of certain indemnification and insurance arrangements. If the merger is completed, based on the number of options to purchase shares of our common stock held by our directors and executive officers as of December 31, 2004, our directors and executive officers will be entitled to receive in the aggregate approximately $4,652,316.96 in exchange for these options. Certain of our executive officers also will be entitled to certain severance benefits pursuant to their existing employment agreements or our severance plan for select employees in the event those executive officers are terminated within a year of completion of the merger. In addition, Marshall Turner, our Chairman and Chief Executive Officer, James R. Northup, our Executive Vice President of Sales, David S. Murray, our Executive Vice President of Worldwide Operations and Franklin Kalk, our Chief Technology Officer, have entered into new employment agreements with Merger Sub to be effective upon completion of the merger providing certain severance and other benefits.

        LITIGATION RELATED TO THE MERGER (page 23). We and our directors have been named as defendants in a purported stockholder class action lawsuit that was filed in Texas state court on October 8, 2004 that relates to the proposed merger. We and our directors believe that the plaintiffs' claims are without merit and are vigorously defending this lawsuit. As with any litigation, we are unable at this early stage to predict the outcome of the lawsuit or the impact of its pendency on us or on the consummation of the merger.

        APPRAISAL RIGHTS (page 24). If you do not wish to accept $27.00 per share cash consideration pursuant to the merger, you have the right under Delaware law to have your shares appraised by the Delaware Chancery Court. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things, (1) you must NOT vote in favor of the merger agreement, (2) you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement at the Special Meeting and (3) you must hold of record shares of our common stock on the date of making the demand for appraisal and continuously hold such shares through the effective time of the merger. The fair value of your shares of our common stock as determined in accordance with Delaware law may be more or less than or the same as the merger consideration to be paid to non-dissenting stockholders pursuant to the merger. Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. ANNEX D to this proxy statement contains a copy of the Delaware statute relating to stockholders' appraisal rights. Failure to follow all of the steps required by this statute will result in the loss of your appraisal rights.

        MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (page 26). The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive pursuant to the merger and your adjusted tax basis in your shares. TAX MATTERS CAN BE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE MERGER TO YOU.

        REGULATORY MATTERS (page 28). The Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. Both we and Toppan have filed the required notification and report forms under the HSR Act. We and Toppan received a second request for additional information and documentary material from the Antitrust Division of the U.S. Department of Justice and we both intend to cooperate fully and respond promptly to the second request. In addition, the Exon-Florio amendment to the Defense Production Act of 1950 provides that the President of the United States or his designee, the Committee on Foreign Investment in the United States, or CFIUS, can make an investigation to determine the effects on national security of a merger, acquisition or takeover by or with any foreign person that could result in foreign control of any person engaged in interstate commerce in the U.S. We and Toppan have made a voluntary written notification with CFIUS of the merger. We and Toppan have been notified by CFIUS that there are no issues of national security sufficient to warrant an investigation under the provisions of the Exon-Florio Amendment to the Defense Production Act of 1950. The merger is also subject to review by regulatory authorities in certain non-United States jurisdictions. We and Toppan have made (or will make) additional filings as required by these foreign regulatory authorities. All applicable waiting periods for foreign regulatory filings have expired or been terminated by the appropriate authorities.

        THE SPECIAL MEETING OF DUPONT PHOTOMASKS STOCKHOLDERS (page 8).

        TIME, DATE AND PLACE. The Special Meeting will be held to consider and vote upon the proposal to adopt the merger agreement and the proposal to grant the persons named as proxies discretionary authority to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the merger, including for the purpose of soliciting proxies to vote in favor of adoption of the merger agreement, at Austin Marriott North, 2600 La Frontera Boulevard, Round Rock, Texas 78681 at 10:00 a.m., local time, on Monday, March 28, 2005.

        RECORD DATE AND VOTING POWER. You are entitled to vote at the Special Meeting if you owned shares of our common stock at the close of business on February 23, 2005, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of our common stock you owned on the record date. There are 18,789,926 shares of our common stock entitled to be voted at the Special Meeting.

        PROCEDURE FOR VOTING. To vote, you can either (1) complete, sign, date and return the enclosed proxy card or (2) attend the Special Meeting and vote in person. If your shares are held in "street name" by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Remember, if you fail to instruct your broker to vote your shares, it has the same effect as a vote "against" adoption of the merger agreement.

        REQUIRED VOTE. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date. E. I. du Pont de Nemours and Company, who beneficially owns approximately 19% of our outstanding shares, and its wholly owned subsidiary, DuPont Chemical and Energy Operations, Inc. have entered into a voting agreement with Toppan to support the proposed transaction. See the discussion below under "The Voting Agreement." The proposal to grant the persons named as proxies the discretionary authority to vote to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the merger, including for the purpose of soliciting proxies to vote in favor of adoption of the merger agreement, requires the approval of the holders of a majority of the shares of our common stock present, in person or by proxy, at the Special Meeting and entitled to vote thereon.

        THE MERGER AGREEMENT (page 30).

        LIMITATION ON CONSIDERING OTHER TAKEOVER PROPOSALS. We have agreed not to solicit, initiate or knowingly facilitate or encourage a business combination or other similar transaction with another party while the merger is pending, and not to enter into discussions or negotiations with another party regarding a business combination or similar transaction while the merger is pending, unless the other party has made an unsolicited proposal to our board of directors under specified circumstances set forth in the merger agreement.

        CONDITIONS TO THE MERGER. The obligations of both us and Toppan to complete the merger are subject to the satisfaction of specified conditions.

        TERMINATION OF THE MERGER AGREEMENT. We and Toppan can terminate the merger agreement under specified circumstances.

        TERMINATION FEE. The merger agreement requires us to pay Toppan a termination fee in the amount of $18,000,000 if the merger agreement is terminated under certain circumstances involving an alternative takeover proposal.

        THE VOTING AGREEMENT (page 40). As a condition to entering into the merger agreement, Toppan required E. I. du Pont de Nemours and Company, who beneficially owns approximately 19% of our outstanding shares, and its wholly owned subsidiary, DuPont Chemical and Energy Operations, Inc., to enter into a voting agreement with Toppan concurrently with the execution of the merger agreement. Pursuant to this voting agreement, and subject to the conditions further described on page 42, both E.I. du Pont de Nemours and Company and DuPont Chemical and Energy Operations, Inc. have agreed to vote all of their shares of our common stock, representing approximately 19% of the outstanding shares, in favor of the adoption of the merger agreement and against any third-party acquisition proposal and any other proposal that would impede or adversely affect the merger. The voting agreement is attached as ANNEX B to this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:      WHAT WILL HAPPEN TO DUPONT PHOTOMASKS AS A RESULT OF THE MERGER?

A: If the merger is completed, we will become a wholly owned subsidiary of Toppan. We will continue to be incorporated in Delaware and headquartered in Round Rock, Texas.

Q: WHAT WILL HAPPEN TO MY SHARES OF DUPONT PHOTOMASKS COMMON STOCK AFTER THE MERGER?

A: Upon completion of the merger, each outstanding share of our common stock will automatically be cancelled and will be converted into the right to receive $27.00 in cash, without interest, subject to any applicable withholding taxes.

Q: WILL I OWN ANY SHARES OF DUPONT PHOTOMASKS COMMON STOCK OR TOPPAN COMMON STOCK AFTER THE MERGER?

A: No. You will be entitled to be paid cash for your shares of our common stock. Our stockholders will not have the option to receive Toppan common stock in exchange for their shares instead of cash.

Q:      WHAT HAPPENS TO DUPONT PHOTOMASKS STOCK OPTIONS IN THE MERGER?

A: Toppan will not assume any DuPont Photomasks stock options as a result of the merger, nor will Toppan substitute any options for existing DuPont Photomasks stock options. Each DuPont Photomasks stock option that is outstanding at the effective time of the merger, whether or not then vested or exercisable, will be cancelled. In consideration of such cancellation, for each cancelled stock option that has an exercise price less than $27.00 per share, the holder will be entitled to receive a cash payment equal to the excess of $27.00 over the per share exercise price of such stock option multiplied by the number of shares of common stock subject to such stock option, without interest and subject to any applicable withholding taxes, whether or not then vested or exercisable. The holders of cancelled stock options that have a per share exercise price of $27.00 or greater will not receive any amount for such cancelled options.

Q:      WILL THE MERGER BE TAXABLE TO ME?

A: Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between $27.00 per share and your adjusted tax basis in that share. This gain or loss will be long term capital gain or loss if you have held your shares of our common stock more than one year at the effective time of the merger. You should read "The Merger--Material United States Federal Income Tax Consequences of the Merger" beginning on page 26 for a more complete discussion of the federal income tax consequences of the merger.

Q:      DOES OUR BOARD OF DIRECTORS RECOMMEND ADOPTION OF THE MERGER AGREEMENT?

A: Yes. Our board of directors recommends that our stockholders adopt the merger agreement. Our board of directors considered many factors in unanimously deciding to recommend the adoption of the merger agreement. These factors are described below in this proxy statement.

Q:      WHAT VOTE OF THE STOCKHOLDERS IS REQUIRED TO ADOPT THE MERGER AGREEMENT?

A: To adopt the merger agreement, stockholders of record as of February 23, 2005 holding at least a majority of the outstanding shares of our common stock must vote "for" the adoption of the merger agreement. There are 18,789,926 shares of our common stock entitled to be voted at the Special Meeting. E.I. du Pont de Nemours and Company, the holder of approximately 19% of the outstanding shares of our common stock, and its wholly owned subsidiary, DuPont Chemical and Energy Operations, Inc., have entered into a voting agreement with Toppan to support the proposed transaction.

Q:      AM I ENTITLED TO APPRAISAL RIGHTS?

A: Yes. Under Delaware law, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement, do not vote in favor of adopting the merger agreement and comply with the Delaware law procedures explained in this proxy statement.

Q:      WHAT DO I NEED TO DO NOW?

A: We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the Special Meeting.

Q:      WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: The failure to return your proxy card will have the same effect as voting against adoption of the merger agreement.

Q:      MAY I VOTE IN PERSON?

A: Yes. You may vote in person at the Special Meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in "street name," through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:      MAY I SUBMIT A PROXY OVER THE INTERNET OR BY TELEPHONE?

A: No. Our procedures do not allow for voting over the Internet or by telephone.

Q:      MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the Special Meeting. You can do this in one of three ways. First, you can send a written, dated notice to our general counsel stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement.

Q:      SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $27.00 in cash, without interest, for each share of our common stock.

Q:      WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect the merger to be completed in early 2005. However, in addition to obtaining stockholder approval, we must obtain applicable regulatory approvals and satisfy all other closing conditions for the merger to be completed. We cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q: WHEN WILL I RECEIVE THE CASH CONSIDERATION FOR MY SHARES OF DUPONT PHOTOMASKS COMMON STOCK?

A: After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the merger. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:      WHO CAN HELP ANSWER MY QUESTIONS?

A: If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact us or The Altman Group, our proxy solicitor, as follows:

        DuPont Photomasks, Inc.                    The Altman Group
        Investor Relations                         1275 Valley Brook Avenue
        131 Old Settlers Boulevard                 Lyndhurst, NJ 07071
        Round Rock, Texas 78664                    Telephone: (201) 460-1200
        Telephone: (512) 310-6500                  Facsimile: (201) 460-0050
                                                   Toll Free: 800-762-8438

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        The statements contained in this proxy statement relating to the closing of the merger and other future events are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of a majority of our outstanding shares, receiving required regulatory approvals, satisfying other conditions to the closing of the merger and other matters.

        For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission, or the SEC, on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the Investors section of our website at www.photomask.com and at the SEC website at www.sec.gov or for a fee from commercial document retrieval services.

        We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANIES

        DUPONT PHOTOMASKS, INC.

        We are a leading global provider of microimaging solutions and, based on revenue, are one of the largest photomask manufacturers in the world. We develop and produce photomasks, a key enabling technology used in the manufacture of semiconductor and other microelectronic devices. We also develop and market electronic design automation, or EDA, software. Our common stock is quoted on the Nasdaq National Market under the symbol "DPMI." We are incorporated under the laws of the State of Delaware. Our executive offices are located at 131 Old Settlers Boulevard, Round Rock, Texas

78664. Our telephone number is (512) 310-6500. Our website is www.photomask.com. Information contained on our website does not constitute a part of this proxy statement.

        TOPPAN PRINTING CO., LTD.

        Toppan is one of the leading printing companies in the world. Based on printing technology, it has branched into eight diverse business fields including security cards, commercial printing, publications printing, e-business, packaging, decorative materials, electronics and optronics. In the fiscal year ended March 31, 2004, Toppan posted revenues of 1,297.4 billion Yen (approximately US $11.8 billion), with the electronics division, including photomasks, accounting for some 20% of the total. As of March 31, 2004, Toppan had 32,178 employees. Toppan's common stock is quoted on the Tokyo Stock Exchange under the code "7911." Toppan is organized under the laws of Japan. Toppan's executive offices are located at 1 Kanda Izumi-cho Chiyoda-ku, Tokyo 101-0024, Japan. Toppan's telephone number in Japan is (813) 3835-5111. Its website is www.toppan.co.jp. Information contained on Toppan's website does not constitute part of this proxy statement.

        TOPPAN CORPORATION

        Toppan Corporation, or Merger Sub, is a wholly owned subsidiary of Toppan and has not engaged in any business activity other than in connection with the merger. Merger Sub's executive offices are located, c/o Toppan Printing Co. (America), Inc., at 650 Fifth Avenue, 12th Floor, New York, New York 10019-6108. Merger Sub's telephone number is (212) 489-7740.

THE SPECIAL MEETING

        We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the Special Meeting.

        DATE, TIME AND PLACE

        The Special Meeting will be held at Austin Marriott North, 2600 La Frontera Boulevard, Round Rock, Texas 78681, at 10:00 a.m., local time, on Monday, March 28, 2005.

        PURPOSE OF THE SPECIAL MEETING

        You will be asked at the Special Meeting to adopt the merger agreement. Our board of directors has (1) determined that the merger is fair to, and in the best interests of DuPont Photomasks and our stockholders, (2) approved the merger agreement, (3) declared the merger advisable to our stockholders and (4) recommended that our stockholders adopt the merger agreement. If necessary, you will also be asked to vote on a proposal to grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting proxies to vote in favor of adoption of the merger agreement.

        RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

        Only holders of record of our common stock as of the close of business on February 23, 2005, the record date, are entitled to notice of and to vote at the Special Meeting. On the record date, 18,789,926 shares of our common stock were issued and outstanding and held by approximately 2,700 holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of our common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies if the holders of a majority of the shares of our common stock present, in person or by proxy, at the Special Meeting and entitled to vote thereon approve an adjournment. Holders of record of our common stock on the record date are entitled to one vote per share at the Special Meeting on each proposal presented.

        VOTE REQUIRED

        The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against the adoption of the merger agreement. The approval of the grant of authority to vote to adjourn the Special Meeting requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, at the Special Meeting and entitled to vote thereon.

        VOTING BY E. I. DU PONT DE NEMOURS AND COMPANY

        E. I. du Pont de Nemours and Company, representing approximately 19% of our outstanding shares entitled to vote at the Special Meeting as of the close of business on the record date, and its wholly owned subsidiary, DuPont Chemical and Energy Operations, Inc., entered into a voting agreement with Toppan. Pursuant to the voting agreement, and subject to the conditions further described on page 42, E. I. du Pont de Nemours and Company and DuPont Chemical and Energy Operations, Inc. have agreed to vote, and have provided an irrevocable proxy giving Toppan the right to vote, all of their shares of our common stock in favor of the adoption of the merger agreement and against any third-party acquisition proposal or other proposal that would impede or adversely affect the merger. The voting agreement is attached as ANNEX B to this proxy statement. See "The Merger Agreement and Voting Agreement--the Voting Agreement."

        VOTING OF PROXIES

        All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "for" the adoption of the merger agreement and "for" approval of the proposal to grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting. To vote, please complete, sign, date and return the enclosed proxy card. If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

        Shares of our common stock represented at the Special Meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained from voting, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

        Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted for that proposal. If you abstain from voting, it will have the same effect as a vote against the adoption of the merger agreement and as a vote against the proposal to grant authority to vote to adjourn the Special Meeting. If you do not execute a proxy card, it will have the same effect as a vote against the adoption of the merger agreement and will have no effect on the proposal to grant authority to vote to adjourn the Special Meeting. Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as "broker non-votes." Broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes "against" the adoption of the merger agreement and will have no effect on the proposal to grant authority to vote to adjourn the Special Meeting. We do not expect that any matter other than the proposal to adopt the merger agreement and, if necessary, the proposal to grant the persons named as proxies discretionary authority to vote to adjourn the Special Meeting, will be brought before the Special Meeting. If, however, any other matters are properly presented at the Special Meeting, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.

        REVOCABILITY OF PROXIES

        The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the Special Meeting by:

        o filing with our corporate secretary a properly executed and dated revocation of proxy;

        o submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date;

        o       appearing at the Special Meeting and voting in person.

        Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

        SOLICITATION OF PROXIES

        All proxy solicitation costs will be borne by us. We have retained The Altman Group to assist us with the solicitation of proxies from our stockholders, for a fee of approximately $7,000 plus expenses to aid in the solicitation of proxies and to verify records relating to the solicitation. All expenses of this solicitation, including the costs of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of shares, will be borne by us. The Altman Group will also be reimbursed for its expenses for items such as mailing, copying, phone calls, faxes, travel and other related matters, and we will indemnify the Altman Group against specified losses arising out of its proxy solicitation services on our behalf. The extent to which these proxy solicitation efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy card by mail without delay. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from stockholders by telephone or other electronic means or in person. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

        You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

        DELIVERY OF THIS PROXY STATEMENT TO MULTIPLE STOCKHOLDERS WITH THE SAME ADDRESS

        The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address if we believe the stockholders are members of the same family by delivering a single proxy statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.

        Brokers with account holders who are our stockholders also will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to DuPont Photomasks, Inc., Attention: Director, Investor Relations, 131 Old Settlers Boulevard, Round Rock, Texas 78664, or contact our Investor Relations Department at (512) 310-6500. If you would like to receive your own set of our proxy materials in the future:

        o If your DuPont Photomasks shares are registered in your own name, please contact our transfer agent, Equiserve, by phone at 1-877-498-8861, or by mail to P.O. Box 43023, Providence, Rhode Island 02940.

        o If a broker or other nominee holds your DuPont Photomasks shares, please contact your broker and DuPont Photomasks Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

THE MERGER

        The discussion under the sections of this proxy statement entitled "The Merger" and "The Merger Agreement" summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger.

        BACKGROUND OF THE MERGER

        As a regular part of our business, from time to time we have considered opportunities to expand and strengthen our technology, products, research and development capabilities and production and sales operations, including opportunities through joint ventures, investments, licenses and development agreements. This includes consideration of whether it would be in our best interests and that of our stockholders to continue as a separate company and expand through organic growth, acquisitions or a combination of the two, or to combine with or be acquired by another company.

        From time to time prior to March 2003, we engaged in various discussions with representatives of Toppan and representatives of another company (referred to herein as the "Other Company") regarding the possibility of entering into one or more joint ventures, strategic alliances or other forms of cooperative arrangements to pursue photomask business opportunities, including research and development cooperation, technology sharing arrangements, and regional production and sales operations, particularly in Asia. On March 5, 2003, Toppan informed us that it wanted to expand on these discussions and requested that we enter into a Mutual Non-Disclosure Agreement. Over the next several months, we discussed with Toppan the feasibility of entering into one or more cooperative arrangements with respect to our respective Asian operations, with the understanding that if these cooperative efforts were successful, they could lead to a broader alliance relating to our respective global operations.

        At our May 6, 2003 board of directors meeting, our board was apprised of the discussions with Toppan and the Other Company, and it appointed a task force, led by Mr. Turner, to further study our strategic alternatives and report back to the board of directors. Subsequent to this board meeting, the Other Company informed us that they were not interested in continuing discussions with us concerning a strategic alliance. Discussions with Toppan continued, however, and on May 22, 2003, we executed a Mutual Non-Disclosure Agreement and Toppan presented us with a strategic alliance proposal that contemplated entering into a strategic alliance in three phases, first focusing on Asian opportunities, then expanding to the United States, and ultimately encompassing our respective global operations.

        At our June 23, 2003 board of directors meeting, Mr. Turner reported on the status of discussions with Toppan, and our board of directors indicated its support to continue these discussions and directed Mr. Turner's task force to review the critical success factors for entering into any type of joint venture or strategic alliance with Toppan. In a July 18, 2003 meeting, we expressed to Toppan our concerns with respect to operating through specific regional joint ventures. At a subsequent meeting held on July 24, 2003, Toppan informally agreed with us to focus our discussions primarily on cooperating on a worldwide basis rather than taking the interim steps of setting up one or more regional alliances. In order to proceed further with the consideration of such an alliance, both parties acknowledged the need to share more detailed information as to our respective operations.

        Subsequent to these meetings, we began negotiating a letter agreement with Toppan to supplement our Mutual Non-Disclosure Agreement. The letter agreement, which was entered into on September 29, 2003, outlined the procedures and conditions upon which more detailed information would be shared between the parties in escalating stages. In early October 2003, however, Toppan further requested that we enter into an exclusivity agreement whereby we would agree to terminate discussions with any third parties regarding joint ventures, strategic alliances or other similar types of transactions. Mr. Turner reported on the status of these events at our board of directors meeting on November 4, 2003.

        On November 21, 2003, at a meeting between Mr. Turner, Akihiro Nagata, Senior Managing Director of Toppan and head of Toppan's Electronics Division, and other senior representatives of our respective companies, we discussed, in general terms, basic ideas and issues regarding global alliances and joint ventures. At this meeting Toppan agreed to defer consideration of an exclusivity agreement and we mutually agreed to schedule a series of information sharing meetings in furtherance of developing a possible global alliance. Discussions continued among our respective representatives on November 26, 2003. On December 17-18, 2003, we met with Toppan to hold the first of these information sharing meetings, at which time we exchanged certain technical and financial information about our respective operations. Subsequently, on January 28-30, 2004, we held the second information disclosure meeting with Toppan, at which time we exchanged additional information about our respective operations.

        At our February 24, 2004 board meeting, Mr. Turner updated our board on our recent discussions with Toppan and he discussed with the board the company's engagement of Credit Suisse First Boston as our financial advisor. On March 1, 2004, our senior management team met and discussed with Credit Suisse First Boston issues related to the process for entering into a potential transaction with Toppan. During the course of discussions over the next several weeks, Mr. Turner informed Mr. Nagata that our preference would be to combine our respective photomasks businesses into a new, jointly owned company. In early April 2004, Mr. Nagata reported to Mr. Turner that Toppan was considering various potential structures for a transaction with us, but that it was their preference to discuss a potential acquisition of 100% of our company by Toppan.

        On April 23, 2004, at a meeting between Mr. Nagata and Mr. Turner, Toppan again indicated its interest in acquiring 100% of our company and requested that we limit any further discussions to this type of potential transaction structure. At our board of directors meeting on May 4, 2004, Mr. Turner reported on these developments and Credit Suisse First Boston reviewed with the board general market trends and conditions for the photomask industry and various transaction structures for a potential transaction with Toppan. Shortly thereafter, Toppan engaged Goldman Sachs (Japan) Ltd. as its financial advisor. Subsequently, further discussions ensued between our and Toppan's respective representatives and financial advisors concerning a potential acquisition of our company by Toppan. On June 25, 2004, at a meeting between our respective senior management teams and legal and financial advisors, we provided Toppan with additional information about our company and we discussed potential synergies related to a potential acquisition by Toppan.

        On July 14, 2004, Toppan delivered to us a preliminary non-binding term sheet outlining the key terms of a potential acquisition of our company by Toppan. These terms included the acquisition of 100% of our common stock for cash (and cashing out our in-the-money and exercisable stock options for the difference between the exercise price and the acquisition price), with a proposed acquisition price of $24-26 per share, subject to further diligence and certain other stated terms and conditions, including the execution of a voting agreement by E. I. du Pont de Nemours and Company, the entering into of management contracts with our key management, and execution of an exclusivity agreement between us and Toppan. After reviewing the term sheet, we expressed our willingness to have further discussions concerning the acquisition price for such a transaction.

        On July 26, 2004, members of our respective senior management teams, together with our respective legal and financial advisors, met via video conference to provide Toppan with additional information and address follow up questions about our company. On August 9, 2004, Toppan informed us that it would be willing to acquire 100% of our common stock for $26 per share in cash. After further discussions between Mr. Turner and Mr. Nagata, as well as discussions between our respective financial advisors, on August 19, 2004 Toppan delivered a revised non-binding term sheet to acquire 100% of our common stock at a price of $27 per share, subject to the same terms and conditions as set forth in its original term sheet dated July 14, 2004, including the execution of an exclusivity agreement.

        On August 20, 2004, at a special meeting of our board of directors, our directors were provided with a copy of the August 19, 2004 non-binding term sheet from Toppan and our legal and financial advisors led a discussion concerning the material terms of the potential acquisition. The board took no action with respect to the non-binding term sheet but agreed to discuss it further at the regular meeting of the board scheduled for August 24, 2004. At the August 24, 2004 board meeting, after conducting a review of our updated business plan, our board discussed the non-binding term sheet from Toppan with members of our senior management team and our legal and financial advisors. Credit Suisse First Boston discussed financial aspects of the Toppan proposal with our board and provided an overview of the photomask industry and the type of valuation methodologies that would be utilized in evaluating our company. Management then reviewed with our board its assessment of the proposed business combination and our prospects as a stand-alone company. Vinson & Elkins L.L.P., our outside legal counsel, then advised the board of its fiduciary duties with respect to the Toppan non-binding term sheet and answered questions posed by various board members, including the request by Toppan to enter into an exclusivity agreement. At the end of the meeting, our board of directors authorized management to proceed with discussions concerning a potential acquisition of our company by Toppan, including entering into an exclusivity agreement if necessary, notwithstanding its objections to such an agreement.

        On August 29, 2004, Toppan delivered a detailed due diligence request list and a proposed timeline for due diligence meetings. From September 8 to 10, 2004, representatives of our respective management teams, legal and financial advisors, and Toppan's accounting advisors, KPMG, and special human resources consultant, Mercer Human Resource Consulting L.L.C., held a series of due diligence meetings and Toppan conducted a document review. At the end of these meetings, the parties agreed to continue discussions regarding a potential acquisition and set a timeline for drafting and negotiating the terms of a definitive merger agreement. Our board of directors was updated on these developments during two separate telephonic briefing sessions on September 16-17, 2004. Subsequently, on September 18, 2004, Toppan provided us with an initial draft of the merger agreement, and during the ensuing week we exchanged drafts of the merger agreement while representatives of Toppan visited two of our manufacturing sites. We then reconvened for meetings from September 27 to October 2, 2004 to negotiate the terms and conditions to be included in the merger agreement and related agreements.

        During this period, our board of directors held special meetings on September 22 and September 29, 2004 to discuss the terms of the merger agreement and the status of negotiations with Toppan. During these meetings, our board also discussed the terms of a proposed voting agreement to be entered into among Toppan, E.I du Pont de Nemours and Company and its wholly-owned subsidiary, DuPont Chemical and Energy Operations, Inc., as well as the terms of a proposed employment agreement to be entered into between Toppan and Mr. Turner at the time of signing the merger agreement. On October 4, 2004, the merger agreement was finalized and our board of directors held a special meeting to determine whether to approve the merger agreement and recommend its adoption by our stockholders. Present at the meeting were our internal legal counsel and representatives of our outside legal counsel, Vinson & Elkins L.L.P, and our financial advisor, Credit Suisse First Boston. Vinson & Elkins L.L.P provided the board with a detailed summary of the principal terms of the merger agreement and the voting agreement and then led a discussion concerning the board's fiduciary duties with respect to the proposed transaction. Credit Suisse First Boston then reviewed with our board its financial analysis of the merger consideration and rendered an oral opinion to our board, which opinion was confirmed by delivery of a written opinion dated October 4, 2004, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of our common stock (other than our affiliates). After these presentations, our board of directors voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement and authorized the execution and delivery of the merger agreement.

        The merger agreement was executed and delivered by the parties on October 5, 2004. Before the opening of trading on the Nasdaq National Market on October 5, 2004, we jointly announced the execution of the merger agreement. Since the announcement of the proposed merger, we have not received any third party proposals to acquire us.

        REASONS FOR THE MERGER

        In considering the merger with Toppan, our board of directors consulted with senior members of our management team regarding the strategic and operational aspects of the merger as well as our long-range business and market prospects (with or without the merger). Our board of directors also consulted with our internal counsel and with representatives of Vinson & Elkins L.L.P. regarding the fiduciary duties of the members of the board of directors, legal due diligence matters and the terms of the merger agreement and related agreements, as well as with Credit Suisse First Boston regarding financial aspects of the merger. Taking into account these consultations, and the factors discussed below, the board concluded that entering into the merger agreement with Toppan, which agreement permits our board of directors to accept a superior proposal in certain instances, would yield the highest value for our stockholders and is in the best interests of our stockholders.

        In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you adopt the merger agreement, our board of directors considered a number of potentially positive factors in its deliberations, including the following:

        o the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

        o the likelihood that the merger would be consummated, in light of the experience, reputation and financial capability of Toppan and the absence of any financing condition to Toppan's obligation to complete the merger;

        o the availability of appraisal rights to our stockholders, if they satisfy certain conditions, under the Delaware General Corporation law in connection with the merger;

        o the business, market and execution risks associated with remaining independent and successfully implementing our business plan;

        o the evolving nature of the photomask industry and, as a result, the possible future revaluation of our company and other companies in the photomask industry by the financial markets;

        o the financial presentation of Credit Suisse First Boston to our board of directors on October 4, 2004, including its opinion, dated October 4, 2004, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to holders of our common stock (other than our affiliates), as more fully described below under "Opinion of our Financial Advisor"; and

        o the fact that our board of directors, in the exercise of its fiduciary duties in accordance with the merger agreement, can authorize our management to provide information to, engage in negotiations with, consider, change its recommendation of the merger with Toppan and potentially enter into a transaction with another party in connection with any unsolicited written proposal that our board of directors determines in good faith is reasonably likely to lead to a superior proposal in the manner provided in the merger agreement subject to specified conditions, including if we accept or recommend such a superior proposal, paying an $18,000,000 termination fee to Toppan.

        Our board of directors also considered a number of potentially countervailing factors in its deliberations concerning the merger, including the following:

        o that we will no longer exist as an independent company and our stockholders will no longer participate in our growth or benefit from any future increase in our value or any synergies that may be created by the merger;

        o that, after extensive discussion and due consideration of (i) the type and effect of market checks that might be appropriate in this kind of transaction; (ii) whether there were any other potentially interested parties in a position to make an offer at a price higher than that proposed by Toppan; (iii) the prior actions we took to explore our strategic alternatives; and (iv) the advantages, disadvantages and risks of actively conducting pre-agreement market checks, including the substantial premium to our market price offered by Toppan, the risk that Toppan might learn of such checks and withdraw its offer, the potential adverse impact of any publicity regarding such checks on our employees and customers, the use of any knowledge of such market checks by our competitors to attack us in the marketplace, our management did not conduct a public auction of the company or solicit third party indications of interest in acquiring us prior to the merger agreement;

        o that, under the terms of the merger agreement, we cannot solicit other acquisition proposals and we must pay or cause to be paid to Toppan a termination fee of $18,000,000 in cash if the merger agreement is terminated under certain circumstances specified in the merger agreement, including if we exercise our right to terminate the merger agreement and enter into an alternative superior transaction, which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

        o the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

        o that, under the terms of the merger agreement, we agree that we will carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that we will not take a number of actions related to the conduct of our business without the prior consent of Toppan (which cannot be unreasonably withheld or delayed); and

        o that if the merger does not close, our officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction and we will have incurred substantial transaction costs in connection with the transaction and such costs will negatively impact our operating results.

        Our board of directors concluded that these potential countervailing factors did not outweigh the benefits of the merger to us and our stockholders.

        Moreover, our board of directors considered the interests of our directors and executive officers in the merger, which are described below under "Interests of Our Directors and Executive Officers in the Merger."

        The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board may have given different weight to different factors.

        RECOMMENDATION OF THE BOARD OF DIRECTORS

        At a meeting of our board of directors held on October 4, 2004, at which all of our directors were present, our board of directors unanimously concluded that the terms and provisions of the merger agreement were advisable and fair to and in the best interests of DuPont Photomasks and our stockholders. The board members present at the meeting unanimously approved the merger agreement, declared the merger advisable and recommended that the stockholders adopt the merger agreement.

        OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL.

        OPINION OF OUR FINANCIAL ADVISOR

        Credit Suisse First Boston has acted as our financial advisor in connection with the merger. In connection with Credit Suisse First Boston's engagement, we requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, of the merger consideration to holders of our common stock (other than our affiliates). On October 4, 2004, at a meeting of our board of directors held to evaluate the merger, Credit Suisse First Boston rendered to our board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated October 4, 2004, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to holders of our common stock (other than our affiliates).

        THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S WRITTEN OPINION, DATED OCTOBER 4, 2004, TO OUR BOARD OF DIRECTORS, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW

UNDERTAKEN, IS ATTACHED AS ANNEX C AND IS INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE. HOLDERS OF OUR COMMON STOCK ARE ENCOURAGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. CREDIT SUISSE FIRST BOSTON'S OPINION WAS PROVIDED TO OUR BOARD OF DIRECTORS IN CONNECTION WITH ITS EVALUATION OF THE MERGER CONSIDERATION AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE OR ACT WITH RESPECT TO ANY MATTERS RELATING TO THE MERGER. THE SUMMARY OF CREDIT SUISSE FIRST BOSTON'S OPINION IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

        In arriving at its opinion, Credit Suisse First Boston, among other things:

        o reviewed a form of the merger agreement provided to Credit Suisse First Boston on October 3, 2004 and certain related documents;

        o reviewed certain publicly available business and financial information relating to DuPont Photomasks;

        o reviewed certain other information relating to DuPont Photomasks, including financial forecasts, we provided to or discussed with Credit Suisse First Boston and met with our management to discuss the business and prospects of our company;

        o considered certain of our financial and stock market data and compared that data with similar data for publicly held companies in businesses which Credit Suisse First Boston deemed similar to our company; and

        o considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

        In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for our company which Credit Suisse First Boston reviewed, Credit Suisse First Boston was advised, and Credit Suisse First Boston assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Credit Suisse First Boston also assumed, with our consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no limitation, restriction or condition would be imposed that would have an adverse effect on our company or the merger and that the merger would be consummated in accordance with the terms of the merger agreement reviewed by Credit Suisse First Boston without waiver, modification or amendment of any material term, condition or agreement. Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of our assets or liabilities (contingent or otherwise), nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. Representatives of our company advised Credit Suisse First Boston, and Credit Suisse First Boston assumed, that the merger agreement as executed would conform to the form reviewed by Credit Suisse First Boston in all respects material to Credit Suisse First Boston's analyses. Credit Suisse First Boston's opinion was necessarily based on information available to it as of the date of the opinion, and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Credit Suisse First Boston's opinion did not address the relative merits of the merger as compared to other transactions or business strategies that might be available to us, nor did it address our underlying business decision to engage in the merger. Credit Suisse First Boston was not asked to, and it did not, solicit third party indications of interest in acquiring our company. Although Credit Suisse First Boston evaluated the merger consideration from a financial point of view, Credit Suisse First Boston was not requested to, and it did not, recommend the specific consideration payable in the proposed merger, which consideration was determined between our company and Toppan. Except as described above, we imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering the opinion.

        In preparing its opinion to our board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse First Boston arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

        In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of our company. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to our company or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse First Boston's analyses are inherently subject to substantial uncertainty.

        Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by our board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

        The following is a summary of the material financial analyses presented to our board of directors in connection with Credit Suisse First Boston's opinion dated October 4, 2004. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES. Estimated financial data for DuPont Photomasks prepared by our management and utilized in Credit Suisse First Boston's analyses described below excluded the accounting impact associated with consolidating the Maskhouse Building Administration GmbH & Co. KG, an entity in which we hold a 33% equity interest, and financial data for our software subsidiary.

SELECTED COMPANIES ANALYSIS

        Credit Suisse First Boston reviewed the market values and trading multiples of DuPont Photomasks and the following three selected publicly held companies with photomasks operations:

        o       Photronics, Inc.

        o       Dai Nippon Printing Co., Ltd.

        o       Toppan

        Credit Suisse First Boston compared enterprise values, calculated as equity value plus net debt, as multiples of calendar years 2004 and 2005 estimated revenues and earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Credit Suisse First Boston also reviewed equity values per share as a multiple of calendar years 2004 and 2005 estimated earnings per share, commonly referred to as P/E. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and other publicly available information. All multiples were based on closing stock prices on October 1, 2004. Credit Suisse First Boston then applied ranges of selected multiples described above for the selected companies to corresponding financial data of our company based on internal estimates of our management, which excluded special charges. Calendar year 2004 estimated P/E multiples derived for the selected companies were deemed not meaningful due to negative operating results projected for us for that year. This analysis yielded the following implied per share equity reference range for our company, as compared to the merger consideration:

         IMPLIED PER SHARE EQUITY
   REFERENCE RANGE FOR DUPONT PHOTOMASKS    PER SHARE MERGER CONSIDERATION
  ---------------------------------------  --------------------------------
              $15.85 - $30.61                           $27.00

DISCOUNTED CASH FLOW ANALYSIS

        Credit Suisse First Boston calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that we could generate for fiscal years 2005 through 2009 based on internal estimates of our management, which excluded non-cash special charges. Credit Suisse First Boston calculated ranges of estimated terminal values for our company by multiplying our fiscal year 2009 estimated unlevered net income by selected multiples ranging from 14.0x to 20.0x. The estimated after-tax free cash flows and terminal values were then discounted to present value using discount rates of 14.5% to 16.5%. This analysis yielded the following implied per share equity reference range for our company, as compared to the merger consideration:

         IMPLIED PER SHARE EQUITY
   REFERENCE RANGE FOR DUPONT PHOTOMASKS    PER SHARE MERGER CONSIDERATION
  ---------------------------------------  --------------------------------
              $21.89 - $29.94                           $27.00

OTHER FACTORS

        In rendering its opinion, Credit Suisse First Boston also reviewed and considered other factors, including:

        o historical trading prices and trading volumes of our common stock and the relationship between movements in our common stock and movements in the NASDAQ composite index, the PHLX Semiconductor Sector index and the common stock of the selected companies described above under the caption "Selected Companies Analysis;"

        o calendar years 2004 and 2005 estimated revenue, EBITDA and P/E multiples for selected publicly traded companies in the semiconductor capital equipment industry;

        o the median premiums paid in selected all-cash merger and acquisition transactions, as well as selected all-cash merger and acquisition transactions in the technology sector, announced from January 1, 2000 to October 1, 2004 with transaction values of $250 million to $1 billion; and

        o financial terms, to the extent publicly available, of selected business combinations and other transactions in the semiconductor capital equipment industry.

MISCELLANEOUS

        We selected Credit Suisse First Boston based on its experience and reputation, and its familiarity with our company and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        Credit Suisse First Boston and its affiliates in the past have provided us, and in the past have provided and may in the future provide to Toppan, financial and investment banking services unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received, and would expect to receive, compensation, including having added as a joint book-running manager for our offering on April 2003 of our 1.25% Convertible Subordinated Notes due May 2008. Credit Suisse First Boston and its affiliates also in the past have provided, currently are providing, and in the future may provide, financial and investment banking services unrelated to the proposed merger to E.I. du Pont de Nemours and Company, one of our affiliates, for which services Credit Suisse First Boston and its affiliates have received, and expect to receive, compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of DuPont Photomasks, Toppan and their respective affiliates for Credit Suisse First Boston's and its affiliates' own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities.

        We have agreed to pay Credit Suisse First Boston customary fees for its financial advisory services in connection with the merger, a significant portion of which is contingent upon consummation of the merger. It is currently estimated that the aggregate fee payable to Credit Suisse First Boston will be approximately $6.2 million. In addition, we have agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

        INTERESTS OF OUR DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

        In considering the recommendation of our board of directors to vote in favor of the merger, you should be aware that there are provisions of the merger agreement and other existing agreements that will result in certain benefits to our directors and executive officers that are not available to stockholders generally. These benefits are set forth below. Stockholders should take these benefits into account in deciding whether to vote for adoption of the merger agreement.

        STOCK OPTIONS. All DuPont Photomasks stock options granted under the Amended 1997 Stock Option and Restricted Stock Plan that are not exercisable, except for 87,500 shares subject to an option held by Mr. Turner, will become fully exercisable as of the date the stockholders adopt the merger agreement. For each non-employee director of the Company who, due to the merger, resigns with the approval of the board, all DuPont Photomasks stock options held by such director under the Second Amended and Restated Non-Employee Directors' Stock Option Plan, other than those that were granted within six months of the date he or she ceases to be a director, will become fully exercisable on such date.

        Pursuant to the terms of the merger agreement, all option holders, including our executive officers and directors, will be entitled to receive consideration in the merger for each stock option held by them at the effective time of the merger with an exercise price less than $27.00 per share, even if the stock option would not otherwise be vested and exercisable. The consideration to be received for each such stock option is an amount in cash equal to the excess, if any, of $27.00 over the per share exercise price of such stock option multiplied by the number of shares subject to such stock option, without interest and subject to any applicable withholding taxes. As a result, certain options held by directors under our Second Amended and Restated Non-employee Directors' Stock Option Plan and certain options granted to Mr. Turner in connection with his 2003 employment agreement (see below), options which would not otherwise have been vested and exercisable or would not otherwise have been vested upon a change of control, will be entitled to receive merger consideration.

        Assuming that the merger closes on March 31, 2005, in connection with the merger, stock options to purchase an aggregate of approximately 661,674 shares of our common stock, held by our executive officers and directors as of December 31, 2004, will be entitled to receive consideration in the merger. The weighted average exercise price of such stock options is $19.97.

        The following table sets forth as of December 31, 2004, with respect to our directors and executive officers:

        o the number of shares of our common stock subject to options held by such persons that will be fully exercisable at the time of the merger;

        o the number of shares of our common stock subject to options held by such persons that will be fully exercisable at the time of the merger with a strike price of less than $27.00;

        o the number of shares of our common stock subject to options held by such persons that will be eligible to receive consideration at the effective time of the merger;

        o the number of shares of our common stock subject to options held by such persons that will be eligible to receive consideration at the effective time of the merger and with a strike price of less than $27.00;

        o the range of exercise prices of all options held by such persons;

        o the cash value realizable by such persons from options that will be fully exercisable at the time of the merger; and

        o the cash value realizable by such persons upon the closing as a result of options held at the effective time of the merger.

                             SHARES OF
                              COMMON         OPTIONS      SHARES OF
                           STOCK SUBJECT       IN          COMMON      OPTIONS IN
                            TO OPTIONS       COLUMN     STOCK SUBJECT   COLUMN 3
                            EXERCISABLE     1 WITH A     TO OPTIONS      WITH A     RANGE OF
                                AT           STRIKE     ELIGIBLE FOR     STRIKE      EXERCISE       REALIZABLE      REALIZABLE
                            CLOSING OF     PRICE LESS   CONSIDERATION  PRICE LESS   PRICES PER       VALUE OF        VALUE OF
                                THE           THAN      AT CLOSING OF     THAN      SHARE OF ALL    OPTIONS IN      OPTIONS IN
 NAME                         MERGER*        $27.00     THE MERGER**     $27.00       OPTIONS        COLUMN 2         COLUMN 4
------                     -------------  ----------  ---------------  ----------  -------------  --------------  ---------------
Marshall C. Turner........       207,000     156,500          294,500     244,000   $15.96-54.40   $1,367,410.00   $1,979,910.00
Satish Rishi..............       130,640      73,140          130,640      73,140    15.96-39.28      444,270.30      444,270.30
James Northup.............       128,133     103,133          128,133     103,133    15.96-47.58      794,457.66      794,457.66
David S. Murray ***.......       124,626      94,401          124,626      94,401    15.96-60.62      661,029.00      661,029.00
James W. Boeckman.........        64,000      48,000           64,000      48,000    15.96-28.73      373,480.00      373,480.00
Preston M. Adcox..........       227,601           0          232,601       5,000    26.23-53.62            0.00        3,850.00
Susan Vladuchick Sam......        25,000      10,000           30,000      15,000    21.37-54.40       44,700.00       48,550.00
John C. Sargent...........        30,000      10,000           35,000      15,000    21.37-54.40       44,700.00       48,550.00
Isabella C. M. Cunningham.        22,000      10,000           27,000      15,000    21.37-33.26       44,700.00       48,550.00
Robert J. Boehlke.........        22,000      10,000           22,000      10,000    21.37-33.26       44,700.00       44,700.00
William T. Siegle.........        17,000      17,000           22,000      22,000    18.87-26.23      117,960.00      117,960.00
Kevin P. Hegarty..........        12,000      12,000           17,000      17,000    20.07-26.23       87,010.00       87,010.00
E. James Prendergast......             0           0                0           0              0            0.00            0.00
                           -------------  ----------  ---------------  ----------  -------------  --------------  ---------------
                               1,010,000     544,174        1,127,500     661,674   $15.96-60.62   $4,024,416.96   $4,652,316.96

------------------------
* Includes options held by officers that become exercisable under the Amended 1997 Stock Option and Restricted Stock Plan as of the date the stockholders adopt the merger agreement and options held by non-employee directors that may, with the approval of the board, become exercisable under the Seconded Amended and Restated Non-Employee Directors' Stock Option Plan upon the directors' resignation from the board of directors.

** Includes (1) 87,500 shares subject to an option granted to Mr. Turner under the Amended 1997 Stock Option and Restricted Stock Plan that does not provide for full exercisability as of the date the stockholders adopt the merger agreement but for which Mr. Turner will receive consideration pursuant to the terms of the merger agreement, and (2) shares subject to options granted on November 1, 2004 to non-employee directors in accordance with the Second Amended and Restated Non-Employee Directors' Stock Option Plan, which options will not become exercisable upon the directors' resignation from the board of directors if the closing of the merger occurs before May 1, 2005 but for which such directors will receive consideration pursuant to the terms of the merger agreement.

*** Mr. Murray's spouse (who is also employed by us) holds (1) 9,448 an additional total options available as of December 31, 2004, (2) 4,223 unvested options, and (3) 5,225 vested options exercisable within 60 days of December 31, 2004.

        The information set forth in the preceding table includes options to purchase an aggregate of 176,000 shares with an exercise price of $15.96 per share granted to our executive officers on August 23, 2004 by the compensation committee of our board of directors in connection with our annual option grants to employees generally, which was generally consistent with past practice and our compensation policy, including an option to purchase 69,000 shares granted to Mr. Turner, an option to purchase 41,000 shares granted to Mr. Northup, an option to purchase 30,000 shares granted to Mr. Murray, an option to purchase 16,000 shares granted to Mr. Rishi, and an option to purchase 20,000 shares granted to Mr. Boeckman.

        The information set forth in the preceding table includes options to purchase an aggregate of 30,000 shares with an exercise price of $26.23 granted to non-employee directors on November 1, 2004 pursuant to the terms of our Second Amended and Restated Non-Employee Director's Stock Option Plan, which provides for automatic, non-discretionary annual option grants.

        SEVERANCE PLAN FOR SELECT EMPLOYEES. Effective as of December 23, 2003, the compensation committee of our board of directors adopted the DuPont Photomasks, Inc. Severance Plan for Select Employees providing for certain severance benefits to eligible participants. David S. Murray and James W. Boeckman are among a group of employees who would receive a severance benefit if their employment is terminated, either actually or constructively, other than for cause, within 12 months after a change-in-control of our company. (A copy of the Severance Plan for Select Employees under which this benefit was established was filed as an exhibit to our annual report on Form 10-K for fiscal year 2004.) The severance benefit would consist of a lump sum severance benefit equal to one year of the employee's annual base salary, and reimbursement of applicable COBRA premiums for six months of continued health coverage under our U.S. health plan for those employees and their dependents enrolled in the health plan, less any amount they would otherwise have paid for such health coverage if their employment had continued and less any applicable withholding for taxes.

        SEVERANCE BENEFITS UNDER EXISTING EMPLOYMENT AGREEMENTS. Effective, June 24, 2003 (the date of his election as Chief Executive Officer), we entered into an employment agreement with Mr. Turner that provides for salary and other employment terms. This agreement provides that, in the event of termination of Mr. Turner's employment, he will be entitled to continuation of medical and dental coverage for himself and his spouse under our standard benefits plan until such time as they are 65 years old, respectively, but no other severance is provided for under this agreement. In fiscal year 2002, we entered into employment agreements with James R. Northup and Satish Rishi, which agreements provide for salaries and other employment terms. Under these agreements, Messrs. Northup and Rishi are each entitled to receive severance benefits if their employment is terminated, either actually or constructively, within 12 months after a change-in-control of our company (as each such term is defined in the agreements). These benefits include a lump-sum severance payment equal to 12 months salary and the immediate accelerated vesting of all outstanding options granted to them.

        RETENTION PLAN FOR SELECT EMPLOYEES. Merger Sub has established, effective upon the closing of the merger, a retention plan for certain officers and other key employees of the surviving corporation, including Messrs. Northup, Murray, Rishi, Kalk and Boeckman. It is the intention that such plan will ensure that key talent is retained after the merger.

        LONG TERM INCENTIVE PLAN. We and Toppan have agreed to use commercially reasonable efforts to establish, effective upon the closing of the merger, a long term incentive compensation program for the officers and employees of the surviving corporation. It is the intention that such plan would be in lieu of an equity incentive plan for the officers and employees of the surviving corporation. In addition, we intend to modify our 401(k) plan offered to our officers and other U.S. employees to allow us to increase the match from 4% up to 5.5% of amounts contributed by our employees in lieu of benefits previously available under our Employee Stock Purchase Plan, which will be terminated upon the consummation of the merger.

        NEW EMPLOYMENT AGREEMENTS WITH MERGER SUB. On October 5, 2004 (the date of execution of the merger agreement), Merger Sub entered into a three-year employment agreement with Mr. Turner, to become effective as of the date of the closing of the merger, providing for the continuation of his current annual base salary of $425,000, an annual cash bonus (which may range from 0% to 150% of his base salary depending on his performance and the size of the bonus pool determined by the Board of Directors but with a target bonus opportunity equal to 75% of his base salary), and certain other benefits similar to those provided for in his current employment agreement. In addition, Mr. Turner will participate in the long term incentive plan to be established by Merger Sub at a level appropriate for a senior executive. In addition, in the event Mr. Turner is terminated without cause or leaves for good reason, which can be triggered by the failure by Merger Sub to establish a long-term incentive plan within ninety
(90) days of the completion of the merger, he is entitled to severance pay equal to all accrued but unpaid benefits, a pro-rata amount of his annual target bonus opportunity for the year, and a lump sum payment equal to (a) one year's base salary if no long term incentive plan has been established or, if the long term incentive plan has been established, the greater of (i) one year's base salary or (ii) fifty percent (50%) of Mr. Turner's long term incentive program target compensation less (b) the sum of all payments, if any, payable to Mr. Turner under any other plan or program of the surviving corporation pursuant to which termination of employment or post-termination of employment compensation is payable to Mr. Turner. The obligations of Merger Sub under this agreement will be assumed by us, as the surviving corporation, at the effective time of the merger, at which time his current employment agreement will be superceded by the employment agreement executed on October 5, 2004. This agreement with Toppan was negotiated at the request of Toppan after the material terms of the merger had been negotiated.

        On February 9, 2005, each of James R. Northup, David S. Murray and Franklin Kalk entered into an employment agreement with Merger Sub, to become effective as of the date of the closing of the merger. Messrs. Murray and Kalk did not have employment agreements with us prior to the merger. These agreements provide for the same base salary each currently receives. Each agreement will be for an initial three-year term with provisions for renewals thereafter. The agreements also provide for an annual cash bonus, which may range from 0% to 100% of salary for each of Messrs. Northup, Murray and Kalk's base salary depending on the performance and the size of the bonus pool determined by the Board of Directors. The annual cash bonus structures provide for a wider range than the current structures available to each of Messrs. Northup, Murray and Kalk under their current compensation arrangements. Messrs. Northup, Murray and Kalk will participate in the retention plan and long term incentive plan described above, each to be established by Merger Sub. In addition, in the event any of Messrs. Northup, Murray and Kalk is terminated without cause or leaves for good reason, each will be entitled to receive severance pay equal to all accrued but unpaid benefits and a lump sum payment equal to either (a) one year's base salary if the long term incentive plan has not yet been established or, if the long term incentive plan has been established, the greater of (i) one year's base salary or (ii) fifty percent (50%) of the respective officer's long term incentive program target compensation less (b) the sum of all payments, if any, payable to Messrs. Northup, Murray and Kalk under any other plan or program of the surviving corporation pursuant to which termination of employment or post-termination of employment compensation is payable to. As applied to Messrs. Northup, Murray and Kalk, "Good Reason" means (A) a reduction in the executive's titles, authority, duties or responsibilities, or the assignment of duties inconsistent with the executive's position; (B) a change in reporting contrary to the provisions of the respective employment agreement; (C) a reduction in the respective executive's base salary; (D) the failure by Merger Sub to establish a long term incentive plan within ninety (90) days of the completion of the merger; (E) our notice that we require the executive to permanently relocate more than fifty
(50) miles from his current residence to another location; or (F) there is a material change in control out of the Toppan group, in each case without such executive's consent and continuing more than thirty (30) days following our receipt of written notice from such executive identifying the basis of the alleged termination for Good Reason. The obligations of Merger Sub under these agreement will be assumed by us, as the surviving corporation, at the effective time of the merger.

        Mr. Rishi's existing employment agreement will continue in effect through the closing of the merger and thereafter, in accordance with the terms of such agreement.

        INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND INSURANCE. The merger agreement provides that all rights of indemnification for acts or omissions occurring at or prior to the merger that exist in favor of our directors or executive officers as provided in our certificate of incorporation or bylaws and any of our existing indemnification agreements in effect as of the date of the merger agreement will continue in full force and effect after the merger in accordance with their terms. Toppan has agreed to cause our company, as the surviving corporation in the merger, to fulfill and honor in all respects those obligations. The merger agreement further provides that after the merger, Toppan will, or will cause us, as the surviving corporation, to provide, for a period not less than six years after the closing of the merger, directors' and officers' liability insurance covering those persons who were, as of the date of the merger agreement, covered by our directors' and officers' liability insurance policy, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement or, if substantially equivalent insurance is unavailable, the best available coverage. Toppan will not be required to pay an annual premium for such insurance in excess of 150% of the annual premium that we currently pay for such insurance.

        Our board of directors was aware of, and considered the interests of, our directors and executive officers and the potential conflicts arising from such interests in its deliberations of the merits of the merger and in approving the merger agreement and the merger.

        LITIGATION RELATED TO THE MERGER

        On October 8, 2004 a purported class action lawsuit was filed in the District Court of Travis County, Texas against us and our directors. The plaintiff's petition alleges breaches of fiduciary duty including self-dealing on the part of our directors in connection with the merger agreement. Specifically, the plaintiff's claims are premised on allegations that:

        o our directors allegedly acted to obtain personal benefits (including personal financial benefits and payoffs through employment agreements, severance agreements and/or accelerated stock options) not shared equally with the stockholders at large;

        o our directors allegedly did not properly value DuPont Photomasks and entered into the merger without regard to the fairness of the transaction; and

        o our directors allegedly breached their fiduciary duties to DuPont Photomasks by (a) announcing and negotiating the merger before releasing its first quarter 2005 results; (b) allowing E.I. du Pont de Nemours and Company to enter into an agreement to vote all of its shares (approximately 19% of our company's outstanding shares) in favor of the merger; (c) ignoring or not protecting against the numerous conflicts of interest resulting from their own interrelationships or connection with the transaction; and (d) not disclosing the true value of our company to the public.

The plaintiff seeks an order directing us and our directors to "obtain a transaction which is in the best interests of our shareholders," to disclose 2005 first quarter financial results, and to rescind so much of the merger agreement that may have already been implemented. The plaintiff also seeks to recover his costs, including attorneys fees.

        We and our directors believe that the plaintiff's claims are without merit. We and our individual directors are vigorously defending this lawsuit. We are unable to predict the outcome of the lawsuit or the impact of its pendency on us or on the consummation of the merger.

        APPRAISAL RIGHTS

        The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as ANNEX D. Stockholders intending to exercise appraisal rights should carefully review ANNEX D. Failure to follow precisely any of the statutory procedures set forth in ANNEX D may result in a termination or waiver of these rights.

        If the merger is completed, holders of our common stock who have not voted for the adoption of the merger agreement and who follow the procedures specified in Section 262 of the Delaware General Corporation Law will be entitled to have their shares of our common stock appraised and receive the "fair value" of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

        The following is a brief summary of Section 262, which explains the procedures for demanding statutory appraisal rights. Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

        Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

        o Stockholders electing to exercise appraisal rights must not vote "for" the adoption of the merger agreement. Also, because a submitted proxy not marked "against" or "abstain" will be voted "for" the proposal to adopt the merger agreement, the due submission of a proxy not marked "against" or "abstain" will result in the waiver of appraisal rights.

        o A written demand for appraisal of shares must be filed with us before the taking of the vote on the adoption of the merger agreement at the Special Meeting on March 28, 2005. The written demand for appraisal should specify the stockholder's name and mailing address, and that the stockholder is thereby demanding appraisal of his or her our common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the adoption of the merger agreement or an abstention from such vote.

        o A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

        o A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at 131 Old Settlers Boulevard, Round Rock, Texas 78664, Attention: General Counsel.

        Within ten (10) days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the adoption of the merger agreement.

        Within one-hundred twenty (120) days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been timely received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder within ten (10) days after the stockholders' request is received by us or within ten (10) days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

        Within one-hundred twenty (120) days after the effective time of the merger (but not thereafter), either our company or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the DuPont Photomasks shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made. Accordingly, it will be the obligation of the stockholders wishing to assert appraisal rights to institute all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

        Upon the filing of any petition by a stockholder in accordance with
Section 262, service of a copy must be made upon us, and we must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we must bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

        If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders have complied with Section 262 and are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

        Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares and that investment banking opinions as to the fairness of the merger consideration from a financial point of view (including Credit Suisse First Boston's opinion attached as ANNEX C to this proxy statement) are not necessarily opinions as to the fair value of such shares under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in appraisal proceedings. In addition, Delaware courts have decided that a stockholder's statutory remedy may or may not be a stockholder's exclusive remedy, depending on the factual circumstances.

        The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a stockholder seeking appraisal, the court may order that all or a portion of the expenses incurred by any such stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.

        Any stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

        At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our written consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders' rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

        Failure by any DuPont Photomasks stockholder to comply fully with the procedures described above and set forth in ANNEX D to this proxy statement may result in termination of such stockholder's appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your own legal counsel.

        DELISTING AND DEREGISTRATION OF OUR COMMON STOCK

        If the merger is completed, our common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934 promptly thereafter.

        MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following summary is a general discussion of the material federal income tax consequences to our stockholders whose common stock is converted into the right to receive cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders as described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local or foreign tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions occur in connection with the merger), including, without limitation, any exercise of a DuPont Photomasks option or the acquisition or disposition of DuPont Photomasks shares other than pursuant to the merger. In addition, it does not address all aspects of federal income taxation that may affect particular DuPont Photomasks stockholders in light of their particular circumstances, including:

        o       stockholders that are insurance companies;

        o       stockholders that are tax-exempt organizations;

        o       stockholders that are financial institutions or broker-dealers;

        o stockholders who hold their common stock as part of a hedge, straddle or conversion transaction;

        o stockholders that hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code;

        o stockholders who are subject to the federal alternative minimum tax;

        o       stockholders who are partnerships;

        o stockholders who acquired their common stock pursuant to the exercise of a stock option or otherwise as compensation; and

        o stockholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts with respect to the United States.

        The following summary also does not address holders of stock options. The following summary assumes that our stockholders hold their common stock as a "capital asset" (generally, property held for investment).

        TREATMENT OF HOLDERS OF COMMON STOCK

        The conversion of our common stock into the right to receive cash pursuant to the merger will be a taxable transaction. Generally, this means that our stockholders will recognize a capital gain or loss equal to the difference between (1) the amount of cash stockholders receive in the merger and (2) their adjusted tax basis in the common stock (which is usually a stockholder's original cost for the stock). For this purpose, our stockholders who acquired different blocks of DuPont Photomasks shares at different times for different prices must calculate gain or loss separately for each identifiable block of DuPont Photomasks shares surrendered in the exchange.

        This gain or loss will be long-term if the holder has held DuPont Photomasks common stock for more than one year as of the date of the merger. Under current law, long-term capital gains of stockholders who are individuals, trusts and estates are subject to a maximum federal income tax rate of 15%, whereas the maximum federal income tax rate on ordinary income and short-term capital gains (that is, gain on capital assets held for not more than one year) of an individual is currently 35% (not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions). For corporations, capital gains and ordinary income are taxed at the same maximum rate of 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals. Capital losses not offset by capital gains may be deducted against a non-corporate stockholder's ordinary income only up to a maximum annual amount of $3,000, and non-corporate stockholders may carry forward unused capital losses. A corporate stockholder can deduct capital losses only to the extent of capital gains; unused capital losses may be carried back three years and forward five years.

        BACKUP WITHHOLDING

        A DuPont Photomasks stockholder may be subject to "backup withholding" with respect to certain "reportable payments" including taxable proceeds received in exchange for the stockholder's DuPont Photomasks shares pursuant to the merger. The current backup withholding rate is 28%, but this rate could change at any time. Backup withholding will generally not apply, however, to a DuPont Photomasks stockholder who furnishes the paying agent with a correct taxpayer identification number on Form W-9 (and who does not subsequently become subject to backup withholding) or who is otherwise exempt from backup withholding, such as a corporation. In addition, certain foreign persons such as certain nonresident aliens may establish an exemption from, or a reduced rate of, backup withholding by delivering the proper version of Form W-8. Each of our stockholders and, if applicable, each other payee, should complete and sign the Form W-9 included with the letter of transmittal (or other applicable form such as a Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld from payments to a DuPont Photomasks stockholder under the backup withholding rules generally will be allowed as a credit against the DuPont Photomasks stockholder's United States federal income tax liability.

        The foregoing discussion of the federal income tax consequences of the merger is for our stockholders' general information only. This discussion is necessarily only a general discussion in that a wide variety of distinct circumstances of individual taxpayers may lead to federal income tax consequences different from those discussed above. Some of the broad types of distinct individual circumstances may include:

        o being one of the particular types of stockholders identified in the bullet points above, such as stockholders that are insurance companies and tax-exempt organizations;

        o being a taxpayer for whom specific advance planning may be appropriate prior to the merger, in light of individual family, economic, or income circumstances, for example, a stockholder contemplating any of a variety of donative transfers of our common stock prior to the merger or a stockholder whose estimated tax payments may be affected by the receipt of cash in the merger; or

        o other particular federal income tax attributes, such as expiring net operating losses, capital loss carryforwards or excess charitable contributions.

        Moreover, as this discussion concerns only United States federal income tax consequences, it does not cover possibly relevant federal taxes other than income taxes, such as gift taxes, or other jurisdictions' taxes, such as state or foreign taxes, that may apply in certain circumstances or the interplay between such other taxes and federal income taxes. This is only a partial list of individual circumstances intended to suggest the many circumstances that may have an impact on the overall tax outcome of the merger on a particular stockholder. ACCORDINGLY, OUR STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

        REGULATORY MATTERS

        Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, or the HSR Act, and the rules that have been promulgated under the HSR Act, acquisitions over a certain size may not be consummated unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. Our merger with Merger Sub and the conversion of our shares into the right to receive the merger consideration is subject to the provisions of the HSR Act. Under the HSR Act, Toppan and we cannot consummate the transaction until the expiration or early termination of the waiting period following the filing of Hart-Scott-Rodino Notification and Report Forms. The merger agreement provides that each of us and Toppan will use our reasonable best efforts to consummate the merger as promptly as practicable, including reasonable best efforts to obtain regulatory clearance. We initially filed the required notification and report forms on November 12, 2004, followed by Toppan's initial submission of the required notification and report forms on November 15, 2004. Toppan's submission was withdrawn and resubmitted by Toppan on December 17, 2004, to give the Antitrust Division of the U.S. Department of Justice an additional 30 days to determine whether to issue a second request. On January 18, 2005, the U.S. Department of Justice issued a second request for additional information and documentary material to Toppan and us regarding the proposed transaction. The information request was issued under notification requirements of the HSR Act. Issuance of a second request is not unusual for a transaction of this size and type, and the parties intend to cooperate fully with the U.S. Department of Justice and respond promptly to the second request. The effect of the second request for additional information and documents is to extend the waiting period imposed by the HSR Act until 30 days after we and Toppan have substantially complied with the second request, unless that period is extended voluntarily by the parties or terminated sooner by the U.S. Department of Justice.

        The merger is also subject to review by regulatory authorities in certain non-United States jurisdictions. We and Toppan have made (or will make) additional filings, as required by these foreign regulatory authorities. Under some of these regulations, the merger cannot be consummated until the applicable approvals or expiration or termination of any applicable waiting periods have been made or expired or terminated. All applicable waiting periods have expired or been terminated by the appropriate authorities.

        Although the specific rules and regulations vary by jurisdiction, the U.S. government and each of the non-United States jurisdictions has the right to review the materials submitted to it, to request additional materials, and to initiate a more thorough investigation, which could result in preventing the closing of the transaction or delaying its closing for a period of weeks or months. We and Toppan could seek (but neither is obligated) to resolve any such foreign competition law concerns by means of a negotiated settlement, which could significantly affect the timing of the closing of the transaction and result in significant structural changes to the transaction, or could face future legal challenge in these jurisdictions resulting in judgments with significant structural changes imposed on the transaction.

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

        At any time before or after the completion of the merger, notwithstanding that the applicable waiting period has ended or approval has been granted, any state or some private parties could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on antitrust grounds. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

        The Exon-Florio Amendment to the Defense Production Act of 1950 authorizes the President of the United States to suspend or prohibit any foreign acquisition, merger or takeover of a U.S. business that is determined to threaten the national security of the United States. The President has established an inter-agency committee known as the Committee on Foreign Investment in the United States, or CFIUS, to review proposed or completed acquisitions to determine if there is credible evidence that the foreign entity acquiring control of the U.S. business might take action that threatens U.S. national security. While notification of the proposed merger is voluntary, we and Toppan provided notification to CFIUS of the proposed merger, and the absence of any adverse action by the United States Government under the Exon-Florio Amendment is a condition to closing the merger. On January 13, 2005, CFIUS informed Toppan that, after having completed a review of the proposed acquisition of DuPont Photomasks by Toppan, there are no issues of national security sufficient to warrant an investigation under the provisions of the Exon-Florio Amendment to the Defense Production Act of 1950. We and Toppan had previously submitted a joint voluntary notice to CFIUS on November 17, 2004, which joint submission was withdrawn and resubmitted to CFIUS on December 17, 2004 to give CFIUS an additional 30 days to determine whether to open an investigation. The voluntary notice granted CFIUS 30 days to review the proposed transaction for national security concerns.

        EFFECT ON DUPONT PHOTOMASKS CONVERTIBLE SUBORDINATED NOTES

        Each of our outstanding 1.25% Convertible Subordinated Notes due 2008 may be converted, at the option of each holder thereof, into shares of our common stock prior to the effective time of the merger. Because holders of our common stock are entitled to receive $27.00 in cash, without interest and subject to any applicable withholding taxes, for each share of our common stock held by them, regardless of the number of shares of our common stock outstanding, the conversion of our outstanding 1.25% Convertible Subordinated Notes into shares of our common stock will not impact the consideration to be received by holders of our common stock in the merger. At any time after the effective time of the merger and prior to May 15, 2008, the maturity date of the 1.25% Convertible Subordinated Notes, subject to specified conditions, any 1.25% Convertible Subordinated Note that was not converted into our common stock may be converted into the merger consideration to be paid to our stockholders, which will be an amount equal to $27.00 in cash, without interest, for each share of our common stock into which such 1.25% Convertible Subordinated Note is convertible. Until such time as the 1.25% Convertible Subordinated Notes are converted, such notes shall remain outstanding. If the 1.25% Convertible Subordinated Notes are not converted prior to the maturity date, the holders thereof shall be entitled to receive the principal amount of the notes, together with accrued and unpaid interest thereon. Pursuant to the indenture governing the 1.25% Convertible Subordinated Notes, we, as a condition precedent to the merger, are required to execute and deliver to the trustee of the 1.25% Convertible Subordinated Notes a supplemental indenture providing that the holders of each outstanding 1.25% Convertible Subordinated Note are entitled to the right to convert the 1.25% Convertible Subordinated Notes into the same merger consideration they would have received upon a conversion immediately prior to the merger. The holders of any 1.25% Convertible Subordinated Note outstanding after the effective time of the merger may require us to repurchase any 1.25% Convertible Subordinated Notes up to 30 business days after the merger at a price equal to 100% of the principal amount of the note, together with accrued and unpaid interest. Under the terms of the 1.25% Convertible Subordinated Notes, we are required to send the holders of the 1.25% Convertible Subordinated Notes a notice regarding the effect of the merger on such 1.25% Convertible Subordinated Notes at least ten business days prior to the merger. Under the terms of the merger agreement, we are required to give prompt notice to the noteholders informing them of the merger transaction.

THE MERGER AGREEMENT

        The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement and the voting agreement. The merger agreement is included as ANNEX A to this proxy statement. We encourage you to read it carefully and in its entirety.

        MERGER CONSIDERATION

        Upon completion of the merger, each outstanding share of our common stock, other than shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive $27.00 in cash, without interest. The price of $27.00 per share was determined through arm's-length negotiations between us and Toppan. Upon completion of the merger, no shares of our common stock outstanding immediately prior to the effective time of the merger will remain outstanding after the effective time of the merger and all such shares will automatically be cancelled and will cease to exist. Our company will survive as a wholly owned subsidiary of Toppan.

        CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

        Your right to receive $27.00 per share in cash, without interest, will occur automatically upon completion of the merger. Prior to the effective time of the merger, Toppan will enter into an agreement with a bank or trust company selected by Toppan to act as paying agent under the merger agreement. Toppan will deposit with the paying agent cash amounts sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of shares of our common stock.

        Promptly after the effective time of the merger, the paying agent will mail to each record holder of shares, other than dissenting stockholders, a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. NO STOCKHOLDER SHOULD SURRENDER ANY CERTIFICATES UNTIL THE STOCKHOLDER RECEIVES THE LETTER OF TRANSMITTAL AND OTHER MATERIALS FOR SUCH SURRENDER. Upon surrender of a stock certificate for cancellation to the paying agent, together with a letter of transmittal, duly executed, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of common stock previously represented by such stock certificate(s) shall have been converted into the right to receive pursuant to the merger agreement, without any interest thereon. The certificates so surrendered will be cancelled.

        In the event of a transfer of ownership of shares of common stock which is not registered in our transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, accompanied by all documents reasonably required by the paying agent to evidence such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

        If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

        o you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

        o we, as the surviving corporation in the merger, or the paying agent, may require you to post a bond in a reasonable amount as indemnity against any claim that may be made with respect to that certificate against us or the paying agent.

        STOCKHOLDERS SHOULD NOT SEND THEIR CERTIFICATES NOW AND SHOULD SEND THEM ONLY PURSUANT TO INSTRUCTIONS SET FORTH IN THE LETTERS OF TRANSMITTAL TO BE MAILED TO STOCKHOLDERS PROMPTLY AFTER THE EFFECTIVE TIME OF THE MERGER. IN ALL CASES, THE MERGER CONSIDERATION WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT AND SUCH LETTERS OF TRANSMITTAL.

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

        One hundred and eighty (180) days after the effective time of the merger, the paying agent will deliver to the surviving corporation, upon demand, any funds made available to the paying agent which have not been disbursed to holders of DuPont Photomasks stock certificates. Any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such one hundred and eighty (180) day period may thereafter look only to the surviving corporation for payment of the merger consideration to which they are entitled.

        The cash paid to you upon conversion of your shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

        EFFECT ON DUPONT PHOTOMASKS STOCK OPTIONS

        All DuPont Photomasks stock options granted under the Amended 1997 Stock Option and Restricted Stock Plan that are not vested and exercisable will become fully exercisable as of the date the stockholders adopt the merger agreement. For each non-employee director of the Company who, due to the merger, resigns with the approval of the board, all DuPont Photomasks stock options held by such director under the Second Amended and Restated Non-Employee Directors' Stock Option Plan, other than those that were granted within six months of the date he or she ceases to be a director, will become fully exercisable on such date.

        In addition, each DuPont Photomasks stock option that is outstanding at the effective time of the merger, whether or not then vested or exercisable, will be cancelled. In consideration for such cancellation, we or the surviving corporation will pay to the holder of each such cancelled stock option that has a per share exercise price less than $27.00 (whether or not then vested or exercisable), at the Closing, a cash payment equal to the product of (1) the excess of $27.00 over the per share exercise price of such stock option, multiplied by (2) the aggregate number of shares of common stock then subject to such stock option, without interest and subject to any applicable withholding taxes. The holders of the cancelled options that have an exercise price of $27.00 or greater will not receive any amount for such cancelled options.

        EFFECT ON OUR STOCK OPTION PLANS

        Our Amended 1997 Stock Option and Restricted Stock Plan, Founders Stock Option Plan, Amended and Restated Stock Performance Plan, and Second Amended and Restated Non-Employee Directors' Stock Option Plan will be terminated immediately prior to the effective time of the merger.

        EFFECT ON OUR EMPLOYEE STOCK PURCHASE PLAN

        Our Employee Stock Purchase Plan will be terminated immediately prior to the effective time of the merger. Employees will not have any further payroll deductions made for purposes of acquiring shares under the Employee Stock Purchase Plan after such time. Pursuant to the terms of the Employee Stock Purchase Plan, any unused payroll deductions that participants have accumulated under the Employee Stock Purchase Plan by the effective time of the merger will be used to purchase shares of our common stock immediately prior to the merger. Each share of DuPont Photomasks common stock so acquired will be converted in the merger into the right to receive $27.00 in cash, without interest and subject to applicable tax withholding. Pursuant to the terms of the merger agreement, there will be no further participation in the Employee Stock Purchase Plan after the end of the current participation period which terminates on March 28, 2005, even if the effective time of the merger occurs after this date.

        EFFECTIVE TIME OF THE MERGER

        The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by Toppan and DuPont Photomasks and specified in the certificate of merger. The filing of the certificate of merger will occur on the closing date. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Toppan and a party to the merger agreement, will merge with and into our company. We will survive the merger as a wholly owned subsidiary of Toppan. If the merger agreement is adopted by our stockholders, the merger will be completed as soon as all of the other conditions to the merger set forth in the merger agreement have been satisfied or waived by Toppan or DuPont Photomasks, as applicable. These conditions are described below under "--Conditions to the Merger."

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

        REPRESENTATIONS AND WARRANTIES

        The merger agreement contains representations and warranties of each party to the agreement. These representations and warranties will expire upon completion of the merger.

        The merger agreement contains customary representations and warranties of DuPont Photomasks as to, among other things:

        o       our organization, good standing and corporate power;

        o       our capitalization;

        o authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of third parties and governmental authorities relating to, the merger agreement;

        o our SEC documents, including the accuracy of information in this proxy statement, and the absence of undisclosed liabilities;

        o       absence of certain changes or events;

        o       legal proceedings;

        o       compliance with laws and permits;

        o       tax matters;

        o       employee benefits and labor matters;

        o       environmental matters;

        o       contracts;

        o       title to properties;

        o       intellectual property;

        o       insurance and warranties;

        o       opinion of financial advisor;

        o       brokers and other advisors;

        o       state takeover statutes; and

        o       our stockholders rights plan, including an amendment thereto.

        In addition, the merger agreement contains representations and warranties by Toppan and Merger Sub as to, among other things, Toppan having sufficient funds to consummate the transactions contemplated by the merger agreement.

        The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub" in ANNEX A to this proxy statement.

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

        COVENANTS

        CONDUCT OF OUR BUSINESS. We have agreed in the merger agreement that during the period from October 5, 2004 until the effective time of the merger, unless Toppan otherwise consents in writing, we will carry on our business in the ordinary course, consistent with past practice, use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of all material contracts and permits, take all commercially reasonable steps to notify and seek governmental approval for the merger, and use commercially reasonable efforts to maintain and preserve intact our business organization and the goodwill of those having business relationships with us and retain the services of our present officers and key employees.

        In addition, we have agreed that during such period, subject to specified exceptions typical and customary to agreements of this type of transaction, neither we nor any of our subsidiaries may, without Toppan's prior written consent, which consent shall not be unreasonably withheld or delayed and except as otherwise required or permitted by the merger agreement:

        o (i) issue any shares of our capital stock, or any rights, warrants or options to purchase any shares of our capital stock; PROVIDED that we may (a) issue shares of our common stock (1) upon the exercise of existing options or upon the conversion of our 1.25% Convertible Subordinated Notes outstanding on the date of the merger agreement and (2) upon the exercise of purchase rights under the Employee Stock Purchase Plan outstanding on the date of the merger agreement in accordance with the terms and conditions of such plan, and (b) grant stock options to acquire a limited number of shares of our common stock to (1) our directors in connection with our annual meeting of stockholders pursuant to the terms of our Second Amended and Restated Non-Employee Directors' Stock Option Plan and (2) to new employees and special awards to non-executive employees for individual performance not to exceed a specified exercise price per share under our Amended 1997 Stock Option and Restricted Stock Plan; (ii) redeem, repurchase or otherwise acquire any of our outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of our capital stock; (iii) declare or pay any dividend on, or make any other distribution in respect of, any shares of our capital stock; (iv) split, combine, subdivide or reclassify any shares of our capital stock; or (v) amend or waive any of our rights under, or accelerate the vesting under, any provision of our stock plans or any agreement evidencing any outstanding stock option;

        o incur any indebtedness for borrowed money or guarantee any indebtedness other than in the ordinary course of business, consistent with past practice;

        o sell or otherwise transfer any of our properties or assets (including securities of our subsidiaries) other than in the ordinary course of business, consistent with past practice or pursuant to existing contracts;

        o make any capital expenditures, except as otherwise previously disclosed or to be disclosed to Toppan;

        o make any investment or acquisition other than in the ordinary course of business consistent with past practice or with respect to permitted capital expenditures;

        o (i) enter into any material contract other than in the ordinary course of business consistent with past practice, (ii) enter into a real estate lease, (iii) enter into any intellectual property license other than in the ordinary course of business consistent with past practice, (iv) enter into any contract that restricts us from engaging in any line of business or in any geographic area, (v) enter into any contract that would require the consent of a third party in order to continue in full force following, consummation of the merger, or (vi) modify or waive any provision of any confidentiality, non-disclosure or similar agreement related to our proprietary intellectual property or other non-public information;

        o increase the compensation of any of our directors, officers or employees, or enter into or amend any employment agreement or any compensation or benefit plan or policy with respect to any director, officer, employee, consultant or affiliate, other than
                (i) as required by applicable law or the terms of certain agreements or proposals in effect as of October 5, 2004, and
                (ii) promotions or increases in compensation of employees (other than executive officers) or renewals or extensions of benefit plans (excluding stock option plans or equity-based compensation plans) made in the ordinary course of business consistent with past practice;

        o make or change any material tax election, file any amended tax return, settle any material tax claim or surrender any right to claim a refund of taxes or consent to any waiver or extension of the statute of limitations for the assessment of taxes;

        o make any changes in financial or tax accounting methods, principles or practices or change an annual accounting period, except as required by a change in generally accepted accounting principles or applicable law, or change or remove our certified public accountants;

        o amend our charter documents or the charter documents of our subsidiaries;

        o adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

        o pay any material claims, liabilities or obligations, other than our 1.25% Convertible Subordinated Notes or in the ordinary course of business consistent with past practice or in accordance with their terms;

        o settle or compromise any litigation or proceeding requiring payment by us of over $1,000,000;

        o enter into any material transaction with any of our executive officers or directors; or

        o take any action which would cause any of the conditions to the merger not to be satisfied.

        The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled "Conduct of Business of the Company" in ANNEX A to this proxy statement.

        NO SOLICITATION OF TRANSACTIONS. We have agreed, prior to the merger becoming effective, to certain limitations on our ability to take action with respect to other acquisition transactions. Except as set forth below, we have agreed to not directly or indirectly:

        o solicit or initiate any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal (as defined below); or

        o participate in any discussions with any third party regarding, or furnish to any third party any non-public information with respect to, any Takeover Proposal.

        Notwithstanding these limitations:

        o if, prior to receipt of stockholder approval for the merger, our board of directors receives an unsolicited, bona fide written Takeover Proposal that the board of directors determines in good faith is reasonably likely to result in a Superior Proposal (as defined below) and with respect to which the board determines in good faith, and after consulting with outside counsel, that the taking of such action is necessary in order for the board to comply with its fiduciary duties to our stockholders under Delaware law, then we may, in response to such Takeover Proposal and after providing Toppan not less than 24 hours prior written notice of our intention to take such actions: (i) participate in discussions and negotiations with such person regarding such Takeover Proposal, and (ii) furnish information to the person making such Takeover Proposal, but only after such person enters into a customary confidentiality agreement with us that is no less favorable to us than our confidentiality agreement with Toppan; and

        o our board of directors may withdraw or modify its recommendation that our stockholders adopt the merger agreement, or recommend a Superior Proposal, if the board determines in good faith, after consulting with outside counsel, that the failure to make such withdrawal, modification or recommendation would constitute a breach by the board of directors of its fiduciary duties to our stockholders under Delaware law, and if our board of directors receives an unsolicited, bona fide written Takeover Proposal that the board determines in good faith constitutes a Superior Proposal, our board of directors may enter into a definitive agreement with respect to such Superior Proposal (after giving Toppan three business days' notice and right to adjust the terms of the merger agreement); however, in such circumstances, we will be required to pay a $18,000,000 termination fee to Toppan as described below under "Fees and Expenses."

        In the merger agreement, "Takeover Proposal" means any inquiry, proposal or offer from anyone (other than Toppan) relating to any direct or indirect acquisition of all or a substantial portion of our assets or of 15% or more of our capital stock, any tender offer or exchange offer that if consummated would result in anyone beneficially owning 15% or more of our capital stock, or any merger, consolidation or similar transaction involving us and/or one or more of our subsidiaries.

        In the merger agreement, "Superior Proposal" means a bona fide written offer to acquire, directly or indirectly, all of our equity securities or all or substantially all of our assets made by a third party, on terms and conditions which our board of directors determines in its good faith judgment (after consultation with a financial advisor of national reputation) to be more favorable to our stockholders from a financial point of view than the merger, taking into account at the time of determination all legal, financial and regulatory aspects of the proposal, the identity of the person making such proposal and the ability of the person making such proposal to consummate the transactions contemplated by such proposal in a timely manner (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

        OTHER COVENANTS. The merger agreement contains a number of other covenants, including covenants relating to:

        o filing a Notification and Report Form pursuant to the HSR Act, making additional filings as required by regulatory authorities in foreign jurisdictions and taking other reasonably necessary actions to cause the expiration of applicable waiting periods under the HSR Act and the anti-trust regulations of other foreign jurisdictions;

        o       preparation of this proxy statement and holding of the Special
                Meeting;

        o recommendation by our board of directors that our stockholders adopt the merger agreement;

        o notification to the holders of the 1.25% Convertible Subordinated Notes of the merger and the use of commercially reasonable efforts to cause the conversion of all such notes into shares of our common stock prior to the closing of the merger;

        o notification of non-renewal of the DNP Partnership Agreement (as defined below) to the other parties thereto no later than October 20, 2004;

        o use of commercially reasonable efforts to amend the Schott Agreements (as defined below) prior to the closing of the merger so that certain non-competition provisions therein will not apply to Toppan or Toppan's affiliates (other than DuPont Photomasks or its subsidiaries);

        o compliance with all of our obligations in connection with the requirements of the Connecticut Property Transfer Law with respect to our Danbury, Connecticut facility;

        o taking all actions required under the Employee Stock Purchase Plan to suspend participation in such plan after the end of the current election period even if the effective time of the merger has not yet occurred and not permitting any new participation elections under such plan after the date of the merger agreement;

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

        o use of commercially reasonable efforts to obtain the approvals, consents and waivers necessary for the consummation of the merger;

        o       public announcements;

        o access to information including assisting Toppan with continued due diligence with regard to certain environmental matters;

        o notification of breaches of representations and warranties, breaches of covenants and certain other matters;

        o continuation of indemnification and insurance of directors and officers; and

        o the defense or settlement of any litigation brought against us or by our stockholders as a result of the merger.

        In the merger agreement, the "DNP Partnership Agreement" refers to that certain Partnership Agreement, dated May 15, 2002, by and between us and DNP Holding (USA) Corp., a wholly owned subsidiary of Dai Nippon Printing Co., Ltd.

        In the merger agreement, "Schott Agreements" refer to that certain Agreement for Sale and Purchase of Assets, dated March 31, 2002 by and among Schott Lithotec USA Corp., Schott Lithotec AG and us, and related agreements.

        CONDITIONS TO THE MERGER

        The parties' obligations to complete the merger are subject to the following conditions:

        o the adoption of the merger agreement by the requisite vote of our stockholders;

        o the expiration or termination of the waiting period under the HSR Act, the expiration or termination of any applicable waiting periods under foreign antitrust laws and the receipt of any required foreign antitrust approvals;

        o the making of a filing in compliance with the Exon-Florio Amendment to Section 721 of the Defense Production Act of 1950, 50 U.S.C. Section 2170, as amended and notice of no action seeking to block the merger from the Committee on Foreign Investment in the United States; and

        o no law, injunction, judgment or ruling shall have been enacted or shall be in effect that enjoins, restrains, prevents or prohibits the completion of the merger or makes the completion of the merger illegal.

        Toppan's and Merger Sub's obligations to complete the merger are also subject to the following conditions:

        o our representations and warranties must be true and correct as of the date of the merger agreement and the date of the closing of the merger (unless expressly related to an earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below);

        o our performance in all material respects of all of our obligations under the merger agreement;

        o no event, occurrence or state of facts occurring between the date of the merger agreement through May 31, 2005 or, if sooner, the closing date of the merger, that did or could reasonably be expected to have a Material Adverse Effect;

        o no litigation pending or threatened by any governmental entity that would be reasonably likely to, directly or indirectly (1) restrain, enjoin, prevent, prohibit or make illegal the acquisition of o

        o some or all of our shares by Toppan or Merger Sub or the completion of the merger, (2) impose limitations on the ability of Toppan to effectively exercise full rights of ownership of shares of our common stock, (3) impose any material limitations on the future conduct of our business or (4) result in a governmental investigation for the purpose of imposing criminal sanctions or material damages on Toppan or the surviving corporation in the merger;

        o since the date of the merger agreement, neither our Chief Executive Officer nor our Chief Financial Officer shall have failed to provide the necessary certifications under the Sarbanes-Oxley Act of 2002 with respect to our periodic SEC filings;

        o the Transition Agreement (as defined below) shall be in full force and effect, and shall not have been amended, rescinded or modified in any respect;

        o receipt of written waivers or other appropriate instruments sufficient to evidence that (i) we will not be expelled from either (A) the partnership formed as Advanced Mask Technology Center GmbH & Co. KG, or (B) the partnership formed as Maskhouse Building Administration GmbH & Co. KG, (ii) that neither partnership agreement pursuant to which each of the two partnerships were formed will be terminated solely as a result of the merger and (iii) that neither partnership will be dissolved solely as a result of the merger; and

        o the Company Rights Plan Amendment (as defined below) shall be in full force and effect and shall not have been amended, rescinded or modified in any respects; and

        o no environmental liabilities for which we and our Subsidiaries have been alleged, or are reasonably likely to be alleged, to be liable shall be in excess of, individually or in the aggregate, $30 million, excluding (i) ordinary course expenditures for environmental compliance, consistent with past practice and (ii) any environmental liabilities to the extent covered by insurance or third party indemnification agreements.

        The merger agreement provides that a "Material Adverse Effect" means any change, event, occurrence or state of facts which has had, or would reasonably be expected to have, a material adverse effect on: our business, assets, results of operations or financial condition, taken as a whole, except that none of the following shall be taken into account in determining whether there has been a material adverse effect: (1) any failure by us to meet projections, forecasts or analyst expectations for any period ending on or after the date of the merger agreement; (2) any decrease in the market price of our common stock; (3) any change, event, occurrence, state of facts or effect to the extent primarily resulting from or relating to any of the following: (i) the announcement of the merger agreement, (ii) conditions, events or circumstances affecting the photomask industry, the U.S. economy as a whole or foreign economies in any locations where we have material operations or sales unless we are adversely affected in a materially disproportionate manner as compared other participants in the photomask industry, (iii) any declaration of war by or against, or an escalation of hostilities involving, or an act of terrorism against any country where we have material operations or sales unless we are adversely affected in a materially disproportionate manner as compared to other participants in the photomask industry, (iv) any change in accounting requirements or principles or any change in applicable laws, (v) any litigation brought or threatened by our stockholders in respect of the announcement of the merger agreement, (vi) any actions taken or announced by Toppan or us at Toppan's request or direction, or
(vii) the failure by Toppan to comply with the terms of the merger agreement.

        The "Transition Agreement" refers to the agreement entered into between E.I. du Pont de Nemours and Company, Toppan and us on October 5, 2004, relating to our continued right to use the DuPont name and logo for six months following the closing date of the merger, subject to the terms and conditions therein.

        The "Company Rights Plan Amendment" refers to an amendment to the DuPont Photomasks, Inc. Rights Plan, or Rights Plan, by and between DuPont Photomasks and Equiserve Trust Company, N.A., dated January 30, 2001, which amendment, among other things, excludes Toppan and Merger Sub from the definition of "Acquiring Person" under the Rights Plan and provides that the Rights Plan will terminate immediately prior to the closing date of the merger, and that the entering into of the merger agreement or the voting agreements will not result in the ability of any person to exercise any of their rights under the Rights Plan or enable or require the rights issued thereunder to separate from the shares of our common stock to which they are attached or to be triggered or become exercisable or cease to be redeemable.

        Our obligation to complete the merger is also subject to the following conditions:

        o Toppan's and Merger Sub's representations and warranties must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger (unless expressly related to an earlier date), except as would not reasonably be expected to prevent or materially impair the ability of Toppan to consummate the merger;

        o Toppan and Merger Sub must have performed in all material respects all of their respective obligations under the merger agreement; and

        o There shall have been no change, event, occurrence or state of facts that would reasonably be expected to prevent or materially impair the ability of Toppan to consummate the merger.

        TERMINATION OF THE MERGER AGREEMENT

        The merger agreement may be terminated at any time prior to the closing of the merger:

        o       by mutual written consent of the parties; or

                o       by either party if:

                o the merger is not completed by May 31, 2005, which date shall be extended to September 30, 2005 if necessary to obtain regulatory approval; or

                o any injunction, judgment or ruling shall have been enacted and shall have become final and nonappealable that prohibits the completion of the merger or makes the completion of the merger illegal; or

                o the required vote of our stockholders to adopt the merger agreement is not obtained at the stockholders meeting described in this proxy statement or at a meeting reconvened after any adjournment thereof; or

        o       by Toppan if:

                o we breach or fail to perform any of our representations, warranties, covenants or agreements in the merger agreement, or any representation or warranty shall have become untrue, subject to our ability to cure such breach within 30 days; or

                o any law, injunction, judgment or ruling shall have been enacted and shall have become final and nonappealable that (1) restrains, enjoins, prevents, prohibits or makes illegal the acquisition of some or all of our shares by Toppan or the completion of the merger, (2) imposes limitations on the ability of Toppan to effectively exercise full rights of ownership of us, (3) imposes any material limitations on the future conduct of our business or (4) results in criminal sanctions or material damages on Toppan or the surviving corporation in the merger; or

                o unless our stockholders have previously adopted the merger agreement, if we enter into an agreement relating to a Takeover Proposal or our board of directors (1) shall have o

                o withdrawn or modified, in a manner adverse to Toppan, its recommendation that our stockholders adopt the merger agreement, (2) shall have approved or recommended to our stockholders a Takeover Proposal, or (3) shall not have rejected any proposal respecting a Takeover Proposal involving a tender offer or exchange offer for our common stock within ten (10) business days following the commencement thereof; or

        o       by us if:

                o Toppan breaches or fails to perform any of its representations, warranties, covenants or agreements in the merger agreement, or any representation or warranty shall have become untrue, subject to the ability of Toppan to cure such breach within 30 days; or

                o unless our stockholders have previously adopted the merger agreement, we concurrently enter into a definitive agreement providing for a Superior Proposal, PROVIDED that we pay a termination fee to Toppan (see below).

        FEES AND EXPENSES

        Pursuant to the merger agreement, whether or not the merger is consummated, all fees and expenses incurred in connection with the merger agreement shall be paid by the party incurring such fees or expenses, except as otherwise set forth in this section. However, we must pay to Toppan a termination fee of $18,000,000 if the merger agreement is terminated because of any of the following:

        o the merger is not completed by May 31, 2005, which date shall be extended to September 30, 2005 if necessary to obtain regulatory approval, and either party terminates the merger agreement for such reason and (1) at the time of such termination a vote to obtain stockholder approval of the merger has not been held, (2) prior to such termination a Takeover Proposal has been made known to us, (3) the failure to hold such vote is not the result of a breach of the merger agreement by Toppan and (4) we consummate or enter into a definitive agreement with respect to a Takeover Proposal within 12 months of the termination of the merger agreement (which Takeover Proposal is ultimately consummated); or

        o our stockholders do not approve the adoption of the merger agreement and either party terminates the merger agreement for such reason and (1) prior to the stockholders meeting a Takeover Proposal has been made known to us and (2) we consummate or enter into a definitive agreement with respect to a Takeover Proposal within 12 months of the termination of the termination of the merger agreement (which Takeover Proposal is ultimately consummated); or

        o prior to the approval of our stockholders of the adoption of the merger agreement, Toppan terminates the merger agreement due to us having entered into an agreement relating to a Takeover Proposal or our board of directors having (1) withdrawn or modified, in a manner adverse to Toppan, its recommendation that our stockholders adopt the merger agreement, (2) approved or recommended to our stockholders a Takeover Proposal, or (3) not rejected any proposal respecting a Takeover Proposal involving a tender offer or exchange offer for our common stock within ten
                (10) business days following the commencement of such offer; or

        o prior to the vote of our stockholders in favor of the adoption of the merger agreement, we terminate the merger agreement and concurrently enter into a definitive agreement providing for a Superior Proposal.

        In addition, if either party terminates the merger agreement due to the breach of the other party of any of its own representations, warranties, covenants or agreements set forth in the merger agreement, the party in breach must reimburse the terminating party for its out-of-pocket expenses in connection with the merger, up to $3,000,000 in the aggregate. In no event will we be required, in connection with the termination of the merger agreement, to both pay a termination fee and reimburse Toppan for its out-of-pocket expenses in connection with the merger.

VOTING AGREEMENT

        The following description summarizes the material provisions of the voting agreement and is qualified in its entirety by reference to the complete text of the voting agreement. The voting agreement is included as Annex B to this proxy statement. We encourage you to read it carefully and in its entirety.

        E. I. du Pont de Nemours and Company, who beneficially owns approximately 19% of our outstanding shares, and its wholly owned subsidiary, DuPont Chemical and Energy Operations, Inc. entered into a voting agreement, attached hereto as ANNEX B with Toppan. Pursuant to the Voting Agreement, E I. du Pont de Nemours and Company and DuPont Chemical and Energy Operations, Inc. have agreed to vote, and have provided an irrevocable proxy giving Toppan the right to vote, all of their shares of our common stock in favor of the adoption of the merger agreement and against any third-party acquisition proposal or other proposal that would impede or adversely affect the merger. In addition, each party to the voting agreement agreed not to sell or transfer any of its shares of our common stock, except for any pledges in existence as of the date of the voting agreement.

        The voting agreement will terminate upon the earliest to occur of the termination of the merger agreement in accordance with its terms, the effective time of the merger or the date of any amendment to the merger agreement that has the effect of reducing the cash portion of the merger consideration below $27.00 per share. Pursuant to the voting agreement, each party has a right to be indemnified for any losses or damages that arise from any material inaccuracy in or material breach of any representation, warranty, covenant, restriction or obligation of the other party. E I. du Pont de Nemours and Company and DuPont Chemical and Energy Operations, Inc. agree to refrain from discussions or negotiations with any person, other than Toppan, relating to a Takeover Proposal, except to the extent our board of directors is permitted to do so pursuant to the terms and conditions set forth in the merger agreement and as discussed above in the section titled "The Merger Agreement--No Solicitation of Transactions by DuPont Photomasks."

        Neither E. I. du Pont de Nemours and Company nor DuPont Chemical and Energy Operations, Inc. were paid any consideration for entering into the voting agreement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        AS OF DECEMBER 31, 2004, E. I. DU PONT DE NEMOURS AND COMPANY BENEFICIALLY OWNED 3,629,272 SHARES (APPROXIMATELY 19 PERCENT) OF OUR COMMON STOCK. AS A RESULT, E. I. DU PONT DE NEMOURS AND COMPANY HAS INFLUENCE OVER OUR DIRECTION AND POLICIES INCLUDING ANY MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL OF OUR ASSETS AND THE ELECTION OF MEMBERS OF OUR BOARD. E. I. DU PONT DE NEMOURS AND COMPANY HAS AGREED TO VOTE IN FAVOR OF THE PROPOSALS DESCRIBED ABOVE PURSUANT TO THE VOTING AGREEMENT.

        The following table sets forth, as of the close of business on December 31, 2004, certain information regarding beneficial ownership of shares of our common stock by:

        o Each person who is known by us to be a beneficial owner of five percent or more of our common stock;

        o Each current director, including those directors who are nominees for director;

        o Each executive officer named in the summary compensation table included herein; and

        o       All our current directors and executive officers as a group.

        Our common stock is the only class of voting securities outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Unless otherwise indicated and subject to applicable community property laws, each person or entity set forth in the table has sole investment and voting power with respect to all shares shown as beneficially owned. Shares are owned beneficially and of record, unless otherwise specified. The number of shares of common stock used to calculate the percentage ownership of each listed person includes shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days of December 31, 2004. The percentage of beneficial ownership is based on 18,660,556 shares outstanding as of December 31, 2004.

        As a result of the voting agreement between E.I. du Pont de Nemours and Company, its wholly owned subsidiary, DuPont Chemical and Energy Operations, Inc. and Toppan described elsewhere in this proxy statement, Toppan may be deemed to beneficially own the shares subject to the voting agreement, which in the aggregate grant Toppan a proxy to vote 3,629,272 shares, or approximately 19% of our common stock. The following table does not give effect to these voting agreement.

                                                                     SHARES BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL Owner(1)                                      OWNED
-------------------------------------------                     ----------------------------
                                                                   NUMBER(2)       PERCENT
                                                                ---------------  -----------
E. I. du Pont de Nemours and Company..........................    3,629,272 (3)      19.45
     1007 Market Street
     Wilmington, Delaware 19898
Dimensional Fund Advisors Inc.................................    1,379,612 (4)       7.39
     1299 Ocean Avenue, 11th Floor
     Santa Monica, CA 90401
FMR Corp (6)..................................................    1,350,720 (7)       7.24
     82 Devonshire Street
     Boston, Massachusetts 02109
Westport Asset Management, Inc................................    1,004,939 (8)       5.39
     253 Riverside Avenue
     Westport, CT 06880
GAMCO Investors, Inc..........................................      967,815 (9)       5.19
     One Corporate Center
     Rye, NY  10580
Barclays Global Investors, N.A................................      957,061(10)       5.13
     45 Fremont St, 17th Floor
     San Francisco, CA  94105
Marshall Turner...............................................        2,212              *
Satish Rishi..................................................        3,210              *
James R. Northup..............................................        3,305              *
David S. Murray...............................................        4,970(11)          *
James W. Boeckman.............................................          702              *
Preston M. Adcox..............................................       18,494              *
Susan Vladuchick Sam..........................................        2,000              *
John C. Sargent...............................................          300              *
Isabella C. M. Cunningham.....................................            0              *
Robert J. Boehlke.............................................            0              *
William T. Siegle.............................................            0              *
Kevin P. Hegarty..............................................            0              *
E. James Prendergast..........................................    3,629,272 (5)      19.45
All executive officers and directors as a group (13 persons)..    3,664,465 (5)      19.64

--------------------------

*       Less than 1 percent.

(1) The address for all officers and directors is 131 Old Settlers Boulevard, Round Rock, Texas 78664.

(2) Does not include shares purchasable more than 60 days after December 31, 2004 pursuant to options granted as of year end to directors and named executive officers under our stock plans, as follows:

                                   TOTAL OPTIONS AVAILABLE AS       UNVESTED       VESTED OPTIONS EXERCISABLE WITHIN
EXECUTIVE OFFICER OR DIRECTOR         OF DECEMBER 31, 2004           OPTIONS           60 DAYS OF DECEMBER 31, 2004
------------------------------  --------------------------------  -------------  -------------------------------------
Marshall Turner..............                 294,500                162,750                      131,750
Satish Rishi.................                 130,640                 62,721                       67,919
James R. Northup.............                 128,133                 82,398                       45,735
David S. Murray(11)..........                 124,626                 58,130                       66,496
James W. Boeckman............                  64,000                 49,000                       15,000
Preston M. Adcox(12).........                 232,601                  5,000                      227,601
Susan Vladuchick Sam(12).....                  30,000                 22,500                        7,500
John C. Sargent(12)..........                  35,000                 12,500                       22,500
Isabella C. M. Cunningham(12)                  27,000                 14,250                       12,750
Robert J. Boehlke(13)........                  22,000                      0                       22,000
William T. Siegle(12)........                  22,000                 17,750                        4,250
Kevin P. Hegarty(12).........                  17,000                 17,000                           --
E. James Prendergast(12).....                      --                     --                           --

------------------------

(3) All shares are held by E. I. du Pont de Nemours and Company and its wholly owned subsidiary, DuPont Chemical and Energy Corporation, as reported on Schedule 13D/A dated October 5, 2004 as filed with the Securities and Exchange Commission, or SEC.

(4)     As reported on Schedule 13 F dated December 31, 2004 and filed with the
        SEC.

(5) Includes the 3,629,272 shares beneficially owned by E. I. du Pont de Nemours and Company, which Director Prendergast has the right to vote.

(6) FMR Corp. is a parent holding company and includes shares held by Fidelity Management Research and Fidelity International Limited.

(7)     As reported on Schedule 13 F dated December 31, 2004 and filed with the
        SEC.

(8)     As reported on Schedule 13 F dated December 31, 2004 and filed with the
        SEC.

(9)     As reported on Schedule 13 F dated December 31, 2004 and filed with the
        SEC.

(10)    As reported on Schedule 13 F dated December 31, 2004 and filed with the
        SEC.

(11)    An additional 1,987 shares not listed are held by Mr. Murray's spouse.

(12) Mr. Murray's spouse (who is also employed by us) holds (i) an additional 9,448 total options available as of December 31, 2004, (ii) 4,223 unvested options, and (iii) 5,225 vested options exercisable within 60 days of December 31, 2004.

(12) Includes shares subject to options granted on November 1, 2004 to non-employee directors in accordance with the Second Amended and Restated Non-Employee Directors' Stock Option Plan.

(13) Mr. Boehlke retired from the board effective October 26, 2004 and all of his options became exercisable at such time.

        In addition, as described above under "The Merger--Interests of Our Directors and Executive Officers in the Merger," as of the date of stockholder approval of the merger agreement, stock options held by our executive officers, except for 87,500 shares subject to an option held by Mr. Turner, like all other stock options held by our other employees and former employees, will immediately become exercisable. Each DuPont Photomasks stock option held by a non-employee director under the Second Amended and Restated Non-Employee Directors' Stock Option Plan will become fully exercisable, subject to the terms of such plan, on the date the director who holds the option resigns from the board of directors with the approval of the board, except that this will not apply to options granted within six months prior to the date he or she ceases to be a director. All stock options will be cancelled upon the completion of the merger in exchange for a cash payment equal to the excess, if any, of $27.00 over the per share exercise price of such stock option multiplied by the number of shares subject to such stock option, without interest and subject to applicable tax withholding. The holders of the cancelled options that have an exercise price of $27.00 or greater will not receive any amount for such cancelled options.

MARKET FOR THE COMMON STOCK; DIVIDEND DATA

        Our common stock is quoted on the Nasdaq National Market under the symbol "DPMI." The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on the Nasdaq National Market.

                                                           HIGH       LOW
                                                         --------  --------
       YEAR ENDED JUNE 30, 2003
         First Quarter.................................   $33.05    $19.24
         Second Quarter................................    29.04     15.80
         Third Quarter.................................    26.84     18.37
         Fourth Quarter................................    23.75     16.45

                                                           HIGH       LOW
                                                         --------  --------
       YEAR ENDED JUNE 30, 2004
         First Quarter.................................   $27.13    $18.91
         Second Quarter................................    27.87     21.42
         Third Quarter.................................    25.25     21.19
         Fourth Quarter................................    24.75     19.55
       YEAR ENDED JUNE 30, 2005
         First Quarter.................................   $19.47    $14.45
         Second Quarter................................    26.60     17.25


        On October 4, 2004, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $18.28. On February 25, 2005, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $_______.

        We have not paid any dividends on our capital stock and do not intend to pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings to finance future growth of our business. Future dividends, if any, will be determined by our board of directors. As of our record date on February 23, 2005, we had 2,700 stockholders of record. Following the merger, there will be no further market for our common stock.

OTHER MATTERS

        As of the date of this proxy statement, our board of directors is not aware of any matter to be presented for action at the Special Meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

        ADJOURNMENTS

        The Special Meeting may be adjourned without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of our common stock present, in person or by proxy, at the Special Meeting and entitled to vote thereon. We are soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of adoption of the merger agreement. Our board of directors recommends that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting.

        WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

        Toppan has supplied all information contained in this proxy statement relating to Toppan and Merger Sub and we have supplied all information relating to us.

        You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated February 28, 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash pursuant to the merger creates any implication to the contrary.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF OCTOBER 5, 2004

                                      AMONG

                           TOPPAN PRINTING CO., LTD.,
                                   ("PARENT")

                               TOPPAN CORPORATION
                                 ("MERGER SUB")

                                       AND

                             DUPONT PHOTOMASKS, INC.
                                   ("COMPANY")


                                                             TABLE OF CONTENTS

ARTICLE I           THE MERGER.........................................................................................     1
    SECTION 1.1           The Merger...................................................................................     1
    SECTION 1.2           Closing......................................................................................     2
    SECTION 1.3           Effective Time...............................................................................     2
    SECTION 1.4           Effects of the Merger........................................................................     2
    SECTION 1.5           Certificate of Incorporation and By-laws of the Surviving Corporation........................     2
    SECTION 1.6           Directors and Officers of the Surviving Corporation..........................................     2

ARTICLE II          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF
                    CERTIFICATES; COMPANY STOCK OPTIONS................................................................     2
    SECTION 2.1           Effect on Capital Stock......................................................................     2
    SECTION 2.2           Payment of Merger Consideration..............................................................     3
    SECTION 2.3           Closing of Transfer Books....................................................................     4
    SECTION 2.4           No Further Ownership Rights..................................................................     4
    SECTION 2.5           Dissenting Shares............................................................................     4
    SECTION 2.6           Company Stock Options........................................................................     5
    SECTION 2.7           Withholding Taxes............................................................................     5
    SECTION 2.8           Adjustments..................................................................................     5

ARTICLE III         REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................................     5
    SECTION 3.1           Organization, Standing and Corporate Power...................................................     6
    SECTION 3.2           Capitalization...............................................................................     7
    SECTION 3.3           Authority; Noncontravention; Voting Requirements.............................................     7
    SECTION 3.4           Governmental Approvals; Consents.............................................................     8
    SECTION 3.5           Company SEC Documents; Undisclosed Liabilities...............................................     9
    SECTION 3.6           Absence of Certain Changes or Events.........................................................    11
    SECTION 3.7           Legal Proceedings............................................................................    11
    SECTION 3.8           Compliance with Laws; Permits................................................................    11
    SECTION 3.9           Tax Matters..................................................................................    12
    SECTION 3.10          Employee Benefits and Labor Matters..........................................................    13
    SECTION 3.11          Environmental Matters........................................................................    18
    SECTION 3.12          Contracts....................................................................................    20
    SECTION 3.13          Title to Properties..........................................................................    21
    SECTION 3.14          Intellectual Property........................................................................    22
    SECTION 3.15          Insurance and Warranties.....................................................................    23
    SECTION 3.16          Opinion of Financial Advisor.................................................................    23
    SECTION 3.17          Brokers and Other Advisors...................................................................    23
    SECTION 3.18          State Takeover Statutes......................................................................    23
    SECTION 3.19          Company Rights Plan Amendment................................................................    24

ARTICLE IV          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB............................................    24
    SECTION 4.1           Organization, Standing and Corporate Power...................................................    24
    SECTION 4.2           Authority; Noncontravention..................................................................    24
    SECTION 4.3           Governmental Approvals.......................................................................    25
    SECTION 4.4           Litigation...................................................................................    25
    SECTION 4.5           Information Supplied.........................................................................    25
    SECTION 4.6           Ownership and Operations of Merger Sub.......................................................    25
    SECTION 4.7           Financing....................................................................................    25
    SECTION 4.8           Brokers and Other Advisors...................................................................    25

                                                                      i
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

ARTICLE V           COVENANTS AND AGREEMENTS...........................................................................    25
    SECTION 5.1           Preparation of the Proxy Statement; Company Stockholders Meeting.............................    25
    SECTION 5.2           Conduct of Company Business..................................................................    26
    SECTION 5.3           No Solicitation by the Company; Etc..........................................................    29
    SECTION 5.4           Further Action; Reasonable Best Efforts......................................................    31
    SECTION 5.5           Public Announcements.........................................................................    32
    SECTION 5.6           Access to Information; Confidentiality.......................................................    32
    SECTION 5.7           Notification of Certain Matters..............................................................    33
    SECTION 5.8           Indemnification and Insurance................................................................    33
    SECTION 5.9           Securityholder Litigation....................................................................    34
    SECTION 5.10          Fees and Expenses............................................................................    34
    SECTION 5.11          Designated Officer Agreements................................................................    34
    SECTION 5.12          Long-Term Incentive Program..................................................................    34

ARTICLE VI          CONDITIONS PRECEDENT...............................................................................    34
    SECTION 6.1           Conditions to Each Party's Obligation to Effect the Merger...................................    34
    SECTION 6.2           Conditions to Obligations of Parent and Merger Sub...........................................    35
    SECTION 6.3           Conditions to Obligation of the Company......................................................    36
    SECTION 6.4           Frustration of Closing Conditions............................................................    37

ARTICLE VII         TERMINATION........................................................................................    37
    SECTION 7.1           Termination..................................................................................    37
    SECTION 7.2           Effect of Termination........................................................................    38
    SECTION 7.3           Termination Fee..............................................................................    39

ARTICLE VIII        MISCELLANEOUS......................................................................................    39
    SECTION 8.1           Non-survival of Representations and Warranties...............................................    39
    SECTION 8.2           Amendment or Supplement......................................................................    40
    SECTION 8.3           Extension of Time, Waiver, Etc...............................................................    40
    SECTION 8.4           Assignment...................................................................................    40
    SECTION 8.5           Counterparts; Facsimile; Electronic Transmission.............................................    40
    SECTION 8.6           Entire Agreement; Third-Party Beneficiaries..................................................    40
    SECTION 8.7           Governing Law; Waiver of Jury Trial..........................................................    41
    SECTION 8.8           Specific Enforcement.........................................................................    41
    SECTION 8.9           Consent to Jurisdiction......................................................................    41
    SECTION 8.10          Notices......................................................................................    41
    SECTION 8.11          Severability.................................................................................    42
    SECTION 8.12          Definitions..................................................................................    42
    SECTION 8.13          Interpretation...............................................................................    50

List of Exhibits
Exhibit A--Stockholders Voting Agreement
Exhibit B--Transition Agreement
Exhibit C--List of Designated Officers
Exhibit D--Certificate of Incorporation of the Surviving Corporation
Exhibit E--List of Certain Persons for Purposes of Knowledge Definition

                                                                      ii

                          AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of October 5, 2004 (this "AGREEMENT"), is made and entered into by and among Toppan Printing Co., Ltd., a Japanese corporation ("PARENT"), Toppan Corporation, a Delaware corporation and a direct, wholly owned Subsidiary of Parent ("MERGER SUB"), and DuPont Photomasks, Inc., a Delaware corporation (the "COMPANY"). Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in
Section 8.12.

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions provided for in this Agreement;

        WHEREAS, the respective Boards of Directors have approved this Agreement and declared it advisable and in the best interest of their respective stockholders to consummate the merger of Merger Sub with and into the Company (the "MERGER") as provided for herein;

        WHEREAS, concurrently with the execution of this Agreement, as an inducement to Parent to enter into this Agreement, E. I. du Pont de Nemours and Company, a Delaware corporation ("DUPONT"), and DuPont Chemical and Energy Operations, Inc., a Delaware corporation and wholly-owned subsidiary of DuPont, being principal stockholders of the Company, have entered into a certain Stockholders Voting Agreement (the "STOCKHOLDERS VOTING AGREEMENT") with Parent and Merger Sub, a copy of which is attached hereto as EXHIBIT A;

        WHEREAS, concurrently with the execution of this Agreement, as an inducement to Parent to enter into this Agreement, DuPont has entered into an agreement (the "TRANSITION AGREEMENT") with Parent and the Company relating to the continued right of the Company to use the DuPont name and logo for a limited period of time following the Effective Time, subject to the terms and conditions therein, a copy of which is attached hereto as EXHIBIT B;

        WHEREAS, concurrently with the execution of this Agreement, as an inducement to Parent to enter into this Agreement, Merger Sub has entered into an employment agreement with one or more of the executives listed on EXHIBIT C (the "DESIGNATED OFFICERS"), to be effective as of the Effective Time;

        WHEREAS, immediately prior to the execution of this Agreement, as an inducement to Parent to enter into this Agreement, the Company Rights Plan Amendment has been adopted pursuant to which, among other things, (a) Parent and Merger Sub have been excluded from the definition of "Acquiring Person" thereunder and (b) the Company Rights Plan shall terminate immediately prior to the Effective Time; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

        SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the

Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall become a wholly owned subsidiary of Parent.

        SECTION 1.2 CLOSING. The closing of the Merger (the "Closing") shall take place on a date to be specified by the mutual agreement of Parent and the Company, which date shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the "Closing Date". The Closing will be held at the offices of Squire, Sanders & Dempsey L.L.P., 801 South Figueroa Street, Los Angeles, California 90017, unless another place is agreed to in writing by the parties hereto.

        SECTION 1.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "CERTIFICATE OF MERGER"), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the "Effective Time").

        SECTION 1.4 EFFECTS OF THE MERGER. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and obligations of the Company and Merger Sub shall become the debts, liabilities and obligations of the Surviving Corporation.

        SECTION 1.5 CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.

        (a) The certificate of incorporation of the Company shall be amended to read in its entirety as set forth in the Amended and Restated Certificate of Incorporation in the form of EXHIBIT D hereto (which shall be attached to the Certificate of Merger) and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

        (b) The by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

        SECTION 1.6 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of the Surviving Corporation shall be determined by Parent after consultation with the Board of Directors of the Company.

                                   ARTICLE II

          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY STOCK OPTIONS

        SECTION 2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock"):

        (a) CONVERSION OF COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b) or Dissenting Shares (as defined in Section 2.5)) shall be converted into the right to receive $27.00 in cash, without interest (the "MERGER CONSIDERATION"). As of the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "CERTIFICATE"), other than Dissenting Shares, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

        (b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

        (c) CAPITAL STOCK OF MERGER SUB. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

        SECTION 2.2 PAYMENT OF MERGER CONSIDERATION.

        (a) PAYING AGENT. Prior to the Effective Time, Parent shall designate a bank, trust company or other entity reasonably satisfactory to the Company to act as paying agent (the "PAYING AGENT") in effecting the exchange of the Merger Consideration upon surrender of Certificates. Promptly after the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(a) upon surrender of outstanding Certificates. Such funds provided to the Paying Agent are referred to herein as the "PAYMENT FUND".

        (b) PAYMENT PROCEDURES. As soon as practicable after the Effective Time, but in no event later than five days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of each Certificate for cancellation to the Paying Agent, together and in accordance with such letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock formerly represented by the Certificate so surrendered, subject to any taxes required to be withheld, and such Certificate shall forthwith be canceled. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed for all purposes after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock evidenced thereby. Holders of Certificates will not be entitled to payment of the Merger Consideration to which they would otherwise be entitled until their Certificates are properly surrendered. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. All costs and expenses of the Paying Agent will be borne by Parent.

        (c) PAYMENT TO PERSON OTHER THAN REGISTERED HOLDER. If the Merger Consideration (or any portion thereof) payable in respect of any shares of Company Common Stock is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefore are registered, it shall be a condition to the payment of such Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and shall otherwise be in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Paying Agent any transfer and other Taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any Merger Consideration payable to any public official pursuant to applicable abandoned property, escheat or other similar Laws.

        (d) LOST, STOLEN OR DESTROYED CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect thereof, determined in accordance with this Article II. The form of affidavit to be used under this Section 2.2(d) shall be furnished by Surviving Corporation, and any variation to such form of affidavit may be used only with the consent of Surviving Corporation. When authorizing payment under this Section 2.2(d), the Board of Directors of the Surviving Corporation may in its discretion, and as a condition to the delivery of such payment, require the owner of such lost, stolen or destroyed Certificate to post a bond in such reasonable amount as it may direct, or such other secured or unsecured indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate alleged to have been lost, stolen or destroyed.

        (e) TERMINATION OF FUND. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of the Certificates for 180 days after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand. Any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

        (f) INVESTMENT OF PAYMENT FUND. The Paying Agent shall invest the Payment Fund as directed by Parent. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, Parent.

        SECTION 2.3 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

        SECTION 2.4 NO FURTHER OWNERSHIP RIGHTS. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

        SECTION 2.5 DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares (the "Dissenting Shares") of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has properly demanded appraisal of such shares in accordance with the provisions of Section 262 of the DGCL ("SECTION 262") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Dissenting Shares shall cease and such Dissenting Shares shall be treated as if they had been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.1(a), and any right of such holder to a judicial appraisal of such Dissenting Shares shall be extinguished. The Company shall deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        SECTION 2.6 COMPANY STOCK OPTIONS.

        (a) TERMINATION OF COMPANY STOCK PLANS. The Company will (i) terminate, to the extent permitted by the terms thereof, all Company Stock Plans immediately prior to the Effective Time, without prejudice to the rights of the holders of outstanding stock options, warrants, restricted stock, and other rights thereunder (each, an "OPTION"), and give appropriate notice of such termination to the holders of outstanding Options; (ii) grant no additional Options after the date of this Agreement under the Company Stock Plans other than as set forth in Section 2.6(a) of the Company Disclosure Schedule; and
(iii) after the date of this Agreement, grant no other options, warrants, rights, or convertible securities or enter into other agreements or commitments pursuant to which the Company would be required to issue any shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock.

        (b) CANCELLATION OF OUTSTANDING OPTIONS. The Company will, at or before the Closing, cancel and, to the extent set forth in Section 2.6(c), cause the surrender of all outstanding Options, regardless of whether such Options are then exercisable and regardless of the exercise price thereof.

        (c) CONVERSION OF OUTSTANDING OPTIONS. In settlement of the surrender and cancellation of each Option outstanding immediately prior to the Effective Time that has an exercise price less than the Merger Consideration per share, the holder of such Option (whether or not then vested or exercisable) will be entitled to receive an amount in cash equal to (i) the excess, if any, of (A) the Merger Consideration per share of Company Common Stock over (B) the exercise price per share of Company Common Stock under such Option, (ii) multiplied by the number of shares of Company Common Stock issuable upon exercise of such Option. Options shall be surrendered and canceled at the Closing and, upon surrender and cancellation, will be paid for by the Surviving Corporation at the Closing. On or prior to the Closing, the Company shall take all steps necessary to ensure that, assuming the cancellation and payment for the Options as provided in this Section 2.6, no Options will remain outstanding after the Effective Time.

        SECTION 2.7 WITHHOLDING TAXES. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        SECTION 2.8 ADJUSTMENTS. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to reflect such change.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the Company's disclosure schedule attached hereto (the "COMPANY DISCLOSURE SCHEDULE"), (each section of which qualifies the correspondingly numbered representation and warranty to the extent expressly specified therein and other representations and warranties to the extent that a matter is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty readily apparent), the Company represents and warrants to Parent and Merger Sub that:

        SECTION 3.1 ORGANIZATION, STANDING AND CORPORATE POWER.

        (a) The Company and each of its Subsidiaries is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, does not have a Material Adverse Effect.

        (b) All of the Company's Subsidiaries are listed in Section 3.1(b) of the Company Disclosure Schedule, together with the jurisdiction of organization of each such Subsidiary and the authorized and outstanding capital stock of each Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and, except as set forth in
Section 3.1(b) of the Company Disclosure Schedule, are owned directly or indirectly by the Company free and clear of all Liens. Section 3.1(b) of the Company Disclosure Schedule sets forth the name, jurisdiction and equity interest in each Person that is not a Subsidiary of the Company but in which the Company or any of its Subsidiaries, directly or indirectly, holds an equity interest (including, but not limited to, the AMTC Partnership and the BAC Partnership) (each, a "RELATED ENTITY"). All of the Company's interests in the Related Entities are owned, directly or indirectly, by the Company or by one or more of its Subsidiaries, in each case free and clear of all Liens. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has a contractual obligation, contingent or otherwise, to fund or participate in the debts of any Related Entity, which as of the date of this Agreement, has not been funded. Except as set forth in
Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

        (c) The Company has delivered or made available, or will deliver or make available by the Closing, to Parent complete and correct copies of the Company Charter Documents and Subsidiary Charter Documents, in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Charter Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. Subject to applicable Laws relating to access to and the exchange of information, the Company has made available to Parent and its representatives correct and complete copies of all written actions by, and the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of, stockholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since September 1, 2003.

        SECTION 3.2 CAPITALIZATION.

        (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share ("COMPANY PREFERRED STOCK"). As of the date hereof: (i) 18,482,388 shares of Company Common Stock are issued and outstanding, (ii) 8,150,000 shares of Company Common Stock are reserved for issuance under the Company Stock Plans (of which 5,344,947 shares of Company Common Stock are subject to outstanding Options granted under the Company Stock Plans), (iii) no shares of Company Preferred Stock are issued or outstanding and
(iv) 4,883,766 shares of Company Common Stock are reserved for issuance upon conversion of the Convertible Notes. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of the date hereof, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, (1) the number of shares of Company Common Stock subject thereto, (2) the date of grant, (3) the expiration date, (4) exercise price thereof and (5) the number of options that are vested. Except as set forth above, as of the date hereof, there are no shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

        (b) Except (i) as set forth in Section 3.2(b) of the Company Disclosure Schedule and (ii) the rights to purchase shares of Series A Junior Participating Preferred Stock of the Company or Company Common Stock (the "COMPANY RIGHTS") issued and issuable under the Company Rights Plan, as of the date hereof, none of the Company or any of its Subsidiaries is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

        (c) Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and correct list of the following information, as of the date of this Agreement, with respect to the Convertible Notes: (i) the aggregate principal amount thereof, (ii) the aggregate amount of accrued and unpaid interest thereon and (iii) the conversion price thereof as of the date hereof.

        SECTION 3.3 AUTHORITY; NONCONTRAVENTION; VOTING REQUIREMENTS.

        (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining Company Stockholder Approval (as defined in Section 3.3(d)), to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the "BANKRUPTCY AND EQUITY EXCEPTION").

        (b) The Company's Board of Directors, at a meeting duly called and held, has by unanimous vote of all directors present (i) determined that each of this Agreement and the Merger are fair to, advisable and in the best interests of the Company and the stockholders of the Company, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved, subject to
Section 5.3(c) hereof, to recommend that stockholders of the Company vote for the adoption of this Agreement (the "COMPANY BOARD RECOMMENDATION"), and none of the aforesaid actions by the Company's Board of Directors has been amended, rescinded or modified. None of the Company directors has dissented from, or advised the Company of his or her intent to dissent from, the Company Board Recommendation, nor has any director resigned in protest of the Company Board Recommendation.

        (c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate or conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, or accelerate the performance required by, the Company or any of its Subsidiaries under any Material Contract (as defined in Section 3.12) or result in the creation of any Lien upon any of the respective properties, Intellectual Property Rights or other assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

        (d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is necessary to adopt the Merger or this Agreement and approve the Transactions (the "COMPANY STOCKHOLDER APPROVAL").

        SECTION 3.4 GOVERNMENTAL APPROVALS; CONSENTS. Except for (i) the filing with the SEC of a proxy statement relating to the Company Stockholder Approval (as amended or supplemented from time to time, the "PROXY STATEMENT"), and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of The Nasdaq Stock Market ("NASDAQ"), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, and (iv) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition (collectively, "FOREIGN ANTITRUST LAWS"), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company's ability to, in a timely manner, perform its obligations under this Agreement or consummate the Transactions. Except as set forth in Section 3.4 of the Company Disclosure Schedule, no consent of, or notice to, any Person who is a party to any Material Contract is necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions.

        SECTION 3.5 COMPANY SEC DOCUMENTS; UNDISCLOSED LIABILITIES.

        (a) Since July 1, 2001, the Company has filed all reports, schedules, forms, prospectuses, and registration, proxy and other statements required to be filed by it with or to the SEC under the Securities Act or the Exchange Act (collectively, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "COMPANY SEC DOCUMENTS"). None of the Company's Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective date (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates and the date of each amendment thereto filed with the SEC (in the case of all other Company SEC Documents), the Company SEC Documents complied (or, in the case of any SEC Company Document filed after the date hereof and prior to the Effective Time, will comply) in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, each as in effect on the applicable date referred to above, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained (or, in the case of any SEC Company Document filed after the date hereof and prior to the Effective Time, will not contain) any untrue statement of a material fact or omitted (or will omit) to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were (or will be) made, not misleading; PROVIDED, however, that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied in writing by Parent or Merger Sub specifically for inclusion in such documents. To the Knowledge of the Company, no investigation or informal inquiry by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

        (b) The consolidated financial statements of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

        (c) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) relating to the Company and its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and, except as may be disclosed in reports filed by the Company with the SEC after the date of this Agreement in accordance with applicable SEC requirements with respect to disclosure controls and procedures maintained by the Company after the date hereof (it being understood that any such disclosure in such reports shall not have the effect of modifying the representation set forth in this sentence, to the extent this representation relates to the period prior to the date hereof), such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. There have not been (x) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls that are required to be disclosed to the Company's auditors or audit committee of the Board of Directors of the Company by any rule or regulation of Nasdaq, the SEC, the Securities Act, the Securities Exchange Act, SOX or other applicable Law.

        (d) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of
Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

        (e) Since July 30, 2002, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

        (f) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent set forth on the audited balance sheet of the Company and its Subsidiaries as of June 30, 2004 (the "BALANCE SHEET DATE") (including the notes thereto) included in the Company's Annual Report on Form 10-K for the year then ended, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect,
(iii) incurred after the date hereof in accordance with Section 5.2, or (iv) incurred in connection with the Transactions.

        (g) Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, direct or indirect "EXTENSIONS OF CREDIT" to directors or executive officers within the meaning of Section 402 of SOX.

        (h) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate), including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any "OFF-BALANCE SHEET ARRANGEMENTS" (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's published financial statements or other Company SEC Documents.

        (i) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        (j) Since July 30, 2002, the Company has not received any oral or written notification of a (X) "REPORTABLE CONDITION" or (y) "MATERIAL WEAKNESS" in the Company's internal controls. For purposes of this Agreement, the terms "REPORTABLE CONDITION" and "MATERIAL WEAKNESS" shall have the meanings assigned to them in the Statements of Auditing Standards 60.

        SECTION 3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date, except as disclosed in the Company SEC Documents and except for the Transactions, (a) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business, consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.2 that, if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent, would violate any provision of Section 5.2. Since the Balance Sheet Date, there have been no events, changes or occurrences affecting the Company or its Subsidiaries or, to the Knowledge of the Company, affecting any Related Entity, that, individually or in the aggregate, would constitute a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has experienced or incurred destruction or loss (whether or not covered by insurance) of any its material assets or any damage thereto which materially affects the use thereof.

        SECTION 3.7 LEGAL PROCEEDINGS.

        (a) There is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or, to the Knowledge of the Company, governmental or regulatory investigation of, the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any of its Related Entities, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities (including their respective Intellectual Property Rights) by or before any Governmental Authority, including, in each case, in connection with an alleged violation of applicable Laws relating to (i) the export of goods and services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the US Department of Commerce and the US Department of State, or (ii) improper payments, including under the Foreign Corrupt Practices Act.

        (b) As of the date of this Agreement, there is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its assets or properties before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the Transactions, nor is there any judgment, order or decree of any Governmental Authority or arbitrator outstanding against the Company that, individually or in the aggregate, could reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the Transactions.

        SECTION 3.8 COMPLIANCE WITH LAWS; PERMITS.

        (a) The Company and its Subsidiaries are, and since July 1, 2002 have been, in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries, any of their material properties or other assets or any of their businesses or operations (including, without limitation, those Laws related to Export Control Requirements and improper payments). Since July 1, 2002, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its Related Entities, has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any Law applicable to the Company or any of its Subsidiaries, any of their material properties or other assets or any of their businesses or operations (including, without limitation, those Laws related to export controls and improper payments) where such non-compliance has resulted in or would be reasonably likely to result in a Material Adverse Effect.

        (b) The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the conduct of their respective businesses, including the manufacture and sale of their respective products (collectively, "PERMITS"). The Company and its Subsidiaries are, and since July 1, 2002 have been, in compliance in all material respects with the terms of all Permits. Since July 1, 2002, no Governmental Authority has amended, terminated, revoked or cancelled any Permit of the Company or any of its Subsidiaries. The consummation of the Transactions, in and of itself, will not cause the revocation or cancellation of any Permit that is material to the Company or any of its Subsidiaries nor will it require the filing of any notification or application with any Governmental Authority, whose consent is a condition to the continued effectiveness of any material Permit on and after the Closing.

        (c) All approvals, including, but not limited to, the approval by the European Commission under Article 88 of the EC Treaty, necessary or required for all aid granted by the State or through State resources (including, without limitation, aid from the Free State of Saxony's tax subsidies and investment aid) to DuPont Photomasks Germany GmbH and the Company's Related Entities (to the extent that such aid is reflected or accrued on the Company's financial statements as of the Balance Sheet Date), and to the Knowledge of the Company, approval for any other aid to the Related Entities, have been obtained. The consummation of the Transactions will not trigger or result in any termination of, or any obligation to repay, such aid by the Company, the Surviving Corporation, their Affiliates, DuPont Photomasks Germany GmbH, the Company's Related Entities (but only with respect to aid that is reflected or accrued on the Company's financial statements as of the Balance Sheet Date), and to the Knowledge of the Company, the Company's Related Entities (with respect to any other aid).

        SECTION 3.9 TAX MATTERS.

        (a) Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, (taking into account extensions of time within which to file) all Tax Returns required to be filed by it or on its behalf and all such Tax Returns are correct and complete in all material respects. The federal and state income or franchise Tax Returns of the Company and its Subsidiaries for the taxable year ended June 30, 2003 (the "2003 INCOME TAX RETURNS") are in the process of being amended, and when such amended tax returns are filed, the amount of Taxes shown to be due on each of the amended 2003 Income Tax Returns will not vary in any material respect from the amount of Taxes shown to be due on the corresponding 2003 Income Tax Return as originally filed. All Taxes shown to be due on such Tax Returns or otherwise required to be paid have been timely paid by each of the Company and its Subsidiaries. There are no Liens for Taxes upon any of the assets of the Company or its Subsidiaries, other than Permitted Liens for Taxes not yet due and payable.

        (b) The most recent financial statements contained in the Company SEC Documents reflect in accordance with GAAP an adequate reserve for all Taxes (excluding any reserve for deferred Taxes) payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, other than deficiencies that have been settled or paid in full.

        (c) The Federal Income Tax Returns of the Company and each of its U.S. Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through June 30, 1998. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

        (d) Neither the Company nor any of its Subsidiaries has constituted either a "DISTRIBUTING CORPORATION" or a "CONTROLLED CORPORATION" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

        (e) No audit, examination, review or other administrative or court proceedings are pending with or, to the Knowledge of the Company, threatened by, any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received and is outstanding. No currently effective waiver or extension of the statute of limitations for the assessment of any Taxes has been granted by the Company or any of its Subsidiaries.

        (f) Except as set forth in Section 3.9(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, would give rise to the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code.

        (g) The Company has made available, or will make available by the Closing, to Parent complete and correct copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the taxable years ended June 30, 2002 and June 30, 2003 and (ii) any examination or audit report or notice of deficiency or proposed adjustment issued within the last three years (or otherwise with respect to any audit, examination or other proceeding in progress) relating to income or franchise Taxes of the Company or any of its Subsidiaries.

        (h) Neither the Company nor any of its Subsidiaries has ever been a "UNITED STATES REAL PROPERTY HOLDING CORPORATION" within the meaning of Section 897 of the Code.

        (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax allocation, tax sharing or other similar agreement. Since June 13, 1996, neither the Company nor any of its Subsidiaries has been a member of any affiliated, consolidated, combined, unitary or other similar group for Tax purposes, other than a group of which the Company is the ultimate or common parent company. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person, other than the Company and its Subsidiaries.

        SECTION 3.10 EMPLOYEE BENEFITS AND LABOR MATTERS.

        Notwithstanding any provision in this Agreement to the contrary, any and all representations and warranties relating to any Company Plan and Foreign Company Plan (including, without limitation, any associated contracts, causes of action, and Taxes) are contained in and governed solely by Section 3.9 and this
Section 3.10.

        (a) Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and correct list, separately with respect to each country in which the Company or any Subsidiary has employees, of: (i) each Company Plan since July 1, 2002, and (ii) each Foreign Company Plan since July 1, 2002, in which current and/or former employees, officers, and directors (or any of their dependents) of the Company, or any Subsidiary or Affiliate of the Company participate or have participated.

        (b) True, current and complete copies of the following documents, with respect to each of the current Company Plans, have been delivered or made available, or will be delivered or made available by the Closing, to Parent by the Company, to the extent applicable: (i) all Company Plans' plan documents, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the three (3) most recent annual Forms 5500 and all required schedules thereto and all top hat notices;
(iii) the three (3) most recent annual actuarial reports, if any; (iv) determination letters, or other compliance documentation, issued by the Internal Revenue Service or other Governmental Authority since June 13, 1996; (v) summary plan descriptions, or if there is none for a particular current Company Plan, the primary written explanation to employees of that plan; (vi) all written interpretations of the Company Plans, and all written descriptions of all non-written agreements relating to the Company Plans; (vii) the three (3) most recent annual financial statements for each Company Plan (to the extent applicable); and (viii) all material communications from government agencies (including, without limitation, the PBGC, Internal Revenue Service and Department of Labor) relating to current Company Plans.

        (c) Since June 13, 1996 (i) neither the Company, nor any of its Subsidiaries or Affiliates have sponsored, contributed or been required to contribute to, and (ii) none of the Company Plans is: (aa) a plan subject to Title IV of ERISA or Code Section 412, or (bb) a "multiemployer plan" as defined in Section 4001(a)(8) of ERISA.

        (d) Nothing has occurred that would be a breach of fiduciary responsibility by any "FIDUCIARY" (within the meaning of ERISA Section 3(21)) of any Company Plan that would cause material liability for which the Company is liable. Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, the Company Plans have been maintained (and all obligations required to be performed have been performed), in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws, and neither the Company nor any of its Subsidiaries nor any "PARTY IN INTEREST" or "DISQUALIFIED PERSON" with respect to the Company Plans has engaged in a "PROHIBITED TRANSACTION" within the meaning of Section 4975 of the Code or Section 406 of ERISA or in a violation of any other applicable Laws comparable to such provisions of the Code or ERISA that would cause material liability for which the Company is liable. No Company Plan fiduciary has any liability (under ERISA Section 502(l) or otherwise) for breach of fiduciary duty for which the Company is liable, or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan that would cause material liability for which the Company is liable. Participation in each Company Plan has been made available to all individuals who, pursuant to the terms of such Company Plan, are entitled to participate.

        (e) Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements in all material respects, including, without limitation,
(i) any Company Plans intended to qualify under Section 401 of the Code meet such requirements in all material respects and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code meet such requirements in all material respects. Nothing has occurred with respect to the form or operation of such Company Plans that (unless corrected without material liability to the Company or any of its Subsidiaries or Affiliates) would reasonably be expected to cause the loss of such tax-favored treatment, qualification or exemption, or the imposition of any material liability, penalty or tax under ERISA, the Code or other applicable Law. Except as set forth in
Section 3.10(e) of the Company Disclosure Schedule, the Company does not have Knowledge of any form or operational problems with such Company Plans.

        (f) None of the Company Plans is a "MULTIPLE EMPLOYER WELFARE ARRANGEMENT" (as defined in ERISA Section 3(40)) or a multiple employer plan (within the meaning of ERISA Section 210).

        (g) Except as set forth in Section 3.10(g) of the Company Disclosure Schedule, none of the Company Plans is a Company Post-Employment Benefit Plan.

        (h) Except as disclosed in Section 3.10(h) of the Company Disclosure Schedule, all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension). As of the date of the most recent consolidated balance sheet of the Company included in the Company SEC Documents for the period ending as of the Closing Date and for the three (3) preceding years, all contributions that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with U.S. GAAP (regardless of whether U.S. GAAP applies) are duly and fully provided for on such balance sheets. No "PARTIAL TERMINATION" within the meaning of Code Section 411(d)(3) has occurred with respect to any Company Plan intended to be qualified under Code Section 401(a) for which the vesting requirement of such Section has not been met.

        (i) There are no material pending actions, claims or lawsuits which have been asserted or instituted with respect to or against the Company Plans, the assets of any of the trusts under such plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans (other than routine benefit claims), in each case that could cause liability on the Company, nor does the Company have any Knowledge of facts that would reasonably be expected to form the basis for any such claim or lawsuit.

        (j) As of the Closing Date, all amendments and actions required to bring the Company Plans into conformity with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date or to the extent that a failure to make any such amendment or take any such action would not cause a material liability for the Company or any of its Subsidiaries or Affiliates. Except as set forth in Section 3.10(j) of the Company Disclosure Schedule, the Company does not have Knowledge of any amendments or actions required to bring the Company plans into conformity with the applicable provisions of the Code, ERISA or other applicable Laws.

        (k) Except as set forth in Section 3.10(k) of the Company Disclosure Schedule, and except for the Company Post-Employment Benefit Plans, none of the Company Plans provides for post-employment life or health insurance, or other welfare benefits coverage for any participant or any dependent of a participant, except as may be required under COBRA or similar laws of any state within the United States, and at the expense of the participant or the participant's dependents. Each of the Company, the Subsidiaries, and any ERISA Affiliate which maintains a "GROUP HEALTH PLAN" within the meaning Section 5000(b)(1) of the Code has complied, in all material respects, with all applicable state and federal Laws including, without limitation, (i) the notice and continuation requirements of COBRA, and (ii) Americans With Disabilities Act of 1990, as amended; the Family Medical Leave Act of 1993, as amended; and the Health Insurance Portability and Accountability Act of 1996 and the privacy rules set forth in 45 CFR Parts 160 and 164 as promulgated thereunder.

        (l) Except as set forth in Section 3.10(l) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee under any Company Plan, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such Company Plan. Except as set forth in Section 3.10(l) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries or Affiliates maintains any compensation plans, programs or arrangements the payments under which would not be deductible as a result of the limitations under section 162(m) of the Code and the regulations issued thereunder; and (ii) as a result, directly or indirectly, of the Transactions (including, without limitation, as a result of any termination of employment prior to or following the Closing Date), none of the Company, Parent or any Subsidiary or Affiliate will be obligated to make a payment that would be characterized as an "EXCESS PARACHUTE PAYMENT" to an individual who is a "DISQUALIFIED INDIVIDUAL" (as such terms are defined in section 280G of the Code or any corresponding provision of state, local or foreign Tax law) of the Company on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

        (m) Neither the Company nor any of its Subsidiaries or Affiliates has a contract or legally binding commitment to create any additional Company Plan or, except as required by applicable Laws, to modify any existing Company Plan. Neither the Company nor any of its Subsidiaries or Affiliates has announced in writing an intention to create any additional Company Plan or to modify any existing Company Plan, except as required by applicable Laws. The Company has complied with the requirements of Section 2520.104-23 of Title 29 of the U.S. Code of Federal Regulations with respect to the Company's Deferred Compensation Plan and has established (and made all required contributions to) the trust described in such plan to the extent required by such plan.

        (n) No stock or other security issued by the Company or any of its Subsidiaries or Affiliates forms or has formed a material part of the assets of any Company Plan. For purposes of this Section 3.10(n), a Company Stock Plan shall not be deemed to be a Company Plan.

        (o) Any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee of the Company or any Subsidiary for federal income tax purposes is not an employee for such purposes.

        (p) Each Foreign Company Plan has been maintained, in all material respects, in accordance with their terms and all applicable Laws, and all material obligations required to be performed in connection therewith have been performed. With respect to each Foreign Company Plan, there currently is no amount of unfunded benefit liabilities determined in accordance with reasonable actuarial assumptions on either an accrued or projected benefit basis. None of the Foreign Company Plans is a Company Post-Employment Benefit Plan. True, current and complete copies of the following documents, with respect to the defined benefit plan maintained in Germany for two German employees, have been delivered or made available to Parent by the Company, to the extent applicable:
(i) the plan documents, all amendments thereto and related trust documents and amendments thereto and (ii) the most recent actuarial valuation report. All of the Foreign Company Plans other than the German defined benefit plan referenced in the preceding sentence are statutory plans. Within thirty (30) days from the date of this Agreement, true, current and complete copies of the following documents, with respect to each of the current Foreign Company Plans shall be delivered to Parent by the Company, to the extent applicable: (i) all foreign Company Plans' plan documents, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) compliance documentation, issued by any Governmental Authority since June 13, 1996; (iii) summary plan descriptions, or if there is none for a particular current Foreign Company Plan, the primary written explanation to employees of that plan; (iv) all written interpretations of the Foreign Company Plans, and all written descriptions of all non-written agreements relating to the Foreign Company Plans; (v) the three (3) most recent annual financial statements for each Foreign Company Plan (to the extent applicable); and (vi) all material communications from any Governmental Authority relating to current Foreign Company Plans.

        There are no material pending actions, claims or lawsuits which have been asserted or instituted with respect to or against the Foreign Company Plans, the assets of any of the trusts under such plans or the sponsor or administrator of any of the Foreign Company Plans, or against any fiduciary of the Foreign Company Plans (other than routine benefit claims), in each case that could cause liability on the Company or any of its Subsidiaries or Affiliates, nor does the Company have any Knowledge of facts that would reasonably be expected to form the basis for any such claim or lawsuit.

        As of the Closing Date, all amendments and actions required to bring the Foreign Company Plans into conformity with all applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by applicable Laws to be made or taken until a date after the

Closing Date or to the extent that a failure to make any such amendment or take any such action would not cause a material liability for the Company or any of its Subsidiaries or Affiliates.

        Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any material payment becoming due to any employee under any Foreign Company Plan, (ii) materially increase any benefits otherwise payable under any Foreign Company Plan, or (iii) result in the material acceleration of the time of payment or vesting of any such benefits under any such Foreign Company Plan.

        Neither the Company nor any of its Subsidiaries or Affiliates has a contract or legally binding commitment to create any additional Foreign Company Plan or to modify any existing Foreign Company Plan, except as required by applicable Laws. Neither the Company nor any of its Subsidiaries or Affiliates has announced in writing an intention to create any additional Foreign Company Plan or to modify any existing Foreign Company Plan, except as required by applicable Laws.

        (q) Except as disclosed in Section 3.10(q) of the Company Disclosure Schedule, (i) none of the employees of the Company or any Subsidiary is represented (in his or her capacity as an employee of the Company or any Subsidiary) by any labor organization, (ii) nor has any Subsidiary entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. To the extent that any consultation or other obligations with respect to any labor organizations arise as a result of or are required to effect the Transactions, either under Law or Contract, the Company will fully satisfy all such obligations prior to Closing. There is no union organization activity involving any of the Employees, pending or, to the Knowledge of the Company, threatened, nor has there ever been, to the Knowledge of the Company, union representation involving any of the employees. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations or other similar labor disputes involving any of the employees pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened that would reasonably be expected to be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any Subsidiary, of any individual. The Company and its Subsidiaries are in compliance, in all material respects, with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, terms and conditions of employment, the classification of employees as exempt employees and non-exempt employees under the Fair Labor Standards Act, INS Form I-9, the Worker Adjustment and Retraining Notification Act and any similar state or local "MASS LAYOFF" or "PLANT CLOSING" law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax. Except as set forth in Section 3.10(q) of the Company Disclosure Schedule, there has been no "MASS LAYOFF" or "PLANT CLOSING" (as defined by WARN) with respect to the Company or any Subsidiary since July 1, 2002. All employees of the Company and any Subsidiary are legally permitted to be employed by the Company or such Subsidiary in the country in which such employees are employed. The Company and its Subsidiaries have good labor relations, and, to the Knowledge of the Company, the consummation of the Transactions will not have a Material Adverse Effect on such labor relations. Between January 1, 2004, and the date of this Agreement, no executive employee of the Company or any of its Subsidiaries, or a material number of other employees of the Company or any of its Subsidiaries, has given notice that such employee intends to terminate his or her employment with the Company or any Subsidiary. Except as set forth in Section 3.10(q) of the Company Disclosure Schedule, as of the date of this Agreement, the Company has no Knowledge that the employees who are (i) officers of the Company or of its Subsidiaries or Affiliates, or (ii) participants in the Company's change of control severance program, or (iii) parties to a written employment agreement or written employment letter with the Company or of its Subsidiaries or Affiliates, intend to leave its or any

Company's Subsidiary's or Affiliate's employment as a result of the consummation of the Transactions. There are no controversies pending or, to the Company's Knowledge, threatened, between the Company, or any Subsidiary or Affiliate of the Company, and any of their employees that would be reasonably likely to result in the Company, or any Subsidiary or Affiliate of the Company, incurring any material liability.

        SECTION 3.11 ENVIRONMENTAL MATTERS.

        (a) Except (i) as set forth in Section 3.11(a) of the Company Disclosure Schedule and (ii) for those matters that, individually or in the aggregate, would not reasonably be expected to give rise to Environmental Liabilities in excess of $10 million:

                (A) each of the Company and its Subsidiaries and, to the Knowledge of the Company, its Related Entities, is, and has been, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries or, to the Knowledge of the company any of its Related Entities, has received any material notice of violation or non-compliance with applicable Environmental Laws from any Governmental Authority within the past five years;

                (B) there is no investigation, remediation, closure, suit, claim, action or proceeding relating to or arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries nor, to the Knowledge of the Company, its Related Entities, or affecting any real property currently or formerly owned, operated, used or leased by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities, any of its or their respective predecessors in interest for which any of the Company or any of its Subsidiaries or Related Entitles have been alleged or are reasonably likely to be alleged to be liable;

                (C) since July 1, 2002, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, its Related Entities, has received any notice of or entered into or assumed by contract or operation of Law or otherwise, any obligation (including without limitation any indemnity or contribution obligation), liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities, is the beneficiary of any such agreement or assumption;

                (D) no facts, circumstances or conditions exist with respect to the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities or any of its or their predecessors in interest, or any property currently, or to the Knowledge of the Company, formerly owned, operated, used or leased by the Company or any of its Subsidiaries or any property to which the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities or any of its or their predecessors in interest arranged for the storage, disposal or treatment of Hazardous Materials that would reasonably be expected to give rise to Environmental Liabilities for which any of the Company or any of its Subsidiaries or Related Entities have been alleged or are reasonably likely to be alleged to be liable; and

                (E) there is no suit, claim or other proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries nor, to the Knowledge of the Company, its Related Entities, regarding any alleged toxic tort, chemical product liability, exposure to chemicals or any similar claim asserted by any third party, including without limitation by any current or former employees.

        (b) Except for (i) those filings required to be made with the Connecticut Department of Environmental Protection ("CT. DEP") and those related obligations to be performed under Sections 22a-134 through 22a-134(e) of the Connecticut General Statutes, as amended by PA 01-204 (the "CONNECTICUT PROPERTY TRANSFER Law"), as further described in Section 5.4(e) herein, and (ii) a post-Closing notification of merger required to be filed with the local environmental administration offices in France, none of the Transactions require the consent of or filings with any Governmental Authority with jurisdiction over the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities, with respect to environmental matters, including without limitation any consents or filings under any US state environmental transfer statutes or other Environmental Laws.

        (c) Without limiting the generality of the representations contained in Section 3.8 hereof, (i) the Company and its Subsidiaries and, to the Knowledge of the Company, any of its Related Entities, have obtained and currently maintain all Permits necessary under Environmental Laws for their operations and their ownership of any related properties, (ii) there is no investigation known to the Company, suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or Related Entities or any property owned, operated, used or leased by the Company or any of its Subsidiaries or Related Entities to revoke any such Permits, and (iii) neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities, has received any notice from any Person to the effect that there is lacking any Permit required under Environmental Laws for any of their current operations or any property owned, operated, used or leased by any of them where the Company or its Subsidiary or Related Entity failed to obtain such required Permit after receiving such notice.

        (d) All environmental closure activities in connection with the Hamburg, Germany, Rousset, France, and Danbury, Connecticut facilities, including without limitation, the submission of all required reports and filings with applicable Governmental Authorities, have been performed in material compliance with all Environmental Laws by the Company and its Subsidiaries.

        (e) Except to the extent the following would not, individually or in the aggregate, reasonably be expected to give rise to Environmental Liabilities for which any of the Company or any of its Subsidiaries or Related Entities have been alleged or are reasonably likely to be alleged to be liable in excess of $10 million, there is not now, nor has there been in the past, on, in or under any real property owned, leased or operated by the Company or any of its Subsidiaries or to the Knowledge of the Company, any of its Related Entities or any of their respective predecessors (i) any underground storage tanks, above-ground storage tanks, dikes, landfills or impoundments, (ii) any asbestos-containing materials, (iii) any polychlorinated biphenyls or (iv) any radioactive substances.

        (f) Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities, has (i) manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, or (ii) ever acquired any company that manufactured or distributed or otherwise incorporated into any product it manufactured or distributed, any asbestos or asbestos-containing materials. To the extent any building or structure owned, leased or operated by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities, contains or, to the Knowledge of the Company, formerly contained asbestos-containing materials, such entity has complied with all Environmental Laws pertaining to such asbestos containing material.

        (g) There are no Environmental Laws in effect or that have been enacted or adopted but have not yet taken effect that would reasonably be expected to result in capital expenditures for retrofitting or installation of pollution control over the next two years at any facility owned or operated by the Company or its Subsidiaries or, to the Knowledge of the Company, any of its Related Entities, at an expected cost in excess of $10 million individually or in the aggregate.

        (h) Each of the Company and its Subsidiaries and, to the Knowledge of the Company, its Related Entities, has adequate legal rights and access to supplies of water necessary for the conduct of their respective operations, as currently conducted.

        (i) The environmental indemnification agreement between the Company and DuPont dated April 30, 1996 (the "ENVIRONMENTAL AGREEMENT") is currently in full force and effect and neither the Company, nor, to the Knowledge of Company DuPont is in default thereunder. All claims submitted by the Company to date, (including without limitation those submitted in connection with the Danbury, Connecticut facility) pursuant to the Environmental Agreement have been satisfied by DuPont according to the terms thereof and the Company is not aware of any facts or circumstances which would be reasonably expected to give rise to any refusal by DuPont to honor any claims submitted by the Company on and after Closing. No consent from or notification to DuPont is required as a result of the Transactions as a condition to the continued enforceability and effectiveness of the Environmental Agreement on and after Closing.

        (j) Neither the Company nor any of its Subsidiaries has received notice of, or otherwise has any knowledge that any of them may have potential liability or responsibility for any disposal of Hazardous Materials at an offsite location, except for potential liabilities associated with sites identified in and covered by the Environmental Agreement.

        (k) None of the matters disclosed in Section 3.11 of the Company Disclosure Schedule, individually or in the aggregate, have resulted or are reasonably expected to result in any Material Adverse Effect.

        SECTION 3.12 CONTRACTS.

        (a) Set forth in Section 3.12(a) of the Company Disclosure Schedule is a list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has any rights or obligations, contingent or otherwise (collectively, and together with the licenses listed in Section 3.14(c) of the Company Disclosure Schedule, "MATERIAL CONTRACTS"): (i) Contracts that would be required to be filed as an exhibit to an Annual Report on Form 10-K under the Exchange Act if such report were filed by the Company with the SEC on the date hereof, (ii) Contracts that purport to limit, curtail or restrict the ability of the Company or any of its existing or future Affiliates (excluding natural persons) to compete in any geographic area or line of business, (iii) partnership or joint venture agreements, (iv) Contracts for the acquisition or lease of material properties or assets (by merger, purchase of stock or assets or otherwise) entered into since June 30, 2004 involving a purchase price or annual lease payments, individually or in the aggregate, in excess of $1,000,000 (other than acquisitions or leases of supplies, office equipment or raw materials for operations in the ordinary course of business consistent with past practice), (v) Contracts with any (A) Governmental Authority that involves or is reasonably likely to involve consideration (whether or not measured in cash) in any fiscal year in excess of $1,000,000 or
(B) director, officer or other Affiliate of the Company, (vi) loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries in excess of $1,000,000, (vii) voting agreement, (viii) license or royalty-bearing Contracts (including all Intellectual Property Licenses) calling for aggregate payments in any fiscal year in excess of $1,000,000, (ix) Contracts between the Company or any Subsidiary and their aggregate top ten customers (determined on the basis of revenue recognized from sales to such customers during the fiscal year ended June 30, 2004), and Contracts between the Company or any Subsidiary and their aggregate top ten suppliers (determined on the basis of the total dollar value of supplies purchased from such suppliers during the fiscal year ended June 30, 2004, (x) collective bargaining agreements, (XI) "STANDSTILL" or similar agreements, (xii) lease Contracts involving real property and payments in excess of $1,000,000 per year, (xiii) rental Contracts involving payments in excess of $1,000,000 per year, (xiv) Contracts (other than contract manufacturing Contracts, equipment or component testing Contracts, product sale and service agreements, agreements to manufacture components and supplier procurement Contracts, in each case entered into in the ordinary course of business) providing for indemnification by the Company or any of its Subsidiaries against any charge of infringement of any Intellectual Property Rights, (xv) consulting Contracts that are not terminable by the Company or its Subsidiaries on notice of 90 days or less, (xvi) Contracts in effect at any time since July 1, 2002 with any agency of the government of the United States involving any information, technology or data which is classified; (xvii) Contracts in effect at any time since July 1, 2002 with any agency of the government of the United States with national defense responsibilities, (xviii) Contracts pursuant to which the Company is, to its Knowledge, a sole-source supplier, directly or indirectly, of any product or service to the Department of Defense or any component of such Department, (xix) Contracts that are otherwise material to the business of the Company or its Subsidiaries, whether or not entered into in the ordinary course of business, and (xx) commitments or agreements to enter into any of the foregoing. Subject to applicable Laws relating to access to and the exchange of information, the Company has heretofore made available to Parent, or will make available to Parent prior to the Closing, complete and correct copies of each Material Contract (other than standard form purchase orders entered into in the ordinary course of business) in existence as of the date hereof, together with any and all amendments and supplements thereto and material "SIDE LETTERS" and similar documentation relating thereto.

        (b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company or its Subsidiaries that are parties thereto, subject to the Bankruptcy and Equity Exception. Except as separately identified in Section 3.12(b) of the Company Disclosure Schedule and except for the AMTCBAC Waivers, no Material Contract will cease to be valid and binding and in full force and effect as a result of the consummation of the Transactions and no approval, consent or waiver of any Person is needed in order that any Material Contract continue to be valid, binding and in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default in any material respect under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a default in any material respect thereunder by the Company or its Subsidiaries that are parties thereto. To the Knowledge of the Company, no other party to any Material Contract is in default in any material respect thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder. Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract, received any notice of breach or default in any material respect under any Material Contract which breach has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Material Contract.

        SECTION 3.13 TITLE TO PROPERTIES. Each of the Company and its Subsidiaries (i) has good and indefeasible title to all properties and other assets which are reflected on the consolidated balance sheet of the Company as of the Balance Sheet Date as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company's business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens, other than Permitted Liens, and (ii) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Company SEC Documents (or acquired after the date thereof) which are, individually or in the aggregate, material to the Company's business or financial condition on a consolidated basis (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Company SEC Documents). Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases to which it is a party in all material respects, subject to the terms of such leases and Permitted Liens, as applicable. Section 3.13 of the Company Disclosure Schedule sets forth a correct and complete list of all material real property owned or leased by the Company and its Subsidiaries as of the date of this Agreement.

        SECTION 3.14 INTELLECTUAL PROPERTY.

        (a) The Company and its Subsidiaries are the sole and exclusive owner of, or have a valid right to use, sell or license, as the case may be, all Intellectual Property that is material to the conduct of the Company's and its Subsidiaries' businesses, as applicable, as presently conducted and as currently proposed by the Company's management to be conducted (the "INTELLECTUAL PROPERTY RIGHTS").

        (b) The products and operation of the business of the Company and its Subsidiaries and the use of the Intellectual Property Rights owned by the Company and its Subsidiaries in connection therewith, and their present and currently proposed business practices and methods, to the Knowledge of the Company, do not infringe, constitute an unauthorized use of, or violate any Intellectual Property right of any third party. The Intellectual Property Rights owned by or licensed to each of the Company and its Subsidiaries include all of the Intellectual Property Rights necessary to enable the Company and its Subsidiaries to conduct their business in the manner in which such businesses are currently being conducted, and as currently proposed to be conducted by the Company's management.

        (c) Except with respect to licenses of commercial off-the-shelf software, and except pursuant to the licenses listed in Section 3.14(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated as of the date of this Agreement to make any payments in any fiscal year in excess of $1,000,000, by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property Rights, with respect to the use thereof or in connection with the conduct of its business.

        (d) Section 3.14(d) of the Company Disclosure Schedule sets forth a complete and correct list of all Patents, registered Marks, pending applications for registration of any Marks, material unregistered Marks currently used, registered Copyrights, and pending applications for registration of Copyrights owned by the Company or any of its Subsidiaries as of the date of this Agreement, including the jurisdictions in which such Patents, Marks and Copyrights have been issued or registered or in which such applications are pending.

        (e) Except as disclosed in Section 3.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has licensed any of its Intellectual Property to any Person on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any Contract limiting its ability to exploit fully any of its Intellectual Property (excluding non-exclusive embedded licenses).

        (f) No non-public, proprietary Intellectual Property Rights material to the business of the Company or any of its Subsidiaries as presently conducted has been authorized to be disclosed or, to the Knowledge of the Company, actually has been disclosed by the Company or any of its Subsidiaries to any employee or third party other than pursuant to a non-disclosure agreement or subject to other confidentiality obligations that protects the proprietary interests of the Company and its Subsidiaries in and to such Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality of confidential Intellectual Property Rights of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company and its Subsidiaries have authorized future publication of certain non-public, material, proprietary pending Patent applications set forth in
Section 3.14(d) of the Company Disclosure Schedule as required to obtain legally enforceable rights to any Patents which may issue from the pending Patent applications.

        (g) The Company and its Subsidiaries are not the subject of any pending or, to the Knowledge of the Company, threatened legal, administrative, arbitral or other proceeding, claim, suit or action which involve a claim or notice of infringement of, unauthorized use of, or violation of any Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any material Intellectual Property Rights, and have not received written notice of any such threatened claim, and, to the Knowledge of the Company, there are no facts or circumstances which management reasonably believes are likely to form the basis for any claim of infringement of, unauthorized use of, or violation of any Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any material Intellectual Property Rights. To the Knowledge of the Company, all material Intellectual Property Rights owned by the Company or any of its Subsidiaries are valid and, except with respect to Patents for which applications are pending and rights extending beyond common law rights in Marks for which applications are pending, enforceable.

        (h) Except as disclosed in Section 3.14(h) of the Company Disclosure Schedule, to the Knowledge of the Company, no third party is infringing, violating, misusing or misappropriating any material Intellectual Property Rights of the Company or any of its Subsidiaries, and no such claims have been made against a third party by the Company or any of its Subsidiaries.

        SECTION 3.15 INSURANCE AND WARRANTIES.

        (a) The Company and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as management of the Company believes is reasonable for the business of the Company and its Subsidiaries. Section 3.15(a) of the Company Disclosure Schedule contains a description of the policies of insurance of the Company (the "POLICIES") currently in force, specifying with respect to each such Policy the name of insurer, type of coverage, term, deductible amount, limits of liability and annual premium (and the name of the owner of such Policy, if other than the Company). All such Policies are valid, outstanding and enforceable, and neither the Company nor any Subsidiary has agreed to modify or cancel any such Policy, nor has the Company received any notice of actual or threatened modification or cancellation, other than in the ordinary course of business, consistent with past practice. No such Policy will terminate or lapse solely by reason of the Transactions.

        (b) Section 3.15(b) of the Company Disclosure Schedule sets forth the form of warranty or a summary of the Company's warranty policies or service and maintenance agreements generally provided by the Company and its Subsidiaries to their customers as in effect as of the date of this Agreement that provide for warranty coverage for a period in excess of 90 days. Substantially all products of each of the Company and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any of its Subsidiaries have been in material conformity with all applicable standards, contractual commitments and all express or implied warranties.

        SECTION 3.16 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of Credit Suisse First Boston LLC ("CSFB") dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration to be received by holders of the Company Common Stock (other than Affiliates of the Company) is fair from a financial point of view to such holders (the "OPINION"). A complete and correct copy of the Opinion will be delivered to Parent solely for informational purposes following receipt by the Company.

        SECTION 3.17 BROKERS AND OTHER ADVISORS. Except for CSFB, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

        SECTION 3.18 STATE TAKEOVER STATUTES. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (other than Section 203 of the DGCL ("Section 203")) applicable to the Company is applicable to the Merger or the other Transactions. The action of the Board of Directors of the Company in approving this Agreement (and the Transactions) is sufficient to render inapplicable to this Agreement (and the Transactions) the restrictions on "business combinations" (as defined in Section 203) as set forth in Section 203. Except for the Company Rights Plan, the Company does not have any stockholder rights plan or any similar type of anti-takeover plan or agreement.

        SECTION 3.19 COMPANY RIGHTS PLAN AMENDMENT. The Company Rights Plan has been amended pursuant to an amendment, in a form previously approved by Parent, to the Company Rights Plan, an executed copy of which has been delivered to Parent (the "COMPANY RIGHTS PLAN AMENDMENT") that includes, among other things,
(a) an exclusion of Parent and Merger Sub from the definition of "Acquiring Person" thereunder and (b) providing that the Company Rights Plan terminate immediately prior to the Effective Time, and taken all other action (excluding actions by the rights agent) necessary or appropriate so that the entering into of this Agreement or the Stockholders Voting Agreements do not and will not result in the ability of any person to exercise any of the Company Rights under the Company Rights Plan or enable or require Company Rights issued thereunder to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable or cease to be redeemable.

        ARTICLE IV

        REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub jointly and severally represent and warrant to the
Company:

        SECTION 4.1 ORGANIZATION, STANDING AND CORPORATE POWER. Parent is a corporation duly organized and validly existing under the laws of Japan, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

        SECTION 4.2 AUTHORITY; NONCONTRAVENTION.

        (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time will be adopted by Parent as the sole stockholder of Merger Sub) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        (b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or Merger Sub or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Material Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

        SECTION 4.3 GOVERNMENTAL APPROVALS. Except for (i) filings required under, and compliance with applicable requirements of, the Securities Act, the Exchange Act and the Japan Securities and Exchange Law, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws and (iv) the submission of reports required under the Japan Foreign Exchange Law, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

        SECTION 4.4 LITIGATION. There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Parent or Merger Sub, threatened against or affecting Parent or Merger Sub or any of their respective assets or properties before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the Transactions, nor is there any judgment, order or decree of any Governmental Authority or arbitrator outstanding against Parent or Merger Sub that, individually or in the aggregate, could reasonably be expected to prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the Transactions.

        SECTION 4.5 INFORMATION SUPPLIED. The information furnished in writing to the Company by Parent and Merger Sub specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement (including any amendment or supplement thereto) is filed with the SEC, is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        SECTION 4.6 OWNERSHIP AND OPERATIONS OF MERGER SUB. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub has engaged in no business activities to date, other than in connection with its organization and the negotiation of the Transactions contemplated hereby.

        SECTION 4.7 FINANCING. Parent has, and will have at the Effective Time, sufficient cash resources available to pay the aggregate Merger Consideration pursuant to the Merger.

        SECTION 4.8 BROKERS AND OTHER ADVISORS. The Company shall not be required to pay any broker's, finder's financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

                                    ARTICLE V

                            COVENANTS AND AGREEMENTS

        SECTION 5.1 PREPARATION OF THE PROXY STATEMENT; COMPANY STOCKHOLDERS MEETING.

        (a) As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC, preliminary proxy materials relating to the Company Stockholder Approval. As promptly as practicable following the later of (i) receipt and resolution of SEC comments thereon, or
(ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to (x) comply as to form with all applicable SEC requirements, and (y) otherwise comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Authority, the Company shall provide Parent (which term shall in all instances in this Section 5.1 also include Parent's counsel) with reasonable opportunity to review and comment on each such filing in advance (and shall consider in good faith Parent's views with respect thereto).

        (b) The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC's intent to review the Proxy Statement) and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand, with respect to the Proxy Statement. The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC with respect to the Proxy Statement, shall provide Parent with reasonable opportunity to review and comment on any such written response in advance (and shall consider in good faith the views of Parent with respect to each such written or oral response). Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance (and shall consider in good faith Parent's views with respect thereto), and shall cooperate in filing with the SEC or its staff, and/or mailing to the stockholders of the Company, such amendment or supplement.

        (c) Subject to Section 5.3(c), the Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(c), the Company shall, through its Board of Directors, make the Company Board Recommendation. Without limiting the generality of the foregoing (but subject to Section 7.1(d)(ii)), the Company's obligations pursuant to the first sentence of this Section 5.1(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of the Company Board Recommendation or such Board of Directors' or such committee's approval of this Agreement or the Merger.

        SECTION 5.2 CONDUCT OF COMPANY BUSINESS. Except as expressly permitted by this Agreement, as set forth on Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course, consistent with past practice, (ii) use commercially reasonable efforts to comply in all material respects with all applicable Laws (including making appropriate voluntary disclosures to Governmental Authorities) and the requirements of all Material Contracts and Permits, and, at the Company's expense, take all commercially reasonable steps as may be required in connection with the Transactions to notify and seek approvals from applicable Governmental Authorities with respect to any required transfer of any of the Permits, and (iii) use commercially reasonable efforts to
(A) maintain and preserve intact its business organization and the goodwill of those having business relationships with it and (B) retain the services of its present officers and key employees. The Company will advise Parent promptly of the commencement or, to the Knowledge of the Company, the threat of any material claim, litigation, action, suit, inquiry or proceeding involving the Company, any of its Subsidiaries or any of their respective directors, officers or agents, in their capacity as such. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, as set forth on
Section 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

        (a) (i) authorize, issue, sell, grant or commit to authorize, issue, sell or grant any capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any kind to purchase, acquire or register any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, PROVIDED that the Company may issue shares of Company Common Stock (A) upon the exercise of options or upon the conversion of Convertible Notes, in each case, that are outstanding on the date of this Agreement and in accordance with the terms thereof, and (B) as set on Section 5.2(a) of the Company Disclosure Schedule, (ii) redeem, repurchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants or options to acquire any shares of its capital stock, voting securities or equity interests; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iv) split, combine, subdivide or reclassify any shares of its capital stock; or (v) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related agreement, except such vesting as is required in connection with the Transactions in accordance with the terms of the Company Stock Plan or applicable stock option or other similar agreement as of the Balance Sheet Date;

        (b) incur any indebtedness for borrowed money or guarantee any indebtedness (or enter into a "KEEP WELL" or similar agreement), other than (i) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company, (ii) indebtedness in respect of performance bonds and letters of credit issued in the ordinary course of business consistent with past practice, or (iii) borrowings for working capital purposes under the Company's existing credit facilities in the ordinary course of business, consistent with past practice;

        (c) sell, transfer, lease, license, mortgage, encumber or otherwise dispose of (including by means of plant closures, reductions in force or pursuant to a sale-leaseback transaction or asset securitization transactions) any of its properties or assets (including securities of Subsidiaries) to any Person, except (i) sales of products in the ordinary course of business, consistent with past practice, (ii) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(c) of the Company Disclosure Schedule, complete and correct copies of which have been made available to Parent, or (iii) dispositions of obsolete or worthless assets;

        (d) make any capital expenditures after the date hereof, except as set forth in Section 5.2(d) of the Company Disclosure Schedule;

        (e) make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other Person, business, division or assets, except (i) acquisitions of supplies and raw materials for operations in the ordinary course of business consistent, with past practice, and (ii) capital expenditures to the extent permitted under clause (d) above;

        (f) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person, except (i) loans or advances to a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business, consistent with past practice and (ii) capital expenditures to the extent permitted under clause (d) above;

        (g) (i) enter into, terminate or amend any Material Contract, or any other Contract that would be a Material Contract if such Contract were entered into during the period from the date of this Agreement until the Effective Time, other than in the ordinary course of business consistent with past practice,
(ii) enter into a real estate lease (other than for immaterial office and storage space), (iii) enter into any Intellectual Property license (as licensee) (other than in the ordinary course of business consistent with past practice and excluding licenses of commercial off-the-shelf software), (iv) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any Subsidiary or existing or future Affiliate of the Company (other than natural persons and entities controlled by such persons), from engaging in any line of business or in any geographic area (other than agreements with sales representatives and distributors), (v) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions (other than immaterial Contracts that would not materially impact the nature of the Company's business), or (vi) release any Person from, or modify or waive any provision of, any confidentiality, non-disclosure or similar agreement related to the Company's proprietary Intellectual Property or other non-public information;

        (h) increase in any manner the compensation of any of its directors, officers or employees, enter into, establish, amend, modify or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, reduction in force benefits, deferred compensation or other compensation or benefit plan or program (including any plan that would constitute a Company Plan or Company Stock Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, or make any promise or commitment to do any of the foregoing, other than (i) as required pursuant to applicable Law or the terms of agreements or proposals in effect as of the date of this Agreement as set forth on Section 5.2(h) of the Company Disclosure Schedule (complete and correct copies of which have been delivered or made available to Parent by the Company), (ii) promotions or increases in salaries, wages and benefits of employees (other than executives officers) or renewals or extensions of benefit plans made in the ordinary course of business, consistent with past practice, and in amounts and in a manner consistent with past practice but which in no event shall involve the establishment of any new stock option plans or equity (or equity based) compensation or benefit plans;

        (i) make or change any election concerning Taxes other than any election that is required to be made periodically and is made consistent with past practice and that does not materially increase any liability for Taxes, file any amended Tax Return that causes the Company or any Subsidiary to incur greater Taxes than previously incurred with respect to such Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling, or consent to any waiver or extension of the statute of limitations for the assessment of Taxes;

        (j) make any changes (other than immaterial changes made in the ordinary course of business, consistent with past practice) in the Company's financial or tax accounting methods, principles or practices or change an annual accounting period, except insofar as may be required by a change in GAAP or applicable Law, or change or remove the Company's certified public accountants;

        (k) amend the Company Charter Documents or the Subsidiary Charter Documents;

        (l) subject to Section 5.3 hereof, adopt or carry out a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

        (m) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including payment or prepayment of long-term indebtedness of the Company (other than the Convertible Notes), other than the payment, discharge, settlement or satisfaction in the ordinary course of business, consistent with past practice or in accordance with their terms of other liabilities, claims or obligations reflected or reserved against in the financial statements (or the notes thereto) as of the Balance Sheet Date or incurred since such date in the ordinary course of business, consistent with past practice;

        (n) settle or compromise any litigation or proceeding to the extent that such settlement or compromise (i) requires that the Company or its Subsidiaries pay more than $1 million in the aggregate or (ii) does not provide for a full release of the Company and its Subsidiaries, as applicable (this covenant being in addition to the Company's covenant set forth in Section 5.9 hereof);

        (o) enter into any transaction that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC; or

        (p) agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, which would cause any of the conditions to the Merger set forth in this Agreement not to be satisfied.

        SECTION 5.3 NO SOLICITATION BY THE COMPANY; ETC.

        (a) The Company shall, and shall cause its Subsidiaries and the Company's and its Subsidiaries' respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to a Takeover Proposal, and use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information provided to such parties within the past twelve months by the Company, its Subsidiaries or Representatives that are still in the possession of such Persons. The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage the initiation of any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions with any third party regarding, or furnish to any third party any non-public information with respect to any Takeover Proposal; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained in this Section 5.3 or elsewhere in this Agreement, if, prior to receipt of Company Stockholder Approval, the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement and that the Board of Directors of the Company determines in good faith is reasonably likely to result in a Superior Proposal and with respect to which such Board determines in good faith, after consulting with outside counsel, that the taking of such action is necessary in order for such Board to comply with its fiduciary duties to the Company's stockholders under Delaware law, then the Company and its Representatives may (but only prior to receipt of Company Stockholder Approval), in response to such Takeover Proposal and after providing Parent not less than 24 hours written notice of its intention to take such actions: (i) participate in discussions and negotiations with such Person regarding such Takeover Proposal; and (ii) furnish information with respect to the Company and its Subsidiaries to such Person, but only after such Person enters into a customary confidentiality agreement with the Company, which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement, and provided that (A) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company, and (B) the Company advises Parent of all non-public information delivered to such Person concurrently with its delivery to such Person and, concurrently with such delivery, delivers to Parent all such information not previously provided to Parent. The Company shall take all action necessary to enforce each confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Without limiting the generality of the foregoing, it is understood and agreed that any material violation of the restrictions set forth in this Section 5.3(a) by the Company, its Subsidiaries or their respective Representatives shall be deemed to be a material breach of this Agreement.

        (b) In addition to the other obligations of the Company set forth in this Section 5.3, promptly (and in no event later than 48 hours) after any officer or director of the Company becomes aware that any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, the Company shall advise Parent, orally and in writing, of such proposal, offer, inquiry or other contact and shall, as part of so advising Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the material terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Parent informed, on a timely basis and in reasonable detail, of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests and of the status of any such discussions or negotiations.

        (c) Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (ii) allow, cause or authorize the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement providing for or contemplating the consummation of any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (each, a "COMPANY ACQUISITION AGREEMENT"). Notwithstanding the foregoing or any other provision of this Agreement, (i) the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Superior Proposal, if such Board determines in good faith, after consulting with outside counsel, that the failure to make such withdrawal, modification or recommendation would constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company's stockholders under Delaware law, and (ii) if the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement or any standstill agreement with the Company and that such Board determines in good faith constitutes a Superior Proposal, the Board of Directors of the Company may, in response to such Superior Proposal and after the expiration of the three business day period described below, enter into a definitive agreement with respect to such Superior Proposal, but only if, concurrently with entering into such definitive agreement, the Company shall have terminated this Agreement pursuant to Section 7.1(d)(ii) and prior thereto or concurrently therewith paid the Termination Fee required pursuant to Section 7.3, but in any event only after the third business day following Parent's receipt of written notice from the Company advising Parent that the Board of Directors of the Company is prepared to enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement (it being understood that the Company shall be required to deliver a new notice in respect of any revised Superior Proposal (other than immaterial revisions) from such third party or its Affiliates that the Company proposes to accept), attaching the most current version of such agreement to such notice (which version shall be updated on a current basis), and only if, during such three business day period, the Company and its Representatives shall have negotiated in good faith with Parent and Parent's Representatives to make such adjustments in the terms of this Agreement as would enable Parent to proceed with the Transactions on such adjusted terms and, at the end of such three business day period, after taking into account any such adjusted terms as may have been proposed by Parent since receipt of the Company's latest notice, the Board of Directors of the Company has again in good faith determined that the Takeover Proposal, as then revised, still constitutes a Superior Proposal. The Company shall postpone or adjourn the Company Stockholder Meeting as necessary to accommodate the procedures set forth in this Section 5.3(c).

        (d) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if such Board of Directors determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; PROVIDED, HOWEVER, that if such disclosure has the effect of withdrawing or modifying the Company Board Recommendation in a manner adverse to Parent or the approval of this Agreement by the Board of Directors of the Company, Parent shall have the right to terminate this Agreement to the extent set forth in
Section 7.1(c)(iii) of this Agreement; PROVIDED FURTHER, HOWEVER, that any such withdrawal or modification of the Company Board Recommendation shall not change the adoption of this Agreement or any other approval of the Board of Directors of the Company in any respect that would have the effect of causing the threshold restrictions on Company Common Stock ownership under the Company Rights Plan, Section 203 or any other antitakeover statute or regulation to be applicable to the Transactions, including the Merger; and PROVIDED FURTHER, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c).

        SECTION 5.4 FURTHER ACTION; REASONABLE BEST EFFORTS.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, each party shall: (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act (including by substantially complying with any second request for information pursuant to the HSR Act); (ii) make any additional filings required by any applicable Competition Law and take all other actions reasonably necessary, proper or advisable, as determined upon the reasonable mutual agreement of the parties, subject to Section 5.4(b), to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Competition Laws, and comply with applicable Foreign Antitrust Laws, as promptly as practicable; and (iii) subject to applicable Laws relating to access to and the exchange of information, use its reasonable best efforts to (A) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any Competition Law; (B) keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; and (C) consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences.

        (b) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit:
(i) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent's ability to retain, the Company or any businesses, product lines or assets of the Company, or (ii) Parent's or its Subsidiaries' or Affiliates' ability to retain, own or operate any portion of the businesses, product lines or assets of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of Parent or its Subsidiaries or Affiliates or the Company or its Subsidiaries.

        (c) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b)(i) so long as such party has up to then complied in all material respects with its obligations under this Section 5.4.

        (d) The Company shall (i) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (ii) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

        (e) The Company shall comply with all of its obligations in connection with the requirements of the Connecticut Property Transfer Law with respect to the Company's Danbury, Connecticut facility.

        (f) The Company shall use commercially reasonable efforts to cause the Schott Agreements to be duly amended on or prior to the Closing so that the non-competition provisions therein will not apply to Parent or any of Parent's Affiliates (other than the Company and its Subsidiaries) after the Effective Time.

        (g) Promptly after the date of this Agreement, but in no event later than 15 days thereafter, the Company shall send a written notice of non-renewal of the DNP Partnership Agreement to the other parties thereto. A copy of such notice shall have been provided to Parent at the time it is first sent by the Company.

        (h) The Company shall distribute written notices to all holders of Convertible Notes promptly after the date of this Agreement informing such holders of the Transactions and shall use its commercially reasonable efforts to cause the conversion of all Convertible Notes into shares of Company Common Stock prior to the Closing.

        (i) The Company shall use commercially reasonable efforts to provide the notices and obtain the consents with respect to the items set forth in
Section 3.4 of the Company Disclosure Schedule each in accordance with the terms thereof.

        (j) The Company shall use commercially reasonable efforts to obtain the approvals, consents and waivers with respect to the items set forth in Sections 3.3(c) and 3.12(b) of the Company Disclosure Schedule, each in accordance with the terms thereof.

        SECTION 5.5 PUBLIC ANNOUNCEMENTS. Neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the Tokyo Stock Exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release, in which case (except in connection with press releases or announcements to be issued with respect to actions taken by the Company or its Board of Directors pursuant to and in accordance with Section 5.3(c)) neither the Company nor Parent shall issue or cause the publication of such press release or other public announcement without prior consultation with the other party, to the extent practicable.

        SECTION 5.6 ACCESS TO INFORMATION; CONFIDENTIALITY.

        (a) Subject to applicable Laws relating to access to and the exchange of information, the Confidentiality Agreement and the Company's confidentiality obligations to third parties, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent's Representatives reasonable access during normal business hours and on reasonable advance notice to the Company's and its Subsidiaries' properties, books, Contracts, commitments, records (including materials filed or furnished by it or any of its Subsidiaries with any Governmental Authority with respect to compliance with applicable Laws), officers, employees, accountants, counsel, financial advisors and other Representatives (such access not to unreasonably disrupt or interfere with the business operations of the Company) and the Company shall furnish (or otherwise make available, including through the SEC EDGAR system) promptly to Parent (i) a copy of each report, schedule and other document filed, furnished or received by it or any of its Subsidiaries pursuant to the requirements of Federal or state securities Laws and (ii) all other information concerning its and its Subsidiaries' business, properties and personnel as Parent may reasonably request including, without limitation, Tax Returns. Parent shall hold information received from the Company pursuant to this Agreement in confidence in accordance with the terms of the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger. All requests for information or access shall be made by one or more Parent Officers (as may be designated from time to time by Parent to the Company) and directed to one or more senior executives of the Company (as may be designated from time to time by the Company to Parent).

        (b) Without limiting the generality of the foregoing, the parties agree that Parent shall be entitled to continue performing environmental due diligence activities generally for the period on and following the date hereof until the Closing and, to that end, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent' Representatives (including without limitation, qualified environmental professionals) reasonable access to all of the Company's and each Subsidiary's properties and to Company or Subsidiary personnel knowledgeable about environmental matters at each of such properties, for purposes of performing Phase I environmental assessments thereof.

        SECTION 5.7 NOTIFICATION OF CERTAIN MATTERS. The Company shall use reasonable best efforts to give prompt notice to Parent, and Parent shall use reasonable best efforts to give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings, to such party's Knowledge, commenced or threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (nor shall any information provided pursuant to Section 5.6) (x) be considered in determining whether any representation or warranty is true for purposes of Article VI or Article VII,
(y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice; provided, further, that the failure to deliver any notice pursuant to this
Section 5.7 shall not be considered in determining whether the condition set forth in Section 6.2(b) or 6.3(b) has been satisfied or the related termination right in Article VII is available except to the extent that a party hereto is actually prejudiced by such failure to give notice.

        SECTION 5.8 INDEMNIFICATION AND INSURANCE.

        (a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless the individuals who at or prior to the

Effective Time were directors or officers of the Company (collectively, the "INDEMNITEES") with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent (including by advancing expenses) required by (i) the Company Charter Documents as in effect on the date of this Agreement and (ii) any applicable contract as in effect on the date of this Agreement; provided, however, that (x) the Surviving Corporation shall not be required to indemnify any Indemnitee for such Indemnitee's responsibility for breach of this Agreement and (y) such indemnification shall not be in excess of that permitted under the DGCL.

        (b) Parent shall provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees (as defined to mean those persons currently insured under the Company's directors' and officers' insurance and indemnification policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O INSURANCE") that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

        (c) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

        SECTION 5.9 SECURITYHOLDER LITIGATION. The Company shall give Parent the notice of and the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent's prior consent, which shall not be unreasonably withheld.

        SECTION 5.10 FEES AND EXPENSES. Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, except as otherwise provided in Section 7.2.

        SECTION 5.11 DESIGNATED OFFICER AGREEMENTS. The Company shall use commercially reasonable efforts to cause the Designated Officers who have not previously done so to enter into the Designated Officer Agreements.

        SECTION 5.12 LONG-TERM INCENTIVE PROGRAM. Parent and the Company shall use commercially reasonable efforts to establish a long term incentive program for Company employees to be effective at the Effective Time.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

        SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

        (a) STOCKHOLDER APPROVAL. Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents.

        (b) REGULATORY APPROVALS. (i) Any waiting period (and any extension of such period) under the HSR Act applicable to the Transactions shall have expired or shall have been terminated and the applicable filings, approvals or expiration or termination of any applicable waiting periods under Foreign Antitrust Laws in jurisdictions in which such filings, approvals or expiration or termination are required by Law to be made, obtained or expired, or terminated prior to the Closing, shall have been made, obtained or expired, or terminated; and (ii) Parent and the Company shall have made a filing in compliance with the Exon-Florio Amendment to Section 721 of the Defense Production Act of 1950, 50 U.S.C. Section 2170, as amended (an "EXON-FLORIO FILING") and the Committee on Foreign Investment in the United States ("CFIUS") shall have reviewed such Exon-Florio Filing and shall have notified the Parent and the Company that it will not take any action seeking to block the Transaction or requiring the Parent to divest any assets of the Company or to take any other action not expressly contemplated by this Agreement.

        (c) NO RESTRAINTS. No Restraint shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

        SECTION 6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; PROVIDED, HOWEVER, that (i) the representations and warranties made in Section 3.2(a) shall be true and correct except for immaterial inaccuracies as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date and (ii) in the event the Initial Outside Date is automatically extended in accordance with Section 7.1(b)(i), the representation and warranty set forth in the first sentence of Section 3.6 shall be true and correct as of the date of this Agreement and as of the Initial Outside Date.

        (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

        (c) OFFICER'S CERTIFICATE. Parent shall have received a certificate, signed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

        (d) NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement through the Initial Outside Date or, if sooner, the Closing Date, there shall have been no change, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

        (e) NO LITIGATION. There shall not be any action, investigation, proceeding or litigation instituted, commenced, pending or threatened by or before any Governmental Authority in which a Governmental Authority is a party that would or is reasonably likely to (i) restrain, enjoin, prevent, prohibit or make illegal the acquisition of some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Merger or the other Transactions, (ii) impose limitations on the ability of Parent or its Affiliates effectively to exercise full rights of ownership of all shares of the Surviving Corporation, (iii) impose any material limitations on the future conduct of the Company's business or (iv) result in a Governmental Investigation or material Governmental Damages being imposed on Parent or the Surviving Corporation or any of their respective Affiliates.

        (f) NO RESTRAINT. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 6.2(e) shall be in effect.

        (g) SARBANES-OXLEY CERTIFICATIONS. With respect to any applicable reports of the Company filed with the SEC after the date of this Agreement, neither the principal executive officer nor the principal financial officer of the Company shall have failed to provide the necessary certifications as and in the form required under Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder.

        (h) TRANSITION AGREEMENT. The Transition Agreement shall be in full force and effect, and shall not have been amended, rescinded or modified in any respect.

        (i) AMTC-BAC WAIVERS. The Company shall have obtained the AMTCBAC Waivers, and such AMTC-BAC Waivers shall be in full force and effect, and shall not have been amended, rescinded or modified in any respects.

        (j) COMPANY RIGHTS PLAN AMENDMENT. The Company Rights Plan Amendment shall be in full force and effect, and shall not have been amended, rescinded or modified in any respects.

        (k) APPROVALS. Parent shall have received all written approvals, consents and waivers set forth in Section 6.2(k) the Company Disclosure Schedule.

        (l) NO ENVIRONMENTAL LIABILITIES. Parent shall be satisfied, in its reasonable discretion, that Environmental Liabilities for which the Company and its Subsidiaries have been alleged, or are reasonably likely to be alleged, to be liable are not reasonably likely to exceed, individually or in the aggregate, $30 million, excluding for this purpose (i) ordinary course expenditures for the Company's or its Subsidiaries' environmental compliance, consistent with past practice and (ii) any Environmental Liabilities (including all defense costs associated with such Environmental Liabilities) to the extent covered by insurance or third party indemnification agreements, provided that the Company has demonstrated to Parent's reasonable satisfaction the applicability of such insurance or indemnification agreements.

        SECTION 6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except as would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

        (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND MERGER SUB. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

        (c) OFFICER'S CERTIFICATE. The Company shall have received a certificate, signed on behalf of Parent by a Senior Managing Director of Parent, certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

        (d) NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement through the Closing Date, there shall have been no change, event, occurrence or state of facts that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

        SECTION 6.4 FRUSTRATION OF CLOSING CONDITIONS. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in
Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to perform any of its obligations under this Agreement.

                                   ARTICLE VII

                                   TERMINATION

        SECTION 7.1 TERMINATION. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

        (a) by mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

        (b)     by either the Company or Parent:

                (i) if the Merger shall not have been consummated on or before May 31, 2005 (the "INITIAL OUTSIDE DATE"); PROVIDED, HOWEVER, that: (A) if the Merger shall not have been consummated on or before such date because the condition set forth in Section 6.1(b) (or in Section 6.2(e) or 6.2(f) as a result of an action, investigation, proceeding, litigation or Restraint under Competition Laws) has not been satisfied or waived, then such date shall be automatically extended to September 30, 2005 (the "OUTSIDE DATE"), and (B) the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Initial Outside Date or the Outside Date, as the case may be, was primarily due to the failure of such party to perform any of its obligations under this Agreement;

                (ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
        Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

                (iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

        (c)     by Parent:

                (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b) would not be satisfied and such breach is not curable by the Company or, if curable, is not cured within 30 business days after notice thereof has been received by the Company;

                (ii) if any Restraint having the effect of granting or implementing any relief referred to in Section 6.2(e) shall be in effect and shall have become final and nonappealable; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(c)(ii) shall not be available to Parent if such Restraint was primarily due to the failure of Parent or Merger Sub to perform any of its respective obligations under this Agreement; or

                (iii) unless the Company Stockholder Approval has previously been obtained, if (A) the Company enters into a Company Acquisition Agreement or (B) the Board of Directors of the Company or any committee thereof (1) shall have withdrawn or modified, in a manner adverse to Parent, the Company Board Recommendation or its approval of any of the Transactions, (2) shall have approved or recommended to the stockholders of the Company a Takeover Proposal or (3) shall not have rejected any Takeover Proposal involving a tender offer or exchange offer for the Company Common Stock within ten (10) business days following the commencement thereof (including, for these purposes, by taking no position with respect thereto, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer); or

        (d)     by the Company:

                (i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied and such breach is not curable by the Parent or Merger Sub or, if curable, is not cured within 30 business days after notice thereof has been received by Parent or Merger Sub; or

                (ii) if (A) the Company has not breached Section 5.3 (other than immaterial breaches that have not directly or indirectly resulted in the making of a Takeover Proposal), (B) the Company Stockholder Approval has not been obtained (other than as a result of the breach of this Agreement by the Company) and (C) concurrently the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3; PROVIDED that prior thereto or simultaneously therewith the Company shall have paid or caused to be paid the Termination Fee to Parent in accordance with Section 7.3 (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee shall have been paid to Parent).

        SECTION 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the provisions of the first sentence of Section 3.19, the second sentence of Section 5.6(a), this Section 7.2, Section 7.3 and Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except that (i) the Company may have liability as provided in Section 7.3, (ii) if Parent terminates this Agreement pursuant to Section 7.1(c)(i), the Company shall be obligated to reimburse Parent and Merger Sub for their out-of-pocket expenses which shall not exceed $3.0 million in the aggregate, including all fees and expenses paid or accrued by them to their financial advisors, accountants, outside legal counsel and consultants (collectively, "PARENT EXPENSES"), PROVIDED, HOWEVER, that in no event shall Parent be entitled to reimbursement of Parent Expenses if Parent is entitled to a Termination Fee as provided in Section 7.3, (iii) if Company terminates this Agreement pursuant to Section 7.1(d)(i), Parent shall be obligated to reimburse the Company for its out-of- pocket expenses which shall not exceed $3.0 million in the aggregate, including all fees and expenses paid or accrued by it to its financial advisors, accountants, outside legal counsel and consultants, and (iv) nothing shall relieve any party from liability for fraud or any intentional breach of this Agreement or intentional misrepresentation herein. Any payment required to be made by a party pursuant to clauses (ii) or (iii) above shall be made to the other party promptly following (and in any event not later than two business days after) presentation by the requesting party of a written accounting for its (and Merger Sub's, as applicable) applicable out-of-pocket expenses.

        SECTION 7.3 TERMINATION FEE.

        (a) In the event that (i)(A) this Agreement is terminated by the Company or Parent pursuant to (x) Section 7.1(b)(i) (and (1) at the time of such termination a vote to obtain the Company Stockholder Approval has not been held,
(2) prior to such termination a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally, or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and (3) the failure to hold such vote is not the result of a breach of this Agreement by Parent) or (y)
Section 7.1(b)(iii) (and, prior to the Company Stockholders Meeting, a Takeover Proposal shall have been made known to the Company and announced or disclosed to the Company's stockholders or shall have been made directly to its stockholders generally, or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal), and (B) within twelve (12) months of the date this Agreement is terminated, the Company consummates any Takeover Proposal or enters into a definitive agreement with respect to a transaction contemplated by any Takeover Proposal that is subsequently consummated, (ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii) or (iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then in any such event under clause (i), (ii) or
(iii) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $18 million in cash (the "TERMINATION FEE"). For purposes of this Section 7.3(a)(i), the phrase "at least a majority" shall be substituted for the phrase "15% or more" in the definition of Takeover Proposal.

        (b)     Any payment required to be made pursuant to clause (i) of
Section 7.3(a) shall be made to Parent promptly following (and in any event not later than two business days after) the consummation of any transaction contemplated by a Takeover Proposal; any payment required to be made pursuant to clause (ii) of Section 7.3(a) shall be made to Parent promptly following (and in any event not later than two business days after) termination of this Agreement by Parent pursuant to Section 7.1(c)(iii)); any payment required to be made pursuant to clause (iii) of Section 7.3(a) shall be made to Parent prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company pursuant to Section 7.1(d)(ii).

        (c) In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the rate of interest publicly announced by Citibank N.A. from time to time, in the City of New York, as such bank's Prime Lending Rate. In addition, if the Company shall fail to pay such fee, when due, the Company shall also pay to Parent all of Parent's reasonable costs and expenses (including attorneys' fees) in connection with efforts to collect such fee. The Company acknowledges that the fee and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

        SECTION 8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein or referenced herein or therein as being previously provided. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except for covenants and agreements that by their terms are expected to be performed after the Effective Date, which covenants and agreements shall survive. The Confidentiality Agreement and any other agreements referred to herein shall survive termination of this Agreement in accordance with their terms.

        SECTION 8.2 AMENDMENT OR SUPPLEMENT. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

        SECTION 8.3 EXTENSION OF TIME, WAIVER, ETC. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto,
(b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        SECTION 8.4 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

        SECTION 8.5 COUNTERPARTS; FACSIMILE; ELECTRONIC TRANSMISSION. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

        SECTION 8.6 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the other agreements specifically referred to herein (i) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (ii) except as provided in Section 5.8(c), are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

        SECTION 8.7 GOVERNING LAW; WAIVER OF JURY TRIAL.

        (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

        (b) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

        SECTION 8.8 SPECIFIC ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court located in the City of Wilmington, State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

        SECTION 8.9 CONSENT TO JURISDICTION. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Chancery Court located in the City of Wilmington, State of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Chancery Court located in the City of Wilmington, State of Delaware.

        SECTION 8.10 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing in English and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

        If to Parent or Merger Sub, to:

        Toppan Printing Co., Ltd.
        1 Kanda Izumi-cho,
        Chiyoda-ku, Tokyo 101-0024
        Japan
        Attention: General Manager of Legal Department
        Facsimile: +81.3.3835.1447

        with copy (which shall not constitute notice) to:

        Squire, Sanders & Dempsey L.L.P.
        Ebisu Prime Squire Tower, 16F
        1-1-39 Hiroo
        Shibuya-ku, Tokyo 150-0012
        Japan
        Attention: Stephen E. Chelberg
        Facsimile: +81.3.5774.1818

        If to the Company, to:

        DuPont Photomasks, Inc.
        131 Old Settlers Boulevard
        Round Rock, Texas 78664
        Attention: General Counsel
        Facsimile: (512) 310-6544
        with a copy (which shall not constitute notice) to:

        Vinson & Elkins L.L.P.
        Terrace 7
        2801 Via Fortuna, Suite 100
        Austin, Texas 78746
        Attention: J. Nixon Fox, III
        Facsimile: (512) 236-3216

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

        SECTION 8.11 SEVERABILITY. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

        SECTION 8.12 DEFINITIONS.

        (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

        "AFFILIATE" shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

        "AMTC AGREEMENTS" shall mean the AMTC Limited Partnership Agreement and that certain Joint Venture Agreement dated May 15, 2002, by and among the Company, Advanced Micro Devices, Inc. and Infineon Technologies AG.

        "AMTC-BAC WAIVERS" shall mean written waivers or other appropriate instruments sufficient to evidence that (i) the Company or the Surviving Corporation will not be expelled from the AMTC Partnership or the BAC Partnership solely as a result of the Transaction, (ii) none of the AMTC Agreements or BAC Agreements will be terminated solely as a result of the Transaction, and (iii) neither the AMTC Partnership nor the BAC Partnership will be dissolved solely as a result of the Transaction.

        "AMTC LIMITED PARTNERSHIP AGREEMENT" shall mean that certain Limited Partnership Agreement of Advanced Mask Technology Center GmbH & Co. KG, dated May 15, 2002, by and among the Company, Advanced Micro Devices, Inc., Infineon Technologies AG and Advanced Mask Technology Center Verwaltungs GmbH.

        "AMTC PARTNERSHIP" shall mean the partnership formed as "Advanced Mask Technology Center GmbH & Co. KG", pursuant to the AMTC Limited Partnership Agreement.

        "BAC AGREEMENT" shall mean that certain Limited Partnership Agreement of Maskhouse Building Administration GmbH & Co. KG, dated May 15, 2002, by and among the Company, Advanced Micro Devices, Inc., Infineon Technologies AG and Maskhouse Building Administration Verwaltungs GmbH.

        "BAC PARTNERSHIP" shall mean the partnership formed as "Maskhouse Building Administration GmbH & Co. KG", pursuant to the BAC Agreement.

        "BALANCE SHEET DATE" has the meaning set forth in Section 3.5(f).

        "BANKRUPTCY AND EQUITY EXCEPTION" has the meaning set forth in Section 3.3(a).

        "BUSINESS DAY" shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

        "CERTIFICATE OF MERGER" has the meaning set forth in Section 1.3.

        "CLOSING" has the meaning set forth in Section 1.1.

        "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, Code Section 4980B, and Sections 601 through 608 of ERISA, and the regulations thereunder.

        "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "COMPANY ACQUISITION AGREEMENT" has the meaning set forth in Section 5.3(c).

        "COMPANY BOARD RECOMMENDATION" has the meaning set forth in Section 3.3(b).

        "COMPANY CHARTER DOCUMENTS" shall mean the certificate of incorporation and by-laws of the Company.

        "COMPANY COMMON STOCK" has the meaning set forth in Section 2.1.

        "COMPANY DISCLOSURE SCHEDULE" has the meaning set forth in the preamble in Article III.

        "COMPANY PLANS" shall mean, collectively, (i) each "employee benefit plan", as defined in Section 3(3) of ERISA without regard to whether ERISA applies thereto; (ii) all other employee benefit plans, agreements, policies or arrangements or payroll practices; consulting, independent contractor, and leased employee agreements; all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation (including, without limitation, the Company Stock Plans), deferred compensation, change in control rights or benefits, termination or severance benefits, retention bonuses or other retention or salary continuation compensation, sick leave, vacation pay, stock purchase (including, without limitation, the Company's 1998 Employee Stock Purchase Plan), fringe benefits and perquisites (including without limitation, club memberships), medical, dental, and hospitalization benefits, life insurance, short-term and long-term disability benefits, educational assistance, rabbi trusts, Code Section 501(c)(9) trusts, Code Section 125 plans, multiple employer welfare plans or arrangements, and multiemployer welfare plans or arrangements; and (iii) all other written or formal plans, policies or practices or Contracts involving direct or indirect compensation or benefits (including any employment Contracts entered into between the Company or any Subsidiary and any employee of the Company or any Subsidiary currently or previously maintained, contributed to or entered into by the Company or any Subsidiary) under which the Company or any Subsidiary or any ERISA Affiliate of any of them has any post June 12, 1996, or present or future liability to make contributions to or provide any benefits under for or on behalf of the employees and/or former employees, officers, and directors (or any of their dependents) of the Company or any Subsidiary or Affiliate of the Company; provided, however, that the term "Company Plan" shall not include any Foreign Company Plan.

        "COMPANY POST-EMPLOYMENT PLAN" means any Company Plan providing for post-employment welfare benefits other than (x) a governmental plan (within the United States) to which contributions are mandatory, such as Social Security or Medicare, (y) a plan for which the sole post-employment benefit is required under COBRA or similar laws of any state within the United States, or (z) where all liabilities under such plan are fully the obligation of an insurer or other person unaffiliated with the Company or any Subsidiary or Affiliate of the Company.

        "COMPANY RIGHTS" has the meaning set forth in Section 3.2(b).

        "COMPANY RIGHTS PLAN" means the Rights Agreement, dated as of January 30, 2001, by and between the Company and Equiserve Trust Company, N.A., as amended by that certain Amendment No. 1 to the Rights Agreement, dated as of April 29, 2003, and Amendment No. 2 to the Rights Agreement, dated as of October 5, 2004, by and between the parties thereto.

        "COMPANY RIGHTS PLAN AMENDMENT" has the meaning set forth in Section
3.19.

        "COMPANY SEC DOCUMENTS" has the meaning set forth in Section 3.5(a).

        "COMPANY STOCK PLANS" shall mean all plans and agreements pursuant to which the Company has issued or awarded warrants or options to acquire shares of Company Common Stock or shares of restricted Company Common Stock, or other rights relating to the capital stock of the Company to any Person including, without limitation, the Company's Founders Stock Option Plan, Amended and Restated Stock Performance Plan, Amended 1997 Stock Option and Restricted Stock Plan, and the Director's Plan.

        "COMPANY STOCKHOLDER APPROVAL" has the meaning set forth in Section 3.3(d).

        "COMPANY STOCKHOLDERS MEETING" has the meaning set forth in Section 5.1(b).

        "COMPETITION LAWS" shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Agreement, dated September 26, 2003, between Parent and the Company (including the Mutual Non-Disclosure Agreement dated May 22, 2003 between Parent and the Company, the terms and conditions of which are incorporated therein by reference), as amended by that certain Amendment to Mutual Non-Disclosure Agreement dated October 5, 2004.

        "CONNECTICUT PROPERTY TRANSFER LAW" has the meaning set forth in Section 3.11(b).

        "CONTRACT" shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

        "CONVERTIBLE NOTES" shall mean the Company's convertible subordinated notes due May 15, 2008.

        "CSFB" has the meaning set forth in Section 3.16.

        "CT. DEP" has the meaning set forth in Section 3.11(b).

        "DEFINED BENEFIT PLAN" means a pension plan which provides benefits to employees of the Company or the Company's Subsidiaries or Affiliates derived from contributions by the Company or the Company's Subsidiaries or Affiliates, and which would, if such pension plan were subject to United States law, satisfy the definition of "defined benefit plan" under Code Section 414(j) or ERISA
Section 3(35).

        "DESIGNATED OFFICERS" shall mean each of the Persons listed on EXHIBIT
C.

        "DESIGNATED OFFICER AGREEMENTS" shall mean each of the employment agreements entered into, and to become effective at the Effective Time, by and between Merger Sub and each of the Designated Officers on terms and conditions reasonably satisfactory to Parent and such Designated Officer.

        "DIRECTOR'S PLAN" means the Second Amended and Restated Non-Employee Directors Stock Option Plan.

        "DNP PARTNERSHIP AGREEMENT" shall mean that certain Partnership Agreement, dated May 15, 2002, by and between the Company and DNP Holding (USA) Corp.

        "DGCL" has the meaning set forth in Section 1.1.

        "EFFECTIVE TIME" has the meaning set forth in Section 1.3.

        "EMPLOYEE STOCK PURCHASE PLAN" shall mean the Company's 1998 Employee Stock Purchase Plan.

        "ENVIRONMENTAL LAWS" shall mean all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. App. ss. 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 ET SEQ.), the Clean Water Act (33 U.S.C. ss. 1251 ET SEQ.), the Clean Air Act (42 U.S.C. ss. 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 ET SEQ.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. ss. 136 ET SEQ.), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 ET SEQ.), as each has been amended and the regulations promulgated pursuant thereto and all analogous state, local, regional, provincial, national or foreign laws and regulations.

        "ENVIRONMENTAL LIABILITIES" shall means with respect to any Person, without limitation, all liabilities, demands, obligations, responsibilities, suits, claims, remedial actions, losses, damages (including, without limitation, punitive damages, consequential damages or treble damages), costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation, feasibility or other environmental studies), fines, penalties, sanctions and interest incurred or arising under any Permit or Environmental Law or as a result of any environmental health or safety matter, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or otherwise.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA AFFILIATE" shall mean any entity which is a member of: (i) a "controlled group of corporations", as defined in Section 414(b) of the Code;
(ii) a group of entities under "common control", as defined in Section 414(c) of the Code; or (iii) an "affiliated service group", as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company or any Subsidiary.

        "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "EXON-FLORIO FILING" has the meaning set forth in Section 3.4.

        "EXPORT CONTROL REQUIREMENTS" shall mean those provisions of the United States Code governing the control of exports of products and technical data, export control regulations adopted thereunder by the Department of Commerce and the International Trafficking in Arms Regulations adopted thereunder by the Department of State.

        "FOREIGN ANTITRUST LAWS" has the meaning set forth in Section 3.4. "FOREIGN COMPANY PLAN" shall mean each employee benefit plan, policy, practice, arrangement, or agreement maintained primarily for the benefit of employees of, or other persons rendering services to, the Company and/or any of the Company's Subsidiaries or Affiliates substantially all of whom are (i) not citizens of the United States, and (ii) nonresidents of the United States or foreign nationals.

        "GAAP" shall mean generally accepted accounting principles in the United States.

        "GOVERNMENTAL AUTHORITY" shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

        "GOVERNMENTAL DAMAGES" shall mean (i) any penalties or fines paid by the Company or any of its Subsidiaries to a Governmental Authority or (ii) any restitution paid by the Company or any of its Subsidiaries to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of NOLO CONTENDERE) of the Company or any of its Subsidiaries of a crime or (y) settlement with a Governmental Authority for the purpose of closing a Governmental Investigation.

        "GOVERNMENTAL INVESTIGATION" shall mean an investigation by a Governmental Authority for the purpose of imposing criminal sanctions on the Company or any of its Subsidiaries.

        "HAZARDOUS MATERIALS" shall mean any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as "hazardous", "toxic", "pollutant", "contaminant", "radioactive" or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

        "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "INITIAL OUTSIDE DATE" has the meaning set forth in Section 7.1(b).

        "INTELLECTUAL PROPERTY" of any Person shall mean all intellectual property rights arising from or in respect of the following, whether protected, created or arising under any Law, including: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, "PATENTS"); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, "MARKS"); (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, "COPYRIGHTS"); and (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents.

        "INTELLECTUAL PROPERTY LICENSE" shall mean any grant to a Person of any right to use any Intellectual Property.

        "INTELLECTUAL PROPERTY RIGHTS" has the meaning set forth in Section 3.14(a).

        "JAPAN FOREIGN EXCHANGE LAW" shall mean the Foreign Exchange and Foreign Trade Law of Japan, as amended, and the rules and regulations promulgated thereunder.

        "JAPAN SECURITIES AND EXCHANGE LAW" shall mean the Securities and Exchange Law of Japan, as amended, including the rules and regulations promulgated thereunder, and the related rules and regulations of the stock exchanges in Japan and the Japan Securities Dealers Association.

        "KNOWLEDGE" of any Person that is not an individual shall mean, with respect to any matter in question, the actual knowledge of the Persons listed on EXHIBIT E hereto.

        "LAWS" shall mean all laws of any jurisdiction (whether local, state, provincial, regional, national, foreign or otherwise) (including common law and civil law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.

        "LIENS" shall mean all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the "BLUE SKY" laws of the various States of the United States), other than Permitted Liens.

        "MATERIAL ADVERSE EFFECT" shall mean any change, event, occurrence or state of facts which has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed singly or in the aggregate, to constitute or be considered in determining whether there exists a Material Adverse Effect: (a) any failure by the Company to meet projections, forecasts or analyst expectations for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, in each case in and of themselves and not intending to exclude from the definition of Material Adverse Effect any underlying reason for such failure; (b) any decrease in the market price of the Company Common Stock (but not any change or effect underlying such decrease to the extent that such change or effect would otherwise constitute a Material Adverse Effect); (c) any change, event, occurrence, state of facts or effect to the extent primarily resulting from or relating to any of the following: (i) the announcement of the transactions contemplated by, or compliance with the terms of, this Agreement; (ii) conditions, events or circumstances affecting the photomask industry, the U.S. economy as a whole or foreign economies in any locations where the Company has material operations or sales unless the Company is adversely affected in a materially disproportionate manner as compared other participants in the photomask industry; (iii) any declaration of war by or against, or an escalation of hostilities involving, or an act of terrorism against any country where the Company has material operations or sales unless the Company is adversely affected in a materially disproportionate manner as compared to other participants in the photomask industry; (iv) any change in accounting requirements or principles or any change in applicable Laws, in each case in and of themselves and not intending to exclude from the definition of Material Adverse Effect any underlying issues of the Company; (v) any litigation brought or threatened by stockholders of the Company (whether on behalf of the entity or otherwise) in respect of the announcement of this Agreement or the transactions contemplated thereby, including consummation of the Merger; (vi) any actions taken or announced by Parent or taken or announced by the Company at the prior written request or prior written direction of Parent, or any inaction or failures to act by Parent or by the Company at the prior written request or prior written direction of Parent; or (vii) the failure by Parent to comply with the terms of or to take actions required by this Agreement.

        "MATERIAL CONTRACTS" has the meaning set forth in Section 3.12(a).

        "MERGER CONSIDERATION" has the meaning set forth in Section 2.1(a).

        "MULTIEMPLOYER PLAN" shall mean (i) "multiemployer plan" as defined in
Section 3(37) of ERISA; and (ii) any employee benefit plan, in each case, to which the Company or any Subsidiary of the Company makes, or has made, contributions but which is not sponsored by the Company or any Subsidiary.

        "OPTIONS" shall have the meaning set forth in Section 2.6(a) and shall include options and warrants representing the right to acquire shares of Company Common

Stock, shares of Company Common Stock that are awarded and restricted pursuant to the terms of any Company Stock Plan, and other rights under any Company Stock Plan.

        "OUTSIDE DATE" has the meaning set forth in Section 7.1(b).

        "PAYING AGENT" has the meaning set forth in Section 2.2(a).

        "PBGC" shall mean the Pension Benefit Guaranty Corporation.

        "PERMITS" has the meaning set forth in Section 3.8(b).

        "PERMITTED LIENS" shall mean ((i) Liens for utilities and current Taxes that are not past due and delinquent, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's, lessor's, landlord's and other similar Liens arising or incurred in the ordinary course of business that are not past due and delinquent, (iii) Liens for Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (iv) easements, restrictive covenants, zoning restrictions, land use regulations, and similar encumbrances, impediments or restrictions against any of the Company's or its Subsidiaries' assets that do not materially interfere with the business of the Company and its Subsidiaries, (v) minor encroachments, irregularities and defects in title which do not materially interfere with the business of the Company and its Subsidiaries, (vi) Liens disclosed in the Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company as of the Balance Sheet Date; (vii) Liens upon deposits made in the ordinary course of business to secure performance (including, without limitation, security deposits for leases, indemnity bonds, surety bonds, and appeal bonds); (viii) Liens in favor of banking institutions arising by operation of law encumbering deposits (including the right of set off) held by such banking institutions; and (ix) Liens securing any indebtedness or other obligations under loan agreements, credit facilities, notes, deeds of trust, mortgages, security agreements, pledge agreements, and the like, described or referred to in Section 3.13(a) of the Disclosure Schedule, and any renewals or extensions thereof.

        "PERSON" shall mean an individual, a corporation, a limited liability company, a partnership, a joint venture, an association, a trust or any other entity, including a Governmental Authority.

        "POLICY" shall mean an insurance policy described in the first sentence of Section 3.15(a).

        "PROXY STATEMENT" has the meaning set forth in Section 3.4.

        "RELATED ENTITY" has the meaning set for in Section 3.1(b).

        "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

        "REPRESENTATIVES" shall mean, with respect to any Person, such Person's directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other such representatives.

        "RESTRAINT" shall mean any Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority.

        "SCHOTT AGREEMENTS" shall mean that certain Agreement for Sale and Purchase of Assets, dated March 31, 2002, by and among Schott Lithotec USA Corp., Schott Lithotec AG and the Company, and any amendments and supplements thereto, Limited Liability Company Operating Agreement of Blank Technology Center, LLC, dated March 31, 2002, entered into by and between the Company and Schott Lithotec USA Corp., and all amendments and supplements thereto, that certain Meiningen Technology Cooperation Agreement, dated March 31, 2002, entered into by and between the Company and Schott Lithotec AG and all amendments and supplements thereto, and related agreements.

        "SEC" shall mean the Securities and Exchange Commission.

        "SECTION 203" has the meaning set forth in Section 3.18.

        "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "SOX" shall mean the Sarbanes-Oxley Act of 2002.

        "STATE" and "STATE RESOURCES" has the meaning set forth in Article 87 of the Treaty establishing the European Community, having due regard to the past and future case law of the European Court of Justice and administrative practice of the European Commission. In particular, but not exclusively, State and State Resources shall include any central, regional or local government, any public authority or any private body established or appointed by the State to administer public funds.

        "STOCKHOLDERS VOTING AGREEMENT" has the meaning set forth in the Recitals to this Agreement.

        "SUBSIDIARY" when used with respect to any party, shall mean (i) any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP and (ii) any corporation, limited liability company, partnership, association, trust, joint venture or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned, directly or indirectly, by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party; PROVIDED, HOWEVER, that with respect to the Company, the BAC shall not be considered to be a Subsidiary.

        "SUBSIDIARY CHARTER DOCUMENTS" shall mean the certificates of incorporation and by-laws (or comparable organizational documents) of each of the Company's Subsidiaries.

        "SUPERIOR PROPOSAL" shall mean a bona fide written offer obtained not in breach of this Agreement or any standstill agreement to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, on terms and conditions which the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of national reputation) to be more favorable to the Company's stockholders from a financial point of view than the Transactions contemplated by this Agreement, taking into account at the time of determination all legal, financial and regulatory aspects of the proposal, the identity of the Person making such proposal, and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal in a timely manner (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

        "SURVIVING CORPORATION" has the meaning set forth in Section 1.1.

        "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any Person (other than Parent and its Affiliates) relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of all or a substantial part of the assets of the Company and its Subsidiaries (including securities of Subsidiaries), (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions), other than upon conversion of Convertible Notes, of 15% or more of any class of equity securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution (other than liquidation or dissolution of wholly-owned Subsidiaries of the Company) or similar transaction involving the Company or any Subsidiary (other than mergers, consolidations, business combinations or similar transactions involving solely the Company and/or one or more Subsidiaries of the Company).

        "TAXES" shall mean (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a), and (c) any transferee liability in respect of any items described in clauses (a) and/or (b) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law) or otherwise.

        "TAX RETURNS" shall mean any return, report, claim for refund, estimate, information return or statement, tax election or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "TERMINATION FEE" has the meaning set forth in Section 7.3(a).

        "TRANSACTIONS" refers collectively to this Agreement and the transactions contemplated hereby, including the Merger, and the transactions contemplated thereby.

        "TRANSITION AGREEMENT" has the meaning in the Recitals to this Agreement.

        SECTION 8.13 INTERPRETATION.

        (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE", "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "WITHOUT LIMITATION". The words "HEREOF", "HEREIN" and "HEREUNDER" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                  TOPPAN PRINTING CO., LTD.,
                                  a Japanese Corporation


                                  By:        /s/ NAOKI ADACHI
                                             -----------------------------------
                                  Name:      Naoki Adachi
                                  Title:     President and CEO


                                  TOPPAN CORPORATION,
                                  a Delaware corporation


                                  By:        /s/ SEISHI TANOUE
                                             -----------------------------------
                                  Name:      Seishi Tanoue
                                  Title:     President


                                  DUPONT PHOTOMASKS, INC.,
                                  a Delaware corporation


                                  By:        /s/ MARSHALL TURNER
                                             -----------------------------------
                                  Name:      Marshall Turner
                                  Title:     Chief Executive Officer


                               SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

                                                                         ANNEX B

                          STOCKHOLDERS VOTING AGREEMENT

                           DATED AS OF OCTOBER 5, 2004
                                      AMONG

                           TOPPAN PRINTING CO., LTD.,

                       E.I. DU PONT DE NEMOURS AND COMPANY

                                       AND

                   DUPONT CHEMICAL AND ENERGY OPERATIONS, INC.

                          STOCKHOLDERS VOTING AGREEMENT

        This STOCKHOLDERS VOTING AGREEMENT (this "AGREEMENT") is entered into as of October 5, 2004, by and among Toppan Printing Co., Ltd., a Japanese corporation ("TOPPAN"), E. I. du Pont de Nemours and Company, a Delaware corporation ("DUPONT"), and DuPont Chemical and Energy Operations, Inc., a Delaware corporation and wholly-owned subsidiary of DuPont ("DCEO", collectively with DuPont, the "STOCKHOLDERS").

                              W I T N E S S E T H:

        WHEREAS, as of the date hereof, each Stockholder "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition
of) and to vote (or to direct the voting of) the number of Subject Shares set forth opposite such Stockholder's name on SCHEDULE I hereto;

        WHEREAS, concurrently with the execution of this Agreement, Toppan, Toppan Corporation, a Delaware corporation and a wholly-owned subsidiary of Toppan ("MERGER SUB"), and DuPont Photomasks, Inc., a Delaware corporation (the "COMPANY"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Toppan (the "MERGER");

        WHEREAS, as a material inducement to enter into the Merger Agreement and to consummate the Merger, Toppan desires each Stockholder to agree, and each Stockholder is willing to agree, to vote the Subject Shares and any other such shares of capital stock of the Company acquired by such Stockholder so as to facilitate consummation of the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        Section 1.1 CAPITALIZED TERMS. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

        Section 1.2 OTHER DEFINITIONS. For purposes of this Agreement:

        (a) "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to each Stockholder, the term "Affiliate" shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

        (b) "Representative" means, with respect to any particular Person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representatives of such Person.

        (c) "Subject Shares" means, with respect to any particular Stockholder, (i) the number of shares of common stock, par value $0.01 per share (the "COMMON STOCK"), of the Company set forth opposite such Stockholder's name on SCHEDULE I hereto, including any other shares of Common Stock the voting power over which is acquired by such Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms and (ii) any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received as a result of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like.

                                   ARTICLE II
                     VOTING AGREEMENT AND IRREVOCABLE PROXY

        Section 2.1 AGREEMENT TO VOTE THE SUBJECT SHARES. Each Stockholder, in its capacity as such, hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the "VOTING PERIOD"), at any meeting (or any adjournment or postponement thereof) of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, such Stockholder shall vote (or cause its controlled Affiliates to vote) the Subject Shares (x) in favor of the adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, and (z) except with the written consent of Toppan, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (i) any Takeover Proposal; and (ii) (A) any change in the board of directors of the Company; (B) any amendment of the Company's certificate of incorporation or bylaws; or (C) any other action or proposal involving the Company or any of its Subsidiaries that, in the case of (A), (B) or (C), is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement; PROVIDED, HOWEVER, that nothing in this Agreement shall limit or affect any actions taken by any member of the board of directors of the Company nominated by, or appointed at the request of, any Stockholder solely in his or her capacity as a director of the Company. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

        Section 2.2 GRANT OF IRREVOCABLE PROXY. Each Stockholder hereby appoints any officer of Toppan and any designee of Toppan, and each of them individually, as such Stockholder's proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote or act by written consent during the Voting Period with respect the Subject Shares in accordance with SECTION 2.1. This proxy is given to secure the performance of the duties of each Stockholder under this Agreement. Each Stockholder shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

        Section 2.3 NATURE OF IRREVOCABLE PROXY. The proxy and power of attorney granted pursuant to SECTION 2.2 by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder with respect to the subject matter contemplated by SECTION 2.1. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

                                   ARTICLE III
                                    COVENANTS

        Section 3.1 GENERALLY.

                (a) NO TRANSFERS. Except for pledges in existence as of the date hereof, each Stockholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not, and it shall cause its controlled Affiliates not to, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "TRANSFER"), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement or the transactions contemplated by the Merger Agreement or which would make any representation or warranty of such Stockholder hereunder untrue or incorrect.

                (b) NO EXERCISE OF REGISTRATION RIGHTS. Each Stockholder agrees that it shall not, and it shall cause its controlled Affiliates not to, directly or indirectly, exercise any registration rights with respect to the Subject Shares, including, without limitation, the registration rights set forth that certain Registration Rights Agreement, dated December 31, 1995, by and among the Company and DCEO.

        Section 3.2 STANDSTILL OBLIGATIONS OF STOCKHOLDERS. Each Stockholder, jointly and severally, covenants and agrees with Toppan that during the Voting
Period:

        (a) Such Stockholder shall not, nor shall such Stockholder permit any controlled Affiliate of such Stockholder to, nor shall such Stockholder act in concert with or permit any controlled Affiliate to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of the Company vote in favor of the adoption of the Merger Agreement and otherwise as expressly provided by
Article II of this Agreement.

        (b) Such Stockholder shall not, nor shall such Stockholder permit any controlled Affiliate of such Stockholder to, nor shall such Stockholder act in concert with or permit any controlled p>Affiliate to act in concert with any Person to, deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any arrangement or agreement with any Person with respect to the voting of such shares of Common Stock, except as provided by
Article II of this Agreement.

        (c) Such Stockholder shall not, and shall direct its Representatives not to, solicit or initiate any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, any Person, other than Toppan, relating to any Takeover Proposal. Each Stockholder hereby represents that it is not currently engaged in any discussions or negotiations with any party other than Toppan with respect to any Takeover Proposal, and such Stockholder agrees not to participate in any such discussions or negotiations, except to the same extent permitted to the Company's Board of Directors by Section 5.3(a) of the Merger Agreement.

        (d) Notwithstanding any other provision of this Agreement, it is understood and agreed that DuPont has one representative on the Company's Board of Directors. Nothing in this Agreement shall require such Person to act (or refrain from acting) in any manner in respect of such Person's capacity as a director of the Company.

        Section 3.3 FURTHER ACTIONS. Each Stockholder hereby covenants and agrees to cooperate fully with Toppan and to execute and deliver any additional documents necessary or desirable and to take such further actions that in the reasonable opinion of Toppan may be necessary to carry out the intent of this Agreement.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

        Each Stockholder hereby represents and warrants, jointly and severally, to Toppan as follows:

        Section 4.1 DUE ORGANIZATION, ETC. Each Stockholder is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. Each Stockholder has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each Stockholder have been duly authorized by all necessary action on the part of such Stockholder.

        Section 4.2 OWNERSHIP OF SHARES. SCHEDULE I sets forth, opposite each Stockholder's name, the number of shares of Common Stock over which such Stockholder has record and beneficial ownership as of the date hereof. As of the date hereof, each Stockholder is the lawful owner of the shares of Common Stock denoted as being owned by such Stockholder on SCHEDULE I and has the sole power to vote (or cause to be voted) such shares of Common Stock. Other than pursuant to the Rights Agreement, dated as of January 30, 2001, between the Company and EquiServe Trust Company, N.A., as amended, no Stockholder or any Affiliate of a Stockholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. Each Stockholder has good and valid title to the Subject Shares, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement or as could not reasonably be expected to impair any Stockholder's ability to perform its obligations under this Agreement.

        Section 4.3 NO CONFLICTS. (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by any Stockholder and the consummation by any Stockholder of the transactions contemplated hereby and (ii) the execution and delivery of this Agreement by any Stockholder, the consummation by any Stockholder of the transactions contemplated hereby or compliance by any Stockholder with any of the provisions hereof shall not (A) conflict with or result in any breach of the organizational documents of any Stockholder, (B) result in, or give rise to, a violation or breach of or a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on or otherwise affecting any of the Subject Shares pursuant to, any of the terms of any material contract, understanding, agreement or other instrument or obligation to which any Stockholder is a party or by which any Stockholder or any of the Subject Shares may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair any Stockholder's ability to perform its obligations under this Agreement.

        Section 4.4 ENFORCEABILITY. This Agreement has been duly executed and delivered by each Stockholder and assuming the due authorization, execution and delivery by Toppan, constitutes the legal, valid and binding obligations of each Stockholder, enforceable against each Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        Section 4.5 CONTINUOUS WARRANTY. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Expiration Date (as defined in Section 6.1) and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

        Section 4.6 RELIANCE BY TOPPAN. Each Stockholder understands and acknowledges that Toppan is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF TOPPAN

        Toppan hereby represents and warrants to the Stockholders as follows:

        Section 5.1 DUE ORGANIZATION, ETC. Toppan is a company duly organized and validly existing under the laws of Japan. Toppan has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Toppan have been duly authorized by all necessary action on the part of Toppan.

        Section 5.2 CONFLICTS. (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Toppan and the consummation by Toppan of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Toppan, the consummation by Toppan of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Toppan, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Toppan is a party or by which Toppan or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair Toppan's ability to perform its obligations under this Agreement.

        Section 5.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by Toppan and assuming the due authorization, execution and delivery by the Stockholders, constitutes the legal, valid and binding obligations of Toppan, enforceable against Toppan in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        Section 5.4 RELIANCE BY STOCKHOLDERS. Toppan understands and acknowledges that the Stockholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Toppan.

                                   ARTICLE VI
                                   TERMINATION

        Section 6.1 TERMINATION. This Agreement shall terminate, and none of Toppan or any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Toppan and DuPont, (ii) the effective time of the Merger, (iii) the date of termination of the Merger Agreement in accordance with its terms, or (iv) the date of any amendment to the Merger Agreement, without the consent of the Company's stockholders, that has the effect of reducing the cash portion of the Merger Consideration to an amount less than $27 per share (appropriately adjusted for any stock splits, stock dividends and the like) (the "EXPIRATION DATE"); PROVIDED, HOWEVER, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement. Notwithstanding the foregoing, SECTIONS 7.3, 7.4, 7.7 AND 7.13, inclusive, of this Agreement shall survive the termination of this Agreement.

                                   ARTICLE VII
                                  MISCELLANEOUS

        Section 7.1 APPRAISAL RIGHTS. To the extent permitted by applicable law, each Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, dissenters' rights or similar rights that such Stockholder may have in connection with the Merger. Each Stockholder shall cause to be irrevocably and unconditionally waived any such rights that any Affiliate of such Stockholder may have in connection with the Merger.

        Section 7.2 GOVERNMENTAL FILINGS. Each Stockholder hereby permits Toppan to file a copy of this Agreement with, and summarize its contents in, all necessary filings with any governmental agency or organization.

        Section 7.3 INDEMNIFICATION. Without in any way limiting any of the rights or remedies otherwise available to Toppan and Toppan's Affiliates, each Stockholder shall, jointly and severally, hold harmless and indemnify Toppan and Toppan's Affiliates from and against, and shall compensate and reimburse Toppan and Toppan's Affiliates for, any loss, damage, injury, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, cost or expense of any nature (whether or not relating to a third party claim) which is directly or indirectly suffered or incurred at any time by Toppan or any of Toppan's Affiliates, or to which Toppan or any of Toppan's Affiliates otherwise becomes subject, and that arises from, or relates to, any material inaccuracy in or material breach of any representation, warranty, covenant, restriction or obligation of such Stockholder contained in this Agreement.

        Section 7.4 FEES AND EXPENSES. Each of the parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement.

        Section 7.5 AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

        Section 7.6 SPECIFIC PERFORMANCE. The parties hereto acknowledge that Toppan will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholders set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Toppan upon any such violation, Toppan shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Toppan at law or in equity.

        Section 7.7 NOTICES. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (with confirmation) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

        If to Toppan or Merger Sub, addressed to:

                 Toppan Printing Co., Ltd.
                 1 Kanda Izumi-cho,
                 Chiyoda-ku, Tokyo 101-0024
                 Japan
                 Fax: +81.3.3835.1447
                 Attn: General Manager of Legal Department

        with a copy to:

                 Squire, Sanders & Dempsey L.L.P.
                 Ebisu Prime Squire Tower, 16F
                 1-1-39 Hiroo
                 Shibuya-ku, Tokyo 150-0012
                 Japan
                 Fax: +81.3.5774.1818
                 Attn: Stephen E. Chelberg

        If to Stockholders, addressed to:

                 E. I. du Pont de Nemours and Company
                 1007 Market Street
                 Wilmington, Delaware 19898
                 Fax: (302) 774-7869
                 Attn: Treasurer

        with a copy to:

                 E. I. du Pont de Nemours and Company
                 1007 Market Street
                 Wilmington, Delaware 19898
                 Fax: (302) 774-4031
                 Attn: Corporate Secretary

        Section 7.8 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section 7.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        Section 7.10 ENTIRE AGREEMENT. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

        Section 7.11 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties, except that each of Toppan and Merger Sub may assign and transfer its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Toppan.

        Section 7.12 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 7.13 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF TRIAL BY JURY.

        (a) This Agreement and any disputes arising from or relating thereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

        (b) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceedings arising out of or related to this Agreement or the Transactions.

        (c) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Chancery Court located in the City of Wilmington, State of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Chancery Court located in the City of Wilmington, State of Delaware, and such court shall serve as the exclusive venue for the resolution of all disputes arising out of our related to this Agreement and the Transactions.

        Section 7.14 COUNTERPARTS. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, Toppan and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

                                   Toppan Printing Co., Ltd.,
                                   a Japanese corporation

                                   By:   /s/ Naoki Adachi
                                        ----------------------------------------
                                         Name: Naoki Adachi
                                         Title: President and CEO

                                   E. I. du Pont de Nemours and Company,
                                   a Delaware corporation

                                   By:   /s/ John P. Jessup
                                        ----------------------------------------
                                         Name: John P. Jessup
                                         Title: Vice President and Treasurer

                                   DuPont Chemical and Energy Operations, Inc., a Delaware corporation

                                   By:   /s/ A. Lloyd Adams
                                        ----------------------------------------
                                         Name: A. Lloyd Adams
                                         Title: Vice President and Assistant
                                         Treasurer

                              [SIGNATURE PAGE TO STOCKHOLDERS VOTING AGREEMENT]


                                                    SCHEDULE I

                                             OWNERSHIP OF COMMON STOCK

NAME AND ADDRESS OF STOCKHOLDER                                                      NUMBER OF SHARES
-------------------------------                                                    ---------------------
E. I. du Pont de Nemours and Company (1).........................................
1007 Market Street
Wilmington, Delaware 19898                                                                          0*
DuPont Chemical and Energy Operations, Inc.......................................
1007 Market Street
Wilmington, Delaware 19898                                                                   3,629,272

----------------------------

*       DuPont does not directly own any shares of the Company, but is deemed to be the beneficial owner of all the Company shares owned by DCEO.





                                                       B-11

Board of Directors
DuPont Photomasks, Inc.
October 4, 2004
Page 1

                                                                         ANNEX C

                 [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]

October 4, 2004

Board of Directors
DuPont Photomasks, Inc.
131 Old Settlers Boulevard
Round Rock, Texas 78664

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share ("DuPont Photomasks Common Stock"), of DuPont Photomasks, Inc. ("DuPont Photomasks"), other than affiliates of DuPont Photomasks, of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") to be entered into among Toppan Printing Co., Ltd. ("Toppan"), Toppan Corporation, a wholly owned subsidiary of Toppan ("Merger Sub"), and DuPont Photomasks. The Merger Agreement provides for, among other things, the merger (the "Merger") of Merger Sub with and into DuPont Photomasks pursuant to which DuPont Photomasks will become a wholly owned subsidiary of Toppan and each outstanding share of DuPont Photomasks Common Stock will be converted into the right to receive $27.00 in cash (the "Merger Consideration").

In arriving at our opinion, we have reviewed a form of the Merger Agreement provided to us on October 3, 2004 and certain related documents as well as certain publicly available business and financial information relating to DuPont Photomasks. We also have reviewed certain other information relating to DuPont Photomasks, including financial forecasts, provided to or discussed with us by DuPont Photomasks, and have met with the management of DuPont Photomasks to discuss the business and prospects of DuPont Photomasks. We also have considered certain financial and stock market data of DuPont Photomasks and have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of DuPont Photomasks. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for DuPont Photomasks which we have reviewed, we have been advised, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of DuPont Photomasks as to the future financial performance of DuPont Photomasks. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on DuPont Photomasks or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement reviewed by us without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DuPont Photomasks, nor have we been furnished with any such evaluations or appraisals. Representatives of DuPont Photomasks have advised us, and we have assumed, that the Merger Agreement, when executed, will conform to the form reviewed by us in all respects material to our analyses. Our opinion is necessarily based upon information made available to us as of the date hereof, and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the

Board of Directors
DuPont Photomasks, Inc.
October 4, 2004
Page 2


relative merits of the Merger as compared to other business strategies or transactions that might be available to DuPont Photomasks, nor does it address the underlying business decision of DuPont Photomasks to proceed with the Merger. We were not requested to, and we did not, solicit third party indications of interest in acquiring DuPont Photomasks.

We have acted as financial advisor to DuPont Photomasks in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We also will receive a fee upon rendering this opinion. We and our affiliates in the past have provided to DuPont Photomasks, and in the past have provided and in the future may provide to Toppan, financial and investment banking services unrelated to the proposed Merger, for which services we and our affiliates have received, and would expect to receive, compensation. We and our affiliates also in the past have provided, currently are providing, and in the future may provide, financial and investment banking services unrelated to the proposed Merger to E.I. du Pont de Nemours and Company, an affiliate of DuPont Photomasks, for which services we and our affiliates have received, and expect to receive, compensation. In the ordinary course of our business, we and our affiliates may actively trade the securities of DuPont Photomasks, Toppan and their respective affiliates for our and our affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of DuPont Photomasks in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of DuPont Photomasks Common Stock, other than affiliates of DuPont Photomasks, is fair to such holders, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

                                                                         ANNEX D

               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

        262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court oF Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "STOCKHOLDER" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 aNd 264 of this title to accept for such stock anything except:

                a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rightS shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

        (d)     Appraisal rights shall be perfected as follows:

                (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; PROVIDED, HOWEVER, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the

Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); PROVIDED, HOWEVER, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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ANNEX E











          [DUPCM - DUPONT PHOTOMASKS, INC. SPECIAL MEETING][FILE NAME: ZDUPS1.ELX][VERSION - (4)][02/24/05][ORIG. 01/06/05]

                                                             DETACH HERE                                                      ZDUPS2


                                                                PROXY

                                                       DUPONT PHOTOMASKS, INC.

                                              PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                                     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Satish Rishi and James W. Boeckman, or any one or more of them, with full power of substitution, the attorneys and proxies for the undersigned to vote the shares of common stock of DuPont Photomasks, Inc., a
Delaware corporation, held of record by the undersigned at the close of business on Wednesday, February 23, 2005, at the special meeting of stockholders of the company to be held at Austin Marriott North, 2600 La Frontera Blvd., Round Rock, Texas 78681, on
Monday, March 28, 2005 at 10:00 a.m. local time, and at any adjournment or postponements thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given.

        THIS PROXY IS TO BE VOTED AS DIRECTED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED ACCORDING TO THE RECOMMENDATIONS
OF THE BOARD OF DIRECTORS INDICATED ON THE REVERSE SIDE AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS FOR ANY OTHER MATTERS
THAT PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

        YOU ARE URGED TO SIGN AND RETURN YOUR PROXY WITHOUT DELAY IN THE RETURN ENVELOPE PROVIDED FOR THAT PURPOSE, WHICH REQUIRES
NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA.

-------------------------                                                                                    -----------------------
    SEE REVERSE SIDE                           CONTINUED AND TO BE SIGNED ON REVERSE SIDE                         SEE REVERSE SIDE
-------------------------                                                                                    -----------------------

                                                                E-1
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
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

DUPONT PHOTOMASKS

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694
















          [DUPCM - DUPONT PHOTOMASKS, INC. SPECIAL MEETING][FILE NAME: ZDUPS1.ELX][VERSION - (4)][02/24/05][ORIG. 01/06/05]

                                                             DETACH HERE                                                      ZDUPS2

  |X|  PLEASE MARK
       VOTES AS IN
       THIS EXAMPLE.

---------------------------------------------                                      THE BOARD OF DIRECTORS RECOMMENDS THAT THE
          DUPONT PHOTOMASKS, INC.                                                  STOCKHOLDERS VOTE FOR THE ADOPTION OF THE
---------------------------------------------                                      AGREEMENT AND PLAN OF MERGER AND THE OTHER
                                                                                   PROPOSALS.


                                                                                                         FOR    AGAINST   ABSTAIN
1.      To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of
        October 5, 2004, by and among Toppan Printing Co., Ltd., a Japanese corporation, Toppan          [ ]      [ ]       [ ]
        Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Toppan Printing
        Co., Ltd., and DuPont Photomasks, Inc., a Delaware corporation, as such may be amended from time to time.

2.      To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting proxies to vote in favor of the adoption of the merger agreement.

3.      To transact such other business as may properly come before the special meeting or any adjournment thereof In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                                                                                   When signing this proxy, please date it and take
                                                                                   care to have the signature conform to the
                                                                                   stockholder's name as it appears on this side of
                                                                                   the proxy. If shares are registered in the names
                                                                                   of two or more persons, each person should sign.
                                                                                   Executors, administrators, trustees and
                                                                                   guardians should so indicate when signing.

                                                                                   PLEASE SEND IN YOUR PROXY.

                                                                                   In order that there may be proper representation
                                                                                   at the special meeting, each stockholder,
                                                                                   whether he or she owns one or more shares, is
                                                                                   requested to sign this proxy and return it
                                                                                   promptly in the enclosed envelope.

Signature:                                  Date:                Signature:                                     Date:
           --------------------------------      --------------            ------------------------------------      ---------------

                                                                E-2
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